                                                      Registration No. 33-64087
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         -----------------------------

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                         -----------------------------

                          BOATMEN'S BANCSHARES, INC.
            (Exact name of Registrant as specified in its charter)

   MISSOURI                       6712                  43-0672260
(State or other             (Primary Standard          (IRS Employer
jurisdiction of             Industrial                 Identification
incorporation               Classification             Number)
or organization)            Code Number)

                              One Boatmen's Plaza
                               800 Market Street
                          St. Louis, Missouri  63101
                                (314) 466-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         -----------------------------

                               JAMES W. KIENKER
             Executive Vice President and Chief Financial Officer
                          Boatmen's Bancshares, Inc.
                              One Boatmen's Plaza
                               800 Market Street
                          St. Louis, Missouri  63101
                                (314) 466-7718
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -----------------------------

                                  Copies to:

Thomas C. Erb, Esq.                                William J. Rainey, Esq.
Lewis, Rice & Fingersh, L.C.                       Fourth Financial Corporation
500 N. Broadway, Suite 2000                        Post Office Box 4
St. Louis, Missouri  63102                         100 North Broadway
(314) 444-7600                                     Wichita, Kansas  67201
                                                   (316) 261-4312


Benjamin C. Langel, Esq.                           Francis J. Aquila, Esq.
Foulston & Siefkin L.L.P.                          Sullivan & Cromwell
700 Fourth Financial Center                        125 Broad Street
Broadway at Douglas                                New York, New York 10004
Wichita, Kansas 67202                              (212) 558-4000
(316) 267-6371

                         -----------------------------

                 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                     SALE OF THE SECURITIES TO THE PUBLIC:

     AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION
       STATEMENT AND THE EFFECTIVE TIME OF THE MERGER DESCRIBED IN THE
      ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS. IF THE SECURITIES BEING
       REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE
         FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH
              GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [_]

                         -----------------------------


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                                    BOATMEN'S BANCSHARES, INC.

                                                CROSS REFERENCE SHEET TO PROSPECTUS

        FORM S-4 HEADING                                                                 PROSPECTUS LOCATION
------------------------------------------------------------------------------------------------------------------------------------
1.   Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus...............................    Forepart of Registration Statement and Outside Front Cover Page of
                                                                Prospectus

2.   Inside Front and Outside Back Cover Pages of
     Prospectus.............................................    Inside Front and Outside Back Cover Pages of Prospectus; Table of
                                                                Contents; Available Information; Merger

3.   Risk Factors, Ratio of Earnings to Fixed Charges and
     Other Information......................................    Summary Information

4.   Terms of the Transaction...............................    Summary Information; Merger; Description of Boatmen's Capital Stock;
                                                                Comparison of Shareholder Rights; Appendices A, B, C and D

5.   Pro Forma Financial Information........................    Selected Financial Data; Pro Forma Financial Data

6.   Material Contacts with the Company Being Acquired......    Summary Information; Merger

7.   Additional Information Required for Reoffering by
     Persons and Parties Deemed to Be Underwriters..........    *

8.   Interests of Named Experts and Counsel.................    Merger; Legal Opinion; Experts

9.   Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities.........................    *

10.  Information with Respect to S-3 Registrants............    Incorporation of Certain Documents by Reference; Summary
                                                                Information; Selected Financial Data; Parties; Recent Developments;
                                                                Merger

11.  Incorporation of Certain Information by Reference......    Incorporation of Certain Documents by Reference

12.  Information with Respect to S-2 or S-3 Registrants.....    *

13.  Incorporation of Certain Information by Reference......    *

--------------------------------
*Indicates item not applicable

        FORM S-4 HEADING                                                                 PROSPECTUS LOCATION
------------------------------------------------------------------------------------------------------------------------------------
14.  Information with Respect to Registrants Other than S-2
     or S-3 Registrants.....................................    *

15.  Information with Respect to S-3 Companies..............    Incorporation of Certain Documents by Reference; Summary
                                                                Information; Selected Financial Data; Parties; Recent Developments;
                                                                Merger

16.  Information with Respect to S-2 or S-3 Companies.......    *

17.  Information with Respect to Companies Other than S-2
     or S-3 Companies.......................................    *

18.  Information if Proxies, Consents or Authorizations
     are to be Solicited....................................    Incorporation of Certain Documents By Reference; Summary
                                                                Information; Boatmen's Meeting; Fourth Financial Meeting; Merger;
                                                                Shareholder Proposals

19.  Information if Proxies, Consents or Authorizations are
     not to be Solicited in an Exchange Offer...............    *

--------------------------------
*Indicates item not applicable

  This Registration Statement contains the Joint Proxy Statement/Prospectus which will be delivered to the shareholders of Boatmen's Bancshares, Inc. and to the shareholders of Fourth Financial Corporation in connection with their respective Special Meetings to vote upon the transaction described in the Joint Proxy Statement/Prospectus. The letter to shareholders of Boatmen's Bancshares, Inc. and the Notice of the Special Meeting of the shareholders of Boatmen's Bancshares, Inc. will be pages one and two, respectively, of the Joint Proxy Statement/Prospectus to be delivered to shareholders of Boatmen's Bancshares, Inc. in connection with the Special Meeting of shareholders of Boatmen's Bancshares, Inc. The letter to shareholders of Fourth Financial Corporation and the Notice of the Special Meeting of the shareholders of Fourth Financial Corporation will be pages one and two, respectively, of the Joint Proxy Statement/Prospectus to be delivered to the shareholders of Fourth Financial Corporation in connection with the Special Meeting of shareholders of Fourth Financial Corporation.

                 [On letterhead of Boatmen's Bancshares, Inc.]


                                                         November 13, 1995

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Boatmen's Meeting") of Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), to be held on December 12, 1995. The Boatmen's Meeting will be held at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, commencing at 10:00 a.m., local time.

  At the Boatmen's Meeting, you will be asked to consider and vote upon a proposal to issue shares of Common Stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") and 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share, of Boatmen's (the "Boatmen's New Preferred") to shareholders of Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), pursuant to the terms of an Agreement and Plan of Merger dated August 25, 1995 (the "Merger Agreement"), among Fourth Financial, Boatmen's and Acquisition Sub, Inc., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), pursuant to which Fourth Financial will merge (the "Merger") with and into Acquisition Sub.

  If the Merger is approved and consummated, (i) each issued and outstanding share of Common Stock, par value $5.00 per share, of Fourth Financial will be converted into the right to receive 1 share of Boatmen's Common, and (ii) each issued and outstanding share of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation preference $400 per share, of Fourth Financial (the "Fourth Financial Preferred") will be converted into 1 share of Boatmen's New Preferred having substantially the same rights and preferences as the Fourth Financial Preferred (and, as a result, each depositary share representing a 1/16 interest in a share of Fourth Financial Preferred will be converted into the right to receive a depositary share representing a 1/16 interest in a share of Boatmen's New Preferred).

  Upon consummation of this transaction, Boatmen's will be among the 25 largest banking organizations in the United States (based on total assets), with the leading deposit market share in five states -- Missouri, Kansas, Oklahoma, Arkansas and New Mexico -- and an extensive network of more than 650 retail offices and 1,350 ATMs throughout nine states. After the Merger, we believe that Boatmen's will be better-positioned to meet the competitive challenges of the rapidly restructuring financial services industry in the United States.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MATTERS TO BE CONSIDERED AT THE BOATMEN'S MEETING.

  Shareholders are urged to read carefully the accompanying Joint Proxy Statement/Prospectus which contains detailed information concerning the matters to be considered at the Boatmen's Meeting.

  Your participation in the Boatmen's Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. If you attend the Boatmen's Meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

                             Sincerely,



                             Andrew B. Craig, III
                             Chairman of the Board and Chief Executive Officer

                          BOATMEN'S BANCSHARES, INC.
                            A MISSOURI CORPORATION

                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 12, 1995
                   -----------------------------------------


   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Boatmen's Meeting") of Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), will be held on December 12, 1995, at 10:00 a.m., local time, at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, for the following purpose:

   To consider and vote upon a proposal to approve the issuance of shares of Common Stock, par value $1.00 per share, of Boatmen's and 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share, of Boatmen's to the shareholders of Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated August 25, 1995, among Fourth Financial, Boatmen's and Acquisition Sub, Inc., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), pursuant to which Fourth Financial will be merged with and into Acquisition Sub, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the accompanying Joint Proxy Statement/Prospectus.

   A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

   The Board of Directors of Boatmen's has fixed the close of business on October 23, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the Boatmen's Meeting or at any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS OF BOATMEN'S UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" THE ABOVE-MENTIONED ISSUANCE OF BOATMEN'S COMMON STOCK AND BOATMEN'S 7% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A.

   EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE BOATMEN'S MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid Boatmen's in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event the shareholder attends the Boatmen's Meeting.

                             By Order of the Board of Directors



                             David L. Foulk
                             Secretary

St. Louis, Missouri

November 13, 1995

                [On letterhead of Fourth Financial Corporation]


                                                         November 13, 1995

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Fourth Financial Meeting") of Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), to be held on December 12, 1995. The Fourth Financial Meeting will be held in the auditorium on the Lower Level of the Fourth Financial Center, at 100 North Broadway, Wichita, Kansas 67201, commencing at 10:00 a.m., local time.

  At the Fourth Financial Meeting, holders of Common Stock, par value $5.00 per share, (the "Fourth Financial Common") of Fourth Financial will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger dated August 25, 1995 (the "Merger Agreement"), among Fourth Financial, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Acquisition Sub, Inc., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), pursuant to which Fourth Financial will merge (the "Merger") with and into Acquisition Sub.

  If the Merger is approved and consummated, (i) each issued and outstanding share of Fourth Financial Common will be converted into the right to receive 1 share of Common Stock, par value $1.00 per share, of Boatmen's, and (ii) each issued and outstanding share of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation preference $400 per share, of Fourth Financial (the "Fourth Financial Preferred") will be converted into 1 share of 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share, of Boatmen's having substantially the same rights and preferences as the Fourth Financial Preferred (the "Boatmen's New Preferred") (and, as a result, each depositary share representing a 1/16 interest in a share of Fourth Financial Preferred will be converted into the right to receive a depositary share representing a 1/16 interest in a share of Boatmen's New Preferred).

  Holders of Fourth Financial Preferred (and depositary shares representing an interest therein) are receiving a copy of the accompanying Joint Proxy Statement/Prospectus, but proxies are not being solicited from such holders and such holders are not entitled to vote at the Fourth Financial Meeting.

  Your Board of Directors submits the proposed Merger to you after careful review and consideration. Upon consummation of the Merger, the combined organization will be among 25 largest banking organizations in the United States (based on total assets), with the leading deposit market share in five states -- Missouri, Kansas, Oklahoma, Arkansas and New Mexico -- and an extensive network of more than 650 retail offices and 1,350 ATMs throughout nine states, thus increasing Fourth Financial's geographic diversity. In addition, we believe that the proposed Merger will provide significant value to all shareholders, enabling shareholders of Fourth Financial to participate in the expanded opportunities for growth that association with a larger, more geographically-diversified super-regional financial organization makes possible. We are confident that the combined organization and its shareholders will be well positioned to take advantage of future opportunities as the banking industry continues to consolidate and restructure.

  YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FOURTH FINANCIAL COMMON STOCK VOTE IN FAVOR OF THE MERGER AT THE FOURTH FINANCIAL MEETING.

  Shareholders are urged to read carefully the accompanying Joint Proxy Statement/Prospectus which contains detailed information concerning the matters to be considered at the Fourth Financial Meeting.

  Your participation in the Fourth Financial Meeting, in person or by proxy, is important. Therefore, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. If you attend the Fourth Financial Meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card.

                                       Sincerely,


                                       Darrell G. Knudson
                                       Chairman of the Board, President
                                         and Chief Executive Officer

                       IV  FOURTH FINANCIAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON DECEMBER 12, 1995



   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Fourth Financial Meeting") of Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), will be held on December 12, 1995, at 10:00 a.m., local time, in the auditorium on the Lower Level of the Fourth Financial Center, at 100 North Broadway, Wichita, Kansas 67201, for the following purpose:

   To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated August 25, 1995, among Fourth Financial, Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), and Acquisition Sub, Inc., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), and the consummation of the transactions contemplated thereby, pursuant to which Fourth Financial will be merged (the "Merger") with and into Acquisition Sub, upon the terms and subject to the conditions set forth in the Merger Agreement, as are more fully described in the accompanying Joint Proxy Statement/Prospectus.

   A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

   The Board of Directors of Fourth Financial has fixed the close of business on October 23, 1995, as the record date for determination of shareholders entitled to notice of and to vote at the Fourth Financial Meeting or at any adjournments or postponements thereof.

   THE BOARD OF DIRECTORS OF FOURTH FINANCIAL HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTEREST OF, ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

   EACH SHAREHOLDER IS URGED TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE FOURTH FINANCIAL MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid Fourth Financial in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event the shareholder attends the Fourth Financial Meeting.

                                  By Order of the Board of Directors


                                  William J. Rainey
                                  Secretary

Wichita, Kansas

November 13, 1995

[BOATMEN'S BANCSHARES, INC. LOGO]          [FOURTH FINANCIAL CORPORATION LOGO]

      PROXY STATEMENT                                PROXY STATEMENT
            FOR                                           FOR
 BOATMEN'S BANCSHARES, INC.                    FOURTH FINANCIAL CORPORATION


                                  PROSPECTUS
                                      OF
                          BOATMEN'S BANCSHARES, INC.


  This Joint Proxy Statement/Prospectus relates to the proposed acquisition of Fourth Financial Corporation, a Kansas corporation ("Fourth Financial"), by Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), by means of the merger (the "Merger") of Fourth Financial with and into Acquisition Sub, Inc., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated August 25, 1995, among Fourth Financial, Boatmen's and Acquisition Sub. The Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Boatmen's (the "Boatmen's Board") to be used at the Special Meeting of Shareholders (the "Boatmen's Meeting") of Boatmen's to be held on December 12, 1995. At the Boatmen's Meeting, holders of the common stock, par value $1.00 per share, of Boatmen's (the "Boatmen's Common") and 7% Cumulative Redeemable Preferred Stock, Series B, stated value $100 per share (the "Boatmen's Series B Preferred"; together with the Boatmen's Common, the "Boatmen's Voting Stock") will consider and vote upon the issuance of shares of Boatmen's Common and Boatmen's New Preferred (as such term is hereafter defined) to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. See "BOATMEN'S MEETING."

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      -----------------------------------

THE SHARES OF BOATMEN'S COMMON AND BOATMEN'S NEW PREFERRED OFFERED   HEREBY ARE
          NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY
            BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
           FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE
                    FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                      -----------------------------------

    THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOVEMBER 13, 1995.

(continued on next page)

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Fourth Financial (the "Fourth Financial Board") to be used at the Special Meeting of Shareholders (the "Fourth Financial Meeting") of Fourth Financial to be held on December 12, 1995. At the Fourth Financial Meeting, holders of the common stock, par value $5.00 per share, of Fourth Financial (the "Fourth Financial Common") will consider and vote upon a proposal to adopt the Merger Agreement. Copies of this Joint Proxy Statement/Prospectus are being furnished by Fourth Financial to the holders of shares of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation preference $400 per share, of Fourth Financial (the "Fourth Financial Preferred"), including the holders of depositary shares each representing a 1/16 interest in a share of Fourth Financial Preferred (the "Fourth Financial Preferred Depositary Shares"), but proxies are not being solicited from such holders and such holders are not entitled to vote at the Fourth Financial Meeting. See "FOURTH FINANCIAL MEETING."

  Pursuant to the Merger Agreement and in connection with the Merger, (i) each issued and outstanding share of Fourth Financial Common, other than shares held in the treasury of Fourth Financial or by Fourth Financial or its subsidiaries (except shares held by Fourth Financial or its subsidiaries in a fiduciary capacity or in respect of a debt previously contracted), will be converted into the right to receive 1 share of Boatmen's Common, including the associated preferred share purchase rights and cash in lieu of fractional shares (the "Common Exchange Ratio"), and (ii) each issued and outstanding share of Fourth Financial Preferred (except for shares as to which appraisal rights are perfected) will be converted into the right to receive 1 share of 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share, (the "Boatmen's New Preferred") of Boatmen's (the "Preferred Exchange Ratio") having substantially the same rights and preferences as the Fourth Financial Preferred (and, as a result, each Fourth Financial Depositary Share will be converted into the right to a depositary share representing a 1/16 interest in a share of Boatmen's New Preferred (a "Boatmen's New Preferred Depositary Share"). See "MERGER--Merger Consideration" and "DESCRIPTION OF BOATMEN'S CAPITAL STOCK--Boatmen's New Preferred" and "-- Boatmen's New Preferred Depositary Shares."

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of Boatmen's, filed as part of the Registration Statement (as such term is hereafter defined under "AVAILABLE INFORMATION"), covering a maximum of 29,300,812 shares of Boatmen's Common, 248,379 shares of Boatmen's New Preferred and 3,974,060 Boatmen's New Preferred Depositary Shares, representing shares to be issued to shareholders of Fourth Financial in connection with the Merger.

  The issued and outstanding shares of Boatmen's Common are, and the shares of Boatmen's Common and Boatmen's New Preferred Depositary Shares to be issued in connection with the Merger will be, included for quotation on the Nasdaq Stock Market's National Market ("Nasdaq"). The last reported sale prices of a share of Boatmen's Common, Fourth Financial Common and Fourth Financial Preferred
Depositary Shares on Nasdaq on            , 1995, were $          , $
and $          , respectively.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy for use in connection with the Boatmen's Meeting are first being mailed to shareholders of Boatmen's on or about November 13, 1995, and this Joint Proxy Statement/Prospectus and the accompanying form of proxy for use in connection with the Fourth Financial Meeting are first being mailed to shareholders of Fourth Financial on or about November 13, 1995.

                                                        (continued on next page)

  Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof at the Boatmen's Meeting or the Fourth Financial Meeting, as the case may be. See "BOATMEN'S MEETING--Voting and Revocation of Proxies" and "FOURTH FINANCIAL MEETING--Voting and Revocation of Proxies." Holders of Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares will be entitled to appraisal rights in connection with the Merger as described herein. Holders of Boatmen's Voting Stock and Fourth Financial Common are not entitled to appraisal rights in connection with the Merger. See "MERGER--Appraisal Rights of Dissenting Shareholders."

  This Joint Proxy Statement/Prospectus does not cover any resales of the Boatmen's Common, Boatmen's New Preferred or Boatmen's New Preferred Depositary Shares offered hereby to be received by the shareholders of Fourth Financial deemed to be "affiliates" of Boatmen's or Fourth Financial upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those shareholders of Fourth Financial not deemed to be "affiliates" of Boatmen's or Fourth Financial. See "MERGER--Resale of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares."

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
AVAILABLE INFORMATION..............................................     1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................     1

SUMMARY INFORMATION................................................     3
  Introduction.....................................................     3
  Parties to Merger................................................     3
    Boatmen's......................................................     3
    Fourth Financial...............................................     3
    Acquisition Sub................................................     4
  Recent Developments..............................................     4
  Special Meetings.................................................     4
    Date, Time and Place of Special Meetings.......................     4
    Matters to be Considered.......................................     4
    Record Date....................................................     5
    Vote Required..................................................     5
    Security Ownership of Management...............................     6
    Revocation of Proxies..........................................     7
  Merger...........................................................     7
    Effects of Merger..............................................     7
    Value of Merger................................................     8
    Reasons for Merger and Recommendation of Boards of Directors...     9
    Opinions of Financial Advisors.................................     9
    Conditions to Merger...........................................    10
    Regulatory Approvals...........................................    10
    Business of Fourth Financial in Ordinary Course; Dividends.....    11
    Termination of Merger Agreement................................    12
    Accounting Treatment...........................................    12
    Effective Time.................................................    13
    Fourth Financial Stock Option Agreement........................    13
    Interests of Certain Persons in Merger.........................    14
    Federal Income Tax Consequences................................    14
    Appraisal Rights of Dissenting Shareholders....................    15
    Management and Operations After Merger.........................    15
  Comparison of Shareholder Rights.................................    16
  Comparative Stock Prices..........................................   17

SELECTED COMPARATIVE PER SHARE DATA................................    18

SELECTED FINANCIAL DATA............................................    19

BOATMEN'S MEETING..................................................    23
  Date, Time and Place.............................................    23
  Matters to be Considered.........................................    23
  Record Date......................................................    23

                                                                     Page
                                                                     ----
    Vote Required...................................................   23
    Security Ownership of Management................................   24
    Voting and Revocation of Proxies................................   24
    Solicitation of Proxies.........................................   25

FOURTH FINANCIAL MEETING............................................   25
    Date, Time and Place............................................   25
    Matters to be Considered........................................   26
    Record Date.....................................................   26
    Vote Required...................................................   26
    Security Ownership of Management................................   26
    Voting and Revocation of Proxies................................   27
    Solicitation of Proxies.........................................   28

PARTIES.............................................................   29
    Boatmen's.......................................................   29
        General.....................................................   29
        Recent and Pending Acquisitions.............................   29
    Fourth Financial................................................   30
    Acquisition Sub.................................................   30

RECENT DEVELOPMENTS.................................................   31
    Boatmen's.......................................................   31
    Fourth Financial................................................   33

MERGER..............................................................   37
    General.........................................................   37
    Background of Merger............................................   37
    Reasons for Merger; Recommendation of Boatmen's Board...........   41
    Reasons for Merger; Recommendation of Fourth Financial Board....   42
    Fairness Opinions of Financial Advisors.........................   45
        Boatmen's...................................................   45
        Fourth Financial............................................   50
    Form of Merger..................................................   55
    Merger Consideration............................................   55
    Fractional Shares...............................................   56
    Share Adjustments...............................................   56
    Dividends.......................................................   56
    Effective Time..................................................   57
    Regulatory Approvals............................................   57
        Federal Reserve Board.......................................   57
        State Regulatory Requirements...............................   59
    Certain Conditions to Consummation of Merger....................   59
    Exchange of Stock Certificates and Depositary Receipts..........   61
        Fourth Financial............................................   61
        Boatmen's...................................................   62
    Representations and Warranties..................................   62
    Certain Other Agreements........................................   64

                                                                     Page
                                                                     ----
        Business of Fourth Financial in Ordinary Course.............   64
        Environmental Inspections...................................   65
        Other Agreements of Fourth Financial........................   66
        Agreements of Boatmen's.....................................   66
    Termination of Merger Agreement.................................   67
    Effect of Merger on Employee Benefit and Stock Option Plans.....   67
        Employee Benefit Plans......................................   67
        Stock Option and Stock Purchase Plans.......................   68
    Interests of Certain Persons in Merger..........................   68
        Indemnification and Insurance...............................   69
        Employment and Employee Benefits............................   69
        Stock Option and Stock Purchase Plans.......................   69
        Change of Control and Severance Agreements..................   70
        Board Composition...........................................   71
        Interests of Boatmen's Board and Management.................   71
    Management and Operations After Merger..........................   71
    Accounting Treatment............................................   72
    Federal Income Tax Consequences.................................   73
    Appraisal Rights of Dissenting Shareholders.....................   74
    No Solicitation.................................................   76
    Waiver and Amendment............................................   77
    Expenses and Fees...............................................   77
    Resale of Boatmen's Common, Boatmen's New Preferred and
        Boatmen's New Preferred Depositary Shares...................   77
    Fourth Financial Stock Option Agreement.........................   78
    Boatmen's Dividend Reinvestment and Stock Purchase Plan.........   82

PRO FORMA FINANCIAL DATA............................................   83

DESCRIPTION OF BOATMEN'S CAPITAL STOCK..............................   86
    Boatmen's Common................................................   86
        Dividend Rights.............................................   86
        Voting Rights...............................................   86
        Classification of Board of Directors........................   87
        Preemptive Rights...........................................   87
        Liquidation Rights..........................................   87
        Assessment and Redemption...................................   87
    Boatmen's Series B Preferred....................................   87
        Dividend Rights.............................................   87
        Liquidation Rights..........................................   88
        Redemption..................................................   88
        Voting Rights...............................................   88
        Superior Stock..............................................   88
    Boatmen's New Preferred Depositary Shares.......................   88
        General.....................................................   88
        Dividends and Other Distributions...........................   89
        Conversion..................................................   89

                                                                     Page
                                                                     ----
        Redemption of Boatmen's New Preferred Depositary Shares.....   89
        Voting the Boatmen's New Preferred..........................   90
        Amendment and Termination of Deposit Agreement..............   90
        Charges of Depositary.......................................   91
        Miscellaneous...............................................   91
        Resignation and Removal of Depositary.......................   91
    Boatmen's New Preferred.........................................   91
        Dividends...................................................   91
        Conversion Rights...........................................   92
        Redemption..................................................   93
        Liquidation Rights..........................................   94
        Voting......................................................   95
        Other Aspects...............................................   95

COMPARISON OF SHAREHOLDER RIGHTS....................................   96
    Shareholder Vote Required for Certain Transactions..............   96
        Business Combinations.......................................   96
        Removal of Directors........................................   98
        Amendments to Articles of Incorporation.....................   99
    Notice of Shareholder Nominations of Directors..................  100
    Shareholder Proposal Procedures.................................  100
    Shareholder Rights Plan.........................................  100
    Dissenters' Rights..............................................  104
    Takeover Statutes...............................................  104
    Liability of Directors; Indemnification.........................  106
    Consideration of Non-Shareholder Interests......................  107

LEGAL OPINION.......................................................  108

EXPERTS.............................................................  108
    Independent Auditors for Boatmen's..............................  108
    Independent Auditors for Fourth Financial.......................  108

SHAREHOLDER PROPOSALS...............................................  108

APPENDICES

    A  Agreement and Plan of Merger.................................  A-1
    B  Stock Option Agreement.......................................  B-1
    C  Opinion of Donaldson, Lufkin & Jenrette Securities
         Corporation................................................  C-1
    D  Opinion of Goldman, Sachs & Co...............................  D-1
    E  Section 17-6712 of General Corporation Code of Kansas........  E-1

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BOATMEN'S OR FOURTH FINANCIAL. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                             AVAILABLE INFORMATION

  Boatmen's and Fourth Financial each are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning Boatmen's and Fourth Financial may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Boatmen's has filed with the S.E.C. a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares to be issued pursuant to the Merger described herein. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the S.E.C. by Boatmen's (File No. 1-3750) and Fourth Financial (File No. 0-4170) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

  1.  Boatmen's Annual Report on Form 10-K for the year ended December 31, 1994;

  2. Boatmen's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

  3. The description of the common stock of Boatmen's contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, as amended under cover of Form 8 dated July 15, 1988, and the description of the preferred share purchase rights contained in Boatmen's Registration Statement on Form 8-A under the Exchange Act, filed August 14, 1990;

  4. Boatmen's Current Reports on Form 8-K dated January 20, 1995, March 14, 1995, April 28, 1995 and August 29, 1995;

  5. Fourth Financial's Annual Report on Form 10-K for the year ended December 31, 1994;

  6. Fourth Financial's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

  7. The description of Fourth Financial's capital stock contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1992; and

  8.  Fourth Financial's Current Report on Form 8-K dated August 29, 1995.

  All documents and reports filed by Boatmen's and Fourth Financial pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Boatmen's Meeting and the Fourth Financial Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO BOATMEN'S AND FOURTH FINANCIAL BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO BOATMEN'S, KEVIN R. STITT, DIRECTOR OF INVESTOR RELATIONS, BOATMEN'S BANCSHARES, INC., ONE BOATMEN'S PLAZA, 800 MARKET STREET, ST. LOUIS, MISSOURI 63101 (TELEPHONE NUMBER (314) 466-7662), OR IN THE CASE OF DOCUMENTS RELATING TO FOURTH FINANCIAL, WILLIAM J. RAINEY, SECRETARY, FOURTH FINANCIAL CORPORATION, P. O. BOX 4, 100 NORTH BROADWAY, WICHITA, KANSAS 67201 (TELEPHONE NUMBER (316) 261-4312). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 5, 1995.

                              SUMMARY INFORMATION

    The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Although the following summary addresses all material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Joint Proxy Statement/Prospectus relating to Boatmen's and its subsidiaries has been supplied by Boatmen's and all information relating to Fourth Financial and its subsidiaries has been supplied by Fourth Financial. Shareholders are urged to read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety.


INTRODUCTION

    This Joint Proxy Statement/Prospectus relates to the Merger Agreement among Fourth Financial, Boatmen's and Acquisition Sub. The Merger Agreement provides for, among other things, Boatmen's acquisition of Fourth Financial by means of the Merger of Fourth Financial with and into Acquisition Sub. Upon consummation of the Merger, Acquisition Sub will continue to be a wholly-owned subsidiary of Boatmen's and Fourth Financial will cease to exist as a separate entity. The full text of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.


PARTIES TO MERGER

    BOATMEN'S

    Boatmen's, a Missouri corporation, is a multi-bank holding company headquartered in St. Louis, Missouri. At June 30, 1995, Boatmen's had consolidated assets of approximately $33.4 billion and shareholders' equity of $2.8 billion, making it the largest bank holding company in Missouri and among the 30 largest in the United States. Boatmen's 55 subsidiary banks, including a federal savings bank, operate from over 500 locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's also ranks among the twenty largest providers of trust services in the nation, with approximately $45 billion in assets under management as of June 30, 1995. Boatmen's other principal businesses include a mortgage banking company, a credit life insurance company, a credit card company and an insurance agency. The principal executive offices of Boatmen's are at One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 (telephone number (314) 466-6000). See "PARTIES --Boatmen's."

    FOURTH FINANCIAL

    Fourth Financial, a Kansas corporation, is a multi-bank holding company headquartered in Wichita, Kansas. At June 30, 1995, Fourth Financial had consolidated assets of approximately $7.5 billion and shareholders' equity of $650 million, making it the largest bank holding company based in Kansas. Through its two banking subsidiaries, Fourth Financial operates 146 retail banking offices, 87 in Kansas, 56 in Oklahoma and three in Missouri. Through its non-banking subsidiaries, Fourth Financial also offers non-deposit investment products and services and reinsures credit life and health insurance policies. The principal executive offices of Fourth Financial are at 100 North Broadway, Wichita, Kansas 67202 (telephone number (316) 261-4444). See "PARTIES -- Fourth Financial."

    ACQUISITION SUB

    Acquisition Sub, a Kansas corporation, was organized as a wholly-owned subsidiary of Boatmen's solely to effectuate the Merger and has not been engaged in any significant business activity. See "PARTIES -- Acquisition Sub".


RECENT DEVELOPMENTS

    Effective June 1, 1995, the Federal Deposit Insurance Corporation (the "F.D.I.C.") implemented a new assessment rate schedule for deposits insured by the Bank Insurance Fund (the "B.I.F.") lowering the rate paid by most banks from
 .23% to .04%. The rates paid for deposits insured by the Savings Association Insurance Fund (the "S.A.I.F.") remain at a range of .23% to .31% of deposits. Congress is considering proposals to recapitalize the S.A.I.F., including a one-time levy of $6 billion on all S.A.I.F.-insured deposits, including such deposits held by Boatmen's and Fourth Financial. Based upon proposals pending in Congress, the one-time S.A.I.F. assessment on Boatmen's is estimated to be $22.8 million to $25.0 million pre-tax compared to a reduction of F.D.I.C. fees in 1995 of $19.2 million to $20.0 million pre-tax. The one-time S.A.I.F. assessment on Fourth Financial is estimated to be $7.5 million to $8.7 million pre-tax compared to a reduction of F.D.I.C. fees in 1995 of $5.0 million to $5.5 million pre-tax. The net effect of the revised F.D.I.C. fees and the S.A.I.F. proposals is not expected to have a material effect on the operations of Boatmen's and Fourth Financial.

    Boatmen's and Fourth Financial each announced their third quarter earnings on October 16, 1995. See "PARTIES -- Recent Developments."


SPECIAL MEETINGS

    DATE, TIME AND PLACE OF SPECIAL MEETINGS

    Boatmen's. The Boatmen's Meeting will be held at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 on December 12, 1995, at 10:00 a.m., local time. See "BOATMEN'S MEETING -- Date, Time and Place."

    Fourth Financial. The Fourth Financial Meeting will be held in the auditorium on the Lower Level of the Fourth Financial Center, at 100 North Broadway, Wichita, Kansas 67202, on December 12, 1995, at 10:00 a.m. local time. See "FOURTH FINANCIAL MEETING -- Date, Time and Place."

    MATTERS TO BE CONSIDERED

    Boatmen's. At the Boatmen's Meeting, holders of Boatmen's Common and Boatmen's Series B Preferred will be asked to consider and vote upon the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. (The holders of Boatmen's Common and Boatmen's Series B Preferred may also be asked to vote upon a proposal to adjourn or postpone the Boatmen's Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement.) See "BOATMEN'S MEETING --Matters to be Considered."

    Fourth Financial. At the Fourth Financial Meeting, holders of Fourth Financial Common will be asked to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. (The holders of Fourth Financial Common may also be asked to vote upon a proposal to adjourn or postpone the Fourth Financial Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing time for the solicitation of additional votes to approve and adopt the Merger Agreement.) See "FOURTH FINANCIAL MEETING -- Matters to be Considered."

    RECORD DATE

    Boatmen's. The record date (the "Boatmen's Record Date") for the Boatmen's Meeting is October 23, 1995. Only the holders of record of the outstanding shares of Boatmen's Common and Boatmen's Series B Preferred on the Boatmen's Record Date will be entitled to notice of, and to vote at, the Boatmen's Meeting. See "BOATMEN'S MEETING -- Record Date."

    Fourth Financial. The record date (the "Fourth Financial Record Date") for the Fourth Financial Meeting is October 23, 1995. Only holders of record of the outstanding shares of Fourth Financial Common on the Fourth Financial Record Date will be entitled to notice of, and to vote at, the Fourth Financial Meeting. The holders of record of the outstanding shares of Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares on the Fourth Financial Record Date will receive notice of, but are not entitled to vote at, the Fourth Financial Meeting. See "FOURTH FINANCIAL MEETING -- Record Date."

    VOTE REQUIRED

    Boatmen's. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Boatmen's Voting Stock entitled to vote on the Boatmen's Record Date is necessary to constitute a quorum at the Boatmen's Meeting. Pursuant to the By-Laws of the National Association of Securities Dealers, Inc. (the "NASD"), the affirmative vote of a majority of the shares of Boatmen's Voting Stock present, in person or by proxy, at the Boatmen's Meeting is required to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. Approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement by the requisite vote of the holders of Boatmen's Voting Stock is a condition to, and required for, consummation of the Merger. The failure to submit a proxy card although present, or to vote in person, at the Boatmen's Meeting, the abstention from voting at the Boatmen's Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (broker nonvotes), will have the same effect as a vote against the approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. See "BOATMEN'S MEETING -- Vote Required" and "MERGER --Certain Conditions to Consummation of Merger."

    Fourth Financial. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Fourth Financial Common entitled to vote on the Fourth Financial Record Date is necessary to constitute a quorum at the Fourth Financial Meeting. Pursuant to the General Corporation Code of Kansas (the "Kansas Corporate Law"), the affirmative vote of the holders of a majority of all of the issued and outstanding shares of Fourth Financial Common is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Holders of shares of Fourth Financial Preferred are not entitled to vote on the matters to be considered at the Fourth Financial Meeting. Approval of the Merger Agreement by the requisite vote of the holders of Fourth Financial Common is a condition to, and required for, consummation of the Merger. The failure to submit a proxy card (or to vote in person at the Fourth Financial Meeting), the abstention from voting at the Fourth Financial Meeting and, in the case of shares held in street name, the failure of the beneficial owner thereof to give specific voting instructions to the broker holding such shares (broker nonvotes), will have the same effect as a vote against the adoption and approval of the Merger Agreement. See "FOURTH FINANCIAL MEETING -- Vote Required" and "MERGER -- Certain Conditions to Consummation of Merger."

    SECURITY OWNERSHIP OF MANAGEMENT

    Boatmen's. As of the Boatmen's Record Date, 128,370,928 shares of Boatmen's Common and 9,809 shares of Boatmen's Series B Preferred were issued and outstanding, respectively, and approximately 1,391,239 shares, or 1.08%, of Boatmen's Common, and no shares of Boatmen's Series B Preferred, were beneficially owned by directors and executive officers of Boatmen's and their affiliates. It is currently expected that each such director and executive officer of Boatmen's will vote the shares of Boatmen's Common beneficially owned by him or her for approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. As of the Boatmen's Record Date, subsidiaries of Boatmen's held 9,700,215, or 7.6%, of Boatmen's Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. It is the practice of these entities when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Boatmen's Record Date, directors and executive officers of Fourth Financial and their affiliates did not beneficially own any shares of Boatmen's Common or Boatmen's Series B Preferred. As of the Boatmen's Record Date, the banking and trust subsidiaries of Fourth Financial, as fiduciaries, custodians or agents, held a total of 51,372 shares, or less than 1%, of Boatmen's Common under trust agreements and other instruments and agreements. See "BOATMEN'S MEETING -- Security Ownership of Management."

    Fourth Financial. As of the Fourth Financial Record Date, 27,644,870 shares of Fourth Financial Common were issued and outstanding and approximately 1,253,759 shares, or 4.54%, of Fourth Financial Common were beneficially owned by directors and executive officers of Fourth Financial and their affiliates.
It is currently expected that each such director and executive officer of Fourth Financial will vote the shares of Fourth Financial Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As of the Fourth Financial Record Date, subsidiaries of Fourth Financial, in various fiduciary capacities, held a total of 1,760,506 shares, or 6.37%, of Fourth Financial Common under trust agreements and other instruments and agreements. It is the practice of these entities when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Fourth Financial Record Date, directors and executive officers of Boatmen's and their affiliates beneficially owned 1,000 shares, or less than 1%, of Fourth Financial Common. As of the Fourth Financial Record Date, subsidiaries of Boatmen's held 44,849, or less than 1%, of Fourth Financial Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. See "FOURTH FINANCIAL MEETING -- Security Ownership of Management.

    A number of executive officers of Fourth Financial, including those individuals who have Severance Agreements, have indicated to Fourth Financial that they may make sales of some or all of their respective holdings of Fourth Financial Common, including shares that may be obtained pursuant to the exercise of stock options, prior to the Effective Time of the Merger. Fourth Financial has been advised by each of these executive officers that such sales will be made exclusively at the discretion of the individual executive officers, based on their own individual investment and tax planning considerations, and will comply with the S.E.C. guidelines regarding pooling of interests accounting treatment described under "MERGER --Resale of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares." As of November 1, 1995, after giving effect to the vesting of various Fourth Financial stock options that would occur as a result of a favorable Fourth Financial shareholder vote with respect to the proposal to approve the Merger Agreement, those executive officers who have Severance Agreements, as a group, would beneficially own approximately 822,782 shares of Fourth Financial Common. See "FOURTH FINANCIAL MEETING -- Security Ownership of Management."

    REVOCATION OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Boatmen's Meeting or the Fourth Financial Meeting, as the case may be, by filing with the Secretary of Boatmen's or Fourth Financial, as the case may be, a written revocation or a duly executed proxy bearing a later date. A holder of Boatmen's Voting Stock, or a holder of Fourth Financial Common, as the case may be, may withdraw his or her proxy at the Boatmen's Meeting or the Fourth Financial Meeting, as the case may be, at any time before it is exercised by electing to vote in person; however, attendance at the Boatmen's Meeting or the Fourth Financial Meeting, as the case may be, will not in and of itself constitute a revocation of the proxy. See "BOATMEN'S MEETING --Voting and Revocation of Proxies" and "FOURTH FINANCIAL MEETING -- Voting and Revocation of Proxies."


MERGER

    EFFECTS OF MERGER

    Subject to the terms and conditions of the Merger Agreement and in accordance with the Kansas Corporate Law, at the time the Merger is consummated (the "Effective Time"), Fourth Financial will merge with and into Acquisition Sub, and Acquisition Sub will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of Fourth Financial will terminate.

    As a result of the Merger, (i) each share of Fourth Financial Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Fourth Financial or by Fourth Financial or its subsidiaries (except shares held by Fourth Financial or its subsidiaries in a fiduciary capacity or in respect of a debt previously contracted), will be converted into the right to receive 1 share of Boatmen's Common, including the associated preferred share purchase rights (see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan"), and (ii) each share of Fourth Financial Preferred issued and outstanding immediately prior to the Effective Time (except for shares as to which appraisal rights are perfected; see "MERGER -- Appraisal Rights of Dissenting Shareholders") will be converted into the right to receive 1 share of Boatmen's New Preferred (and, as a result, each Fourth Financial Preferred Depositary Share will be converted into the right to 1 Boatmen's New Preferred Depositary Share). The terms of the Boatmen's New Preferred will be substantially the same as the terms of the Fourth Financial Preferred and, at the Effective Time, the Deposit Agreement dated as of February 24, 1992, pursuant to which shares of Fourth Financial Preferred are held subject to depositary receipts will automatically be assumed by Acquisition Sub, will be assigned by it to Boatmen's and will, thereafter, relate to the shares of Boatmen's New Preferred to be issued in the Merger. See "MERGER -- Merger Consideration," "-- Exchange of Stock Certificates and Depositary Shares" and "DESCRIPTION OF BOATMEN'S CAPITAL STOCK -- Boatmen's New Preferred Depositary Shares" and "-- Boatmen's New Preferred."

    The shares of Boatmen's Common to be issued as described in the preceding paragraph, together with any cash payment in lieu of fractional shares, as provided in the following paragraph, are referred to herein as the "Common Merger Consideration" and the shares of Boatmen's New Preferred to be issued as described in the preceding paragraph are referred to herein as the "Preferred Merger Consideration." The Common Merger Consideration and the Preferred Merger Consideration are referred to herein together as the "Merger Consideration."

    No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of fractional shares of Fourth Financial Common who would otherwise be entitled to a fractional share interest in Boatmen's Common (after taking into account all shares of Fourth Financial Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs. See "MERGER -- Fractional Shares."

    For information on how Fourth Financial shareholders will be able to exchange certificates representing shares of Fourth Financial Common and Fourth Financial Preferred for certificates representing shares of Boatmen's Common and Boatmen's New Preferred, respectively, and depositary receipts representing Fourth Financial Preferred Depositary Shares for depositary receipts representing Boatmen's New Preferred Depositary Shares, see "MERGER -- Exchange of Stock Certificates and Depositary Shares."

    The obligation of Fourth Financial to consummate the Merger is not conditioned upon Boatmen's Common continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Common Exchange Ratio and the Preferred Exchange Ratio are fixed at one-for-one and because the market value of Boatmen's Common is, and the market value of the Boatmen's New Preferred when issued in the Merger will be, subject to fluctuation, the value of the Merger Consideration that shareholders of Fourth Financial will receive in the Merger may increase or decrease prior to and following the Merger. The market prices of Boatmen's Common and Fourth Financial Common as of a recent date are set forth on the cover page of this Joint Proxy Statement/Prospectus. Shareholders of Fourth Financial are advised to obtain recent market quotations for Boatmen's Common and Fourth Financial Common. No assurance can be given as to the market price of Boatmen's Common or Fourth Financial Common or Fourth Financial Preferred on the Effective Time, or as to the market price of Boatmen's Common or Boatmen's New Preferred thereafter.

    Shares of Boatmen's Common and Boatmen's Series B Preferred issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

    VALUE OF MERGER

    As of November __, 1995, based on the Common Exchange Ratio and the closing sales price of Boatmen's Common as reported on Nasdaq for that date, the Merger had a per share value of $____________ to holders of Fourth Financial Common, and the approximate total value of the Merger Consideration to the shareholders of Fourth Financial was $____________ billion. The market value of the Merger Consideration as stated above may increase or decrease depending on the market price of Boatmen's Common.

    Immediately following the Merger, shareholders of Boatmen's and Fourth Financial will own approximately 82% and 18%, respectively, of the then outstanding shares of Boatmen's Common (without giving effect to the shares of Boatmen's Common issuable upon conversion of the Boatmen's New Preferred or exercise of the Fourth Financial Employee Stock Options (as such term is hereafter defined under "MERGER -- Effect of Merger on Employee Benefit and Stock Option Plans")).

    REASONS FOR MERGER AND RECOMMENDATION OF BOARDS OF DIRECTORS

    The Boatmen's Board and the Fourth Financial Board believe that the terms of the Merger Agreement are fair and in the best interests of Boatmen's and its shareholders and Fourth Financial and its shareholders, respectively. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between Boatmen's and Fourth Financial. In the course of reaching their respective decisions to approve the Merger Agreement, the Boatmen's Board consulted with its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), regarding the financial terms of the Merger Agreement and the fairness of the Common Exchange Ratio to the holders of Boatmen's Common from a financial point of view and the Fourth Financial Board consulted with its financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), regarding the financial terms of the Merger Agreement and the fairness of the Common Exchange Ratio and the Preferred Exchange Ratio to the holders of Fourth Financial Common and Fourth Financial Preferred, respectively. See "MERGER -- Opinions of Financial Advisors."

    The Boatmen's Board and management of Boatmen's and the Fourth Financial Board and management of Fourth Financial own shares of Boatmen's Common and Fourth Financial Common, respectively and, therefore, have a financial interest in the Merger similar to the interests of other shareholders of Boatmen's and Fourth Financial generally. In addition, certain members of the Fourth Financial Board and management of Fourth Financial may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of Fourth Financial generally. See "MERGER --Interests of Certain Persons in Merger."

    THE BOARD OF DIRECTORS OF EACH OF BOATMEN'S AND FOURTH FINANCIAL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE BOARD OF DIRECTORS OF BOATMEN'S UNANIMOUSLY RECOMMENDS THE ISSUANCE OF BOATMEN'S COMMON AND BOATMEN'S NEW PREFERRED TO THE SHAREHOLDERS OF FOURTH FINANCIAL PURSUANT TO THE MERGER AGREEMENT AND THE BOARD OF DIRECTORS OF FOURTH FINANCIAL UNANIMOUSLY RECOMMENDS ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

    For a discussion of the background of the Merger and the factors considered by each of the Boatmen's Board and the Fourth Financial Board in reaching its decision to approve the Merger Agreement, see "MERGER -- Background of Merger," "--Reasons for Merger; Recommendation of Boatmen's Board," and "--Reasons for Merger; Recommendation of Fourth Financial Board."

    OPINIONS OF FINANCIAL ADVISORS

    Boatmen's advisor with respect to the financial aspects of the Merger, DLJ, has rendered its written opinions to the Boatmen's Board that, as of August 25, 1995, and as of the date of this Joint Proxy Statement/Prospectus, based upon the matters set forth in such opinions, the Common Exchange Ratio is fair, from a financial point of view, to the holders of Boatmen's Common. For DLJ's services in connection with the Merger, including the rendering of its opinions, Boatmen's (i) has paid DLJ $500,000; (ii) has agreed to pay DLJ an additional $500,000 upon the mailing of this Joint Proxy Statement/Prospectus; and (iii) has agreed to reimburse DLJ for all reasonable out-of-pocket expenses and to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement.

    Fourth Financial's advisor with respect to the financial aspects of the Merger, Goldman Sachs, has rendered its written opinions to the Fourth Financial Board that, as of August 25, 1995, and as of the date of this Joint Proxy Statement/Prospectus, based upon the matters set forth in such opinions, the Common Exchange Ratio and the Preferred Exchange Ratio are fair to the holders of Fourth Financial Common and Fourth Financial Preferred, respectively. For Goldman Sachs' services in connection with the Merger, Fourth Financial (i) has agreed to pay Goldman Sachs $400,000 upon Goldman Sachs rendering its opinion in connection with the Merger, which amount will be credited against a fee payable at the closing of the Merger based on the per share consideration received by Fourth Financial shareholders; and (ii) has agreed to pay Goldman Sachs its reasonable out-of-pocket expenses and to indemnify Goldman Sachs against certain liabilities. Based on current per share values the fee payable to Goldman Sachs is presently estimated to be approximately $3.5 million.

    The opinions of DLJ and Goldman Sachs are attached hereto as Appendices C and D, respectively, and should be read in their entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by DLJ and Goldman Sachs in rendering their respective opinions. See "MERGER -- Fairness Opinions of Financial Advisors" for a further description of the opinions of DLJ and Goldman Sachs and of the fees payable to DLJ and Goldman Sachs by Boatmen's and Fourth Financial, respectively.

    See "MERGER -- Fairness Opinions of Financial Advisors" and Appendices C and D to this Joint Proxy Statement/Prospectus.

    CONDITIONS TO MERGER

    The Merger is subject to various conditions including, among other things
(i) approval of the issuance of the shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the Merger Agreement by the shareholders of Boatmen's (see "BOATMEN'S MEETING -- Vote Required");
(ii) approval of the Merger Agreement by the holders of Fourth Financial Common (see "FOURTH FINANCIAL MEETING -- Vote Required"); (iii) receipt of regulatory approvals of the Merger (see "MERGER -- Regulatory Approvals"); (iv) receipt of a legal opinion on certain tax aspects of the Merger (see "MERGER -- Federal Income Tax Consequences"); and (v) receipt of an accounting opinion to the effect that the Merger qualifies for "pooling of interests" accounting treatment (see "MERGER -- Accounting Treatment"). The conditions described in items (i),
(ii) and (iii) above (the receipt of shareholder and regulatory approvals) may not be waived by either party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither Boatmen's nor Fourth Financial intends to waive any such conditions except in those circumstances where the Boatmen's Board or the Fourth Financial Board, as the case may be, deems such waiver to be in the best interests of Boatmen's or Fourth Financial, as the case may be, and its respective shareholders. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "MERGER -- Certain Conditions to Consummation of Merger."

    REGULATORY APPROVALS

    The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended ("B.H.C.A."), and by the Kansas State Banking Board and the Oklahoma State Bank Department.

    Assuming Federal Reserve Board and other required regulatory approvals for the Merger are obtained, the Merger may not be consummated for 30 days after such approvals (or fifteen days in certain circumstances described more fully under "MERGER -- Regulatory Approvals"), during which time the

United States Department of Justice (the "D.O.J.") may challenge the Merger on antitrust grounds and seek the divestiture of assets and liabilities. Boatmen's and Fourth Financial filed applications with the Federal Reserve Board, the Kansas State Banking Board and the Oklahoma State Bank Department on September 29, 1995, October 2, 1995, and October 2, 1995, respectively, and such applications are pending. The applications to the Federal Reserve Board were accepted for processing on October 30, 1995. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will be approved by the appropriate federal and state regulators whose approval is required. See "MERGER -- Regulatory Approvals."

    As part of the applications filed with the Federal Reserve Board and based upon pre-filing discussions between Boatmen's and staff of the Federal Reserve Board, Boatmen's committed to divest branches of Boatmen's subsidiary, Superior Federal Bank, FSB and/or a Fourth Financial subsidiary bank in two relevant banking markets in Oklahoma wherein both such institutions have branch offices. The purpose of such divestitures would be to mitigate possible adverse effects on competition in these two markets which might otherwise result from the Merger. The divestiture commitment provides that, prior to consummation of the Merger, binding agreements for the sale of such branches (having aggregate deposits of not less than $19.6 million in the case of one market and $41.1 million in the case of the other market) will be entered into with one or more unaffiliated third parties. The commitment requires that the subject branches be placed into a trust for ultimate disposition by an independent trustee in the event that such divestitures are not completed within six months after consummation of the Merger.

    Missouri banking law prohibits a bank holding company from acquiring control of a bank, or one or more branches of a bank, if the total deposits in all banks, and branches of banks, in Missouri controlled by the bank holding company would exceed 13% of the total deposits in all depository financial institutions in Missouri. The Missouri Division of Finance reports that Boatmen's controlled approximately 15.7% of such total deposits in Missouri as of December 31, 1994 (after taking into account certain permissible deductions from Boatmen's deposits). Fourth Financial's subsidiary BANK IV, N.A., has branches located in Missouri with aggregate deposits of approximately $77.1 million. To comply with this Missouri law, Boatmen's has committed to divest the Missouri branches of BANK IV, N.A. The terms of such Missouri divestiture commitment are substantially similar to those of the divestiture commitment made with respect to the two Oklahoma relevant banking markets described above.

    The Oklahoma and Missouri branch divestitures, which would represent in the aggregate less than one percent (1%) of Boatmen's total deposits, would not be material to Boatmen's. See "MERGER -- Regulatory Approvals."

    BUSINESS OF FOURTH FINANCIAL IN ORDINARY COURSE; DIVIDENDS

    Pursuant to the Merger Agreement, Fourth Financial has agreed to, and has agreed to cause each of its subsidiaries to, carry on its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course or business, subject to obtaining Boatmen's prior approval to certain specified actions. See "MERGER -- Certain Other Agreements -- Business of Fourth Financial in Ordinary Course."

    The Merger Agreement provides that beginning in the fourth quarter of 1995, and for each quarter thereafter, Fourth Financial may declare and pay a conforming quarterly dividend on the Fourth Financial Common not to exceed $0.37 per share and, in order to take into account the fact that Boatmen's quarterly dividend is paid one month later than Fourth Financial's quarterly dividend, Fourth Financial may pay a single additional conforming dividend of $0.10 per share. Boatmen's and Fourth Financial have also agreed, pursuant to the Merger Agreement, to coordinate the record and payment dates for the quarter in which the Effective Time occurs such that the Fourth Financial shareholders will receive a quarterly dividend from either Fourth Financial or Boatmen's but not from both, with respect to such quarter. See "MERGER --Dividends."

    TERMINATION OF MERGER AGREEMENT

    The Merger Agreement may be terminated at any time prior to the date on which the Merger is closed (the "Closing Date") (i) by mutual written agreement of Boatmen's and Fourth Financial; (ii) by Boatmen's or Fourth Financial in the event of a material uncured breach by the other of any of its representations and warranties or agreements under the Merger Agreement; (iii) by Boatmen's following written notice to Fourth Financial if certain reports of environmental inspection on the real properties of Fourth Financial to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $20 million (as determined in accordance with the Merger Agreement and described under "MERGER -- Certain Other Agreements -- Environmental Inspections"); (iv) by either party in the event that all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER -- Certain Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER -- Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of Boatmen's or Fourth Financial (see "BOATMEN'S MEETING -- Vote Required" and "FOURTH FINANCIAL MEETING -- Vote Required");
(vii) by Boatmen's or Fourth Financial in the event that the other or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency (as such term is hereafter defined under "MERGER -- Representations and Warranties") after the date of the Merger Agreement which would have a Material Adverse Effect (as such term is hereafter defined under "MERGER -- Representations and Warranties") on such other party; and (viii) by either party if the Merger is not consummated on or prior to August 25, 1996. See "MERGER -- Termination of Merger Agreement."

    ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. The receipt of an opinion from Ernst & Young LLP, the independent public accountants of Boatmen's and Fourth Financial, confirming that the Merger will qualify for "pooling of interests" accounting, is a condition to Boatmen's and Fourth Financial's obligations to consummate the Merger. If such condition is not met, the Merger would not be consummated unless the condition were waived by Boatmen's and Fourth Financial (which Boatmen's has indicated it does not intend to do) and the approval of shareholders of Boatmen's and Fourth Financial entitled to vote on the Merger were resolicited if such failure to qualify for pooling of interests were deemed material to the financial condition and results of operations of Boatmen's on a pro forma basis assuming the completion of the Merger. As of the date of this Joint Proxy Statement/Prospectus, Boatmen's and Fourth Financial are not aware, after consultation with Ernst & Young LLP, of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Ernst & Young LLP. See "MERGER -- Accounting Treatment."

    EFFECTIVE TIME

    The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Kansas. Assuming that the Merger is approved by the requisite vote of the shareholders of Boatmen's and Fourth Financial and the other conditions to the Merger are satisfied or waived (where permissible) (see "MERGER -- Certain Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the first quarter of 1996, but no assurance can be given that such timetable will be met. See "MERGER -- Effective Time."

    FOURTH FINANCIAL STOCK OPTION AGREEMENT

    As an inducement to Boatmen's to enter into the Merger Agreement, Fourth Financial (as issuer) and Boatmen's (as grantee) entered into the Stock Option Agreement, dated August 26, 1995 (the "Fourth Financial Stock Option Agreement"), pursuant to which Fourth Financial granted Boatmen's an irrevocable option (the "Fourth Financial Option") to purchase from Fourth Financial 5,500,000 shares of Fourth Financial Common (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the then outstanding shares of Fourth Financial Common), at a price of $33.50 per share. The $33.50 exercise price was determined through negotiations, taking into account the recently prevailing price range of Fourth Financial Common prior to the announcement of the Merger (the closing sale price of Fourth Financial Common on the last trading preceding such announcement was $33.75). The Fourth Financial Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein. Boatmen's may exercise the Fourth Financial Option only under certain limited and specifically defined circumstances (none of which, to the best knowledge of Boatmen's and Fourth Financial, has occurred as of the date hereof). At the request of the holder of the Fourth Financial Option, under certain circumstances, Fourth Financial will repurchase for a formula price the Fourth Financial Option and any shares of Fourth Financial Common purchased upon the exercise of the Fourth Financial Option and beneficially owned by such holder at that time.

    The purchase of any shares of Fourth Financial Common pursuant to the Fourth Financial Option is subject to compliance with applicable law, including receipt of any necessary approvals under the B.H.C.A. See "MERGER -- Regulatory Approvals."

    The Fourth Financial Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Fourth Financial Stock Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Fourth Financial from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Fourth Financial which had a higher current market price than the shares of Boatmen's Common to be received for each share of Fourth Financial Common pursuant to the Merger Agreement.

    In the event that the shareholders of Fourth Financial fail to approve the Merger Agreement, either Boatmen's or Fourth Financial may terminate the Merger Agreement. See "MERGER -- Termination of Merger Agreement." If such termination occurs prior to the occurrence of a Purchase Event or Preliminary Purchase Event (as such terms are defined in the Fourth Financial Stock Option Agreement; see "MERGER -- Fourth Financial Stock Option Agreement") under the Fourth Financial Stock Option Agreement, the Fourth Financial Stock Option Agreement will automatically terminate at such time. If a

Purchase Event occurs under the Fourth Financial Stock Option Agreement, however, Boatmen's will be entitled to exercise the Fourth Financial Option in accordance with its terms.

    Upon the occurrence of certain events set forth in the Fourth Financial Stock Option Agreement, at the election of Boatmen's, the Fourth Financial Option (or shares issued pursuant to the exercise thereof) must be repurchased by Fourth Financial (the "Repurchase") or converted into, or exchanged for, an option of another corporation or Fourth Financial (the "Substitute Option"). In addition, the Fourth Financial Stock Option Agreement grants certain registration rights (the "Registration Rights") to Boatmen's with respect to the shares represented by the Fourth Financial Option. The terms of such Repurchase, Substitute Option and Registration Rights are set forth in the Fourth Financial Stock Option Agreement, attached as Appendix B to this Joint Proxy Statement/Prospectus, and described under "MERGER -- Fourth Financial Stock Option Agreement."

    INTERESTS OF CERTAIN PERSONS IN MERGER

    Certain members of the Fourth Financial Board and management of Fourth Financial have interests in the Merger that are in addition to and separate from the interests of shareholders of Fourth Financial generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification, employment and employee benefits after the Merger, the conversion of employee stock options, rights under certain change in control and severance agreements and Board composition.

    Pursuant to the terms of a Change in Control Agreement between Fourth Financial and Darrell G. Knudson, Chairman of the Board, President and Chief Executive Officer of Fourth Financial, Mr. Knudson will be entitled to receive $2,048,500 upon the approval of the Merger Agreement at the Fourth Financial Meeting. Seventeen other executive officers of Fourth Financial will be eligible to receive, upon the approval of the Merger Agreement at the Fourth Financial Meeting, $7,621,000 in the aggregate.

    In addition, Mr. Knudson will be an executive officer of Boatmen's following the Merger and two persons, to be selected by Fourth Financial and approved by Boatmen's, will be appointed to the Boatmen's Board following the Merger. Mr. Knudson would serve as an executive vice president of Boatmen's and would have a base salary equal to his current base salary with Fourth Financial. In addition, Mr. Knudson would be eligible to receive bonuses and to participate in employee benefit and stock plans generally available to other executive officers of Boatmen's on the same basis as similarly situated executive officers of Boatmen's, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion. Directors whose principal occupations are with Boatmen's or any of its subsidiaries receive no Director's fees. All other Directors receive quarterly retainer payments of $5,000 each, plus $1,000 for each Board or committee meeting attended, except the chairman of any committee, who receives $1,500 for each committee meeting attended. See "MERGER -- Interests of Certain Persons in Merger -- Change in Control and Severance Agreements."

    FEDERAL INCOME TAX CONSEQUENCES

    Consummation of the Merger is conditioned upon receipt by Boatmen's and Fourth Financial of opinions of Lewis, Rice & Fingersh, L.C. and Sullivan & Cromwell, respectively, to the effect that no gain or loss will be recognized for federal income tax purposes by holders of Fourth Financial Common or Fourth Financial Preferred who receive shares of Boatmen's Common or Boatmen's New Preferred, as the case may be, in the Merger, other than in respect of any cash received in lieu of fractional share interests in Boatmen's Common. Any holder of Fourth Financial Preferred who perfects his or her dissenters' appraisal rights and receives cash will recognize taxable gain or loss.

     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH FOURTH FINANCIAL SHAREHOLDER AND FOURTH FINANCIAL PREFERRED DEPOSITARY SHAREHOLDER, IT IS RECOMMENDED THAT FOURTH FINANCIAL SHAREHOLDERS AND FOURTH FINANCIAL PREFERRED DEPOSITARY SHAREHOLDERS CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.


     APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

     Holders of shares of Fourth Financial Preferred who comply with the requirements of Section 17-6712 of the Kansas Corporate Law will be entitled to appraisal rights in connection with the Merger. A copy of Section 17-6712 of the Kansas Corporate Law is attached hereto as Appendix E and is incorporated by reference herein. Under Section 17-6712, a holder of Fourth Financial Preferred Depositary Shares who desires to dissent from the Merger and receive a cash payment for the value of his or her shares must deliver to Fourth Financial written objection to the Merger before the taking of the vote on the Merger Agreement at the Fourth Financial Meeting. The entity resulting from consummation of the Merger (referred to herein as the "Surviving Corporation") will, within ten days of the Effective Time, notify each objecting shareholder that the Merger has become effective. A dissenting shareholder then has twenty days from the date the Surviving Corporation mails such notice in which to demand in writing from the Surviving Corporation payment of the value of his or her Fourth Financial Preferred Depositary Shares. If, within 30 days following such twenty day period, the Surviving Corporation and any dissenting shareholder fail to agree on the value of such holder's Fourth Financial Preferred Depositary Shares, either the Surviving Corporation or any dissenting shareholder may, within four months after the expiration of such 30 day period, file a petition with the district court seeking a determination of the value of such shares by an appraiser(s) appointed by the court. After receiving the report of the appraiser(s), the court then would determine the value of the shares and would direct payment of such value, together with interest, if any, to the parties entitled thereto. Holders of Fourth Financial Preferred Depositary Shares who elect to dissent will be bound by their election and may not thereafter withdraw their election and receive shares of Boatmen's New Preferred Depositary Shares.

     Neither holders of Boatmen's Common or Boatmen's Series B Preferred nor holders of Fourth Financial Common have any dissenters' or appraisal rights under The General Business Corporation Law of Missouri (the "Missouri Corporate Law") or the Kansas Corporate Law, respectively, in connection with the Merger. See "MERGER -- Appraisal Rights of Dissenting Shareholders."


     MANAGEMENT AND OPERATIONS AFTER MERGER

     Mr. Darrell G. Knudson, Chairman of the Board, President and Chief Executive Officer of Fourth Financial, will be an executive officer of Boatmen's following the Merger and two persons, to be selected by Fourth Financial and approved by Boatmen's, will be appointed to the Boatmen's Board following the Merger. It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which two persons will be appointed as new Directors of Boatmen's following the Merger. Except as provided above, it is not anticipated that the management of Boatmen's or the Boatmen's Board will be affected as a result of the Merger. After the Effective Time of the Merger, the Board of Directors of Acquisition Sub will be comprised of representatives of Boatmen's and Acquisition Sub will operate in the same capacities as, and perform many of the same functions presently performed by, Fourth Financial.

     Following the Merger, Boatmen's intends to combine the operations of and, subject to required regulatory approvals, to merge certain of the subsidiary banks of Boatmen's and Fourth Financial and to consolidate the operations of certain other Boatmen's and Fourth Financial subsidiaries which provide similar services. The receipt of such required regulatory approvals is not a condition to, or required for, consummation of the Merger. As of the date of this Joint Proxy Statement/Prospectus, no final determination with respect to such matters has been made.

     While no assurance can be given, Boatmen's and Fourth Financial have estimated, based on information available at this time, pretax expense savings resulting from the Merger to be about $20 million in 1996, growing to about $60 million by 1998. The $60 million in expense savings is expected to be realized in the consolidation of data processing and back office functions resulting in $27 million of savings; the elimination of corporate overhead and duplicate branch locations totalling $25 million and other efficiencies resulting mainly from consolidation of operating units totalling $8 million. The extent to which such expense savings will be achieved is dependent upon various factors, a number of which are beyond the control of Boatmen's and Fourth Financial, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level and composition of expense savings to be realized, or that such savings will be realized in the time-frame currently anticipated. In addition, as described in "MERGER -- Regulatory Approvals," certain regulatory agencies may seek the divestiture of certain assets and liabilities of the combined company following the Merger. However, as of the date of this Joint Proxy Statement/Prospectus neither Boatmen's nor Fourth Financial can predict with any assurance what the aggregate amount of any such divestitures may be. While divestitures may affect certain pro forma combined financial statement amounts, merger and nonrecurring costs, expense savings and revenues, Boatmen's believes that the aggregate amount and financial impact of divestitures will not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. See "PRO FORMA FINANCIAL DATA."

     See "MERGER -- Management and Operations After Merger" and "-- Interests of Certain Persons in Merger."


COMPARISON OF SHAREHOLDER RIGHTS

     The rights of the shareholders of Fourth Financial Common and Boatmen's Common differ in certain respects. The rights of the shareholders of Fourth Financial who receive shares of Boatmen's Common and Boatmen's New Preferred in the Merger will be governed by the Missouri Corporate Law, as Boatmen's is incorporated in Missouri, and by the Restated Articles of Incorporation, Bylaws and other corporate documents of Boatmen's. The governing law and documents of Boatmen's differ from those which apply to Fourth Financial, which is a Kansas corporation, in several respects, of which the material differences, as hereafter described under "COMPARISON OF SHAREHOLDER RIGHTS," are the shareholder votes required for certain business combinations; the removal of directors; the submission of shareholder proposals; certain rights pursuant to Boatmen's Rights Agreement (as hereafter defined under "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan"); the circumstances under which a shareholder may dissent from corporate action and receive fair value for his or her shares; and the consideration of certain non-shareholder interests pursuant to certain statutes. See "DESCRIPTION OF BOATMEN'S CAPITAL STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."


COMPARATIVE STOCK PRICES

     Shares of Boatmen's Common are traded in the over-the-counter market and are listed on Nasdaq under the symbol BOAT. Shares of Fourth Financial Common and Fourth Financial Preferred Depositary Shares are traded in the over-the-counter market and are listed on Nasdaq under the symbols FRTH and FRTHZ, respectively. The following table sets forth the high and low last sale prices of Boatmen's Common, Fourth Financial Common and Fourth Financial Preferred Depositary Shares for the periods indicated, as reported on Nasdaq.

                                                                                                           Fourth Financial
                                                                   Boatmen's         Fourth Financial          Preferred
                                                                    Common                Common           Depositary Shares
                                                               -----------------     -----------------     -----------------
                                                                High       Low        High       Low        High       Low
                                                               ------     ------     ------     ------     ------     ------
     1993   First Quarter ................................     $30.50     $27.00     $31.25     $28.50     $31.00     $28.75
            Second Quarter ...............................      32.13      27.31      30.88      26.88      30.63      27.75
            Third Quarter ................................      32.19      29.25      31.25      28.50      31.00      29.50
            Fourth Quarter ...............................      33.38      27.63      30.38      26.00      31.00      27.50
     1994   First Quarter ................................     $30.50     $27.00     $29.00     $25.38     $29.75     $26.50
            Second Quarter ...............................      34.88      29.25      31.50      26.63      28.88      26.50
            Third Quarter ................................      34.69      30.25      30.50      27.75      29.00      27.13
            Fourth Quarter ...............................      31.13      26.25      32.50      29.50      29.75      27.38
     1995   First Quarter ................................     $31.38     $27.25     $33.25     $29.88     $30.25     $27.50
            Second Quarter ...............................      36.00      30.88      33.50      31.25      30.75      28.25
            Third Quarter ................................      38.00      34.75      36.00      33.00      32.00      30.00
            Fourth Quarter (through November __, 1995) ...      39.75      36.50      38.38      35.50      34.00      31.13

     On August 24, 1995, the last trading day before the announcement of the Merger Agreement, the closing sale prices of Boatmen's Common, Fourth Financial Common and Fourth Financial Preferred Depositary Shares, as reported on Nasdaq, were $37.25 per share, $33.75 per share and $30.00 per depositary share, respectively. The equivalent per common share price for the Fourth Financial Common, which is calculated on the basis of the Common Exchange Ratio, was $37.25 on such date.

     On November __, 1995, the closing sale prices of Boatmen's Common, Fourth Financial Common and Fourth Financial Preferred Depositary Shares, as reported on Nasdaq, were $____________ per share, and $____________ per share and $____________ per depositary share, respectively. The equivalent per common share price for the Fourth Financial Common, which is calculated on the basis of the Common Exchange Ratio, was $____________ on such date. On ____________, 1995, there were approximately ____________ and ____________ holders of record of Boatmen's Common and Fourth Financial Common, respectively.

     Shareholders are advised to obtain current market quotations for Boatmen's Common and Fourth Financial Common.

                      SELECTED COMPARATIVE PER SHARE DATA
                                  (unaudited)

     The following summary presents comparative historical, pro forma and pro forma equivalent unaudited per share data for both Boatmen's and Fourth Financial. The pro forma amounts assume the Merger had been effective during the periods presented and has been accounted for under the pooling of interests method. For a description of pooling of interests accounting with respect to the Merger, see "MERGER--Accounting Treatment." Boatmen's pro forma amounts represent the pro forma results of the combined companies, and Fourth Financial's equivalent pro forma amounts are computed by multiplying the pro forma amounts by a factor of 1, to reflect the Common Exchange Ratio (which equals 1 share of Boatmen's Common for each share of Fourth Financial Common). The data presented should be read in conjunction with the historical financial statements and the related notes thereto incorporated by reference herein, and the pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL DATA."

                                                        SIX MONTHS ENDED
                                                             JUNE 30,            YEAR ENDED DECEMBER 31,
                                                        -----------------     ----------------------------
                                                         1995       1994       1994       1993       1992
                                                        ------     ------     ------     ------     ------
NET INCOME PER COMMON SHARE:
Historical
    Boatmen's ......................................    $ 1.51     $ 1.57     $ 3.17     $ 2.91     $ 2.25
    Fourth Financial ...............................       .72       1.33       2.80       2.67       2.29
Pro forma combined per Boatmen's share .............      1.37       1.52       3.10       2.86       2.26
Equivalent pro forma per Fourth Financial share ....      1.37       1.52       3.10       2.86       2.26

DIVIDENDS PER COMMON SHARE:
Historical
    Boatmen's ......................................    $ 0.68     $ 0.62     $ 1.27     $ 1.15     $ 1.09
    Fourth Financial ...............................      0.55       0.52       1.04       0.98       0.88
Pro forma combined per Boatmen's share /(1)/ .......      0.68       0.62       1.27       1.15       1.09
Equivalent pro forma per Fourth Financial share ....      0.68       0.62       1.27       1.15       1.09

BOOK VALUE PER COMMON SHARE (PERIOD END):
Historical
    Boatmen's ......................................    $21.55     $19.56     $19.95     $19.90     $17.67
    Fourth Financial ...............................     19.93      18.29      18.57      18.65      16.55
Pro forma combined per Boatmen's share .............     21.07      19.34      19.71      19.67      17.47
Equivalent pro forma per Fourth Financial share ....     21.07      19.34      19.71      19.67      17.47
--------------

/(1)/ Boatmen's pro forma dividends per share represent historical dividends per share paid by Boatmen's.

                            SELECTED FINANCIAL DATA

     The following tables present selected consolidated historical financial data for Boatmen's and Fourth Financial and unaudited pro forma combined amounts reflecting the Merger. The pro forma amounts assume the Merger had been effective during the periods presented. The data presented are derived from the consolidated financial statements of Boatmen's and Fourth Financial and should be read in conjunction with the more detailed information and financial statements incorporated by reference in this Joint Proxy Statement/Prospectus. The data should also be read in conjunction with the unaudited pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL DATA."


                                BOATMEN'S/(1)/
                            SELECTED FINANCIAL DATA
                                  (unaudited)

                                                  SIX MONTHS ENDED
                                                      JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                -------------------   ----------------------------------------------------------
                                                  1995       1994        1994         1993         1992        1991       1990
                                                --------   --------   ----------   ----------   ----------   --------   --------
                                                            (income statement amounts in thousands except per share
                                                                  data and balance sheet amounts in millions)
SUMMARIZED INCOME STATEMENT:
  Net Interest Income .......................   $596,914   $588,824   $1,188,288   $1,107,290   $1,001,455   $845,398   $748,821
  Provision for Loan Losses .................     18,881     13,586       25,340       64,812      139,475    118,017    125,662
  Noninterest Income ........................    327,653    307,563      615,144      545,218      500,360    401,694    335,074
  Noninterest Expense .......................    604,709    574,143    1,156,738    1,075,888    1,000,449    865,216    751,687
  Income Tax Expense ........................    106,471    107,054      213,552      162,139       99,228     63,925     38,808
  Net Income ................................    194,506    201,604      407,802      349,669      262,663    199,934    167,738

PER COMMON SHARE DATA:
  Net Income ................................   $   1.51   $   1.57   $     3.17   $     2.91   $     2.25   $   1.78   $   1.56
  Cash Dividends Paid .......................       0.68       0.62         1.27         1.15         1.09       1.07       1.06
  Stockholders' Equity (period end) .........      21.55      19.56        19.95        19.90        17.67      16.32      15.09

FINANCIAL POSITION AT PERIOD END:
  Loans, Net of Unearned Income .............   $ 19,921   $ 17,737   $   18,656   $   16,538   $   14,709   $ 13,777   $ 13,592
  Total Assets ..............................     33,408     31,572       32,878       30,233       27,751     26,144     25,649
  Deposits ..................................     24,417     23,472       25,384       23,952       22,723     20,826     20,608
  Long-Term Debt ............................        522        586          592          530          428        342        314
  Stockholders' Equity ......................      2,782      2,519        2,561        2,410        2,102      1,871      1,627

SELECTED FINANCIAL RATIOS:
  Return on Average Assets ..................       1.20%      1.29%        1.29%        1.23%        0.99%      0.81%      0.75%
  Return on Average Common Equity ...........      14.48      16.14        16.14        15.58        13.20      11.32      10.58
  Return on Average Total Equity ............      14.49      16.15        16.14        15.59        13.21      11.33      10.58
  Net Interest Margin .......................       4.25       4.40         4.35         4.49         4.35       4.01       3.98
  Nonperforming Assets as % of Total Loans
    and Foreclosed Property/(2)/ ............       0.95       1.50         1.06         1.85         2.80       3.74       3.76
  Nonperforming Loans as % of Total Loans ...       0.66       0.90         0.73         1.16         1.89       2.45       3.02
  Loan Reserve as % of Net Loans ............       1.93       2.14         2.02         2.26         2.26       2.05       1.91
  Net Charge-Offs % of Average Loans ........       0.13       0.13         0.15         0.23         0.75       0.78       0.73
  Earnings to Combined Fixed Charges and
    Preferred Stock Dividends
      Excluding Interest on Deposits/(3)/ ...       2.81       4.22         3.65         5.16         3.85       2.54       1.83
      Including Interest on Deposits/(4)/ ...       1.55       1.81         1.74         1.71         1.43       1.23       1.17
  Equity to Assets...........................       8.33       7.98         7.79         7.97         7.57       7.16       6.34
  Tangible Equity to Assets/(5)/ ............       7.47       7.03         6.92         7.04         6.80       6.44       5.68
  Tier 1 Risk-Based Capital .................      10.87      10.94        10.90        10.90        10.55      10.11         --
  Total Risk-Based Capital ..................      13.90      14.23        14.03        14.39        13.74      13.05         --
--------------

(footnotes on following page)

/(1)/ The information set forth in this table does not give effect to the recent and pending acquisitions of other financial institutions. See "PARTIES -- Boatmen's -- Recent and Pending Acquisitions." The Selected Financial Data set forth in this table reflects Worthen Banking Corporation, a pooling acquisition completed on February 28, 1995, for all periods presented, as this represented a significant subsidiary. The Selected Financial Data also reflects results from the pooling acquisitions of Dalhart Bancshares, Inc., The First National Bank in Pampa and National Mortgage Company (other minor pooling acquisitions completed in 1995), for the 1995 and 1994 periods. Financial information prior to 1994 does not reflect these smaller acquisitions due to the immaterial impact on results of operations.

/(2)/ Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.

/(3)/ Earnings represent pretax income before fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third of net rental expense, which approximates the interest component of such expense, and amortization of debt expense. Preferred stock dividends have been adjusted to a pretax basis using Boatmen's effective tax rate.

/(4)/ Earnings represent pretax income before fixed charges. Fixed charges, including interest on deposits, include all interest expense, one-third of net rental expense, which approximates the interest component of such expense, and amortization of debt expense.

/(5)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                                FOURTH FINANCIAL

                            SELECTED FINANCIAL DATA
                                  (unaudited)

                                               SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                              ---------------------------  -----------------------------------------------------
                                                  1995           1994        1994       1993       1992       1991       1990
                                              -------------  ------------  ---------  ---------  ---------  ---------  ---------
                                                           (income statement amounts in thousands except per share
                                                                 data and balance sheet amounts in millions)
SUMMARIZED INCOME STATEMENT:
 Net Interest Income........................      $135,547      $135,789   $280,653   $268,060   $244,842   $213,755   $183,123
 Provision for Loan Losses..................         2,033           331        836      7,037     21,433     43,926     49,527
 Noninterest Income.........................        28,769        49,170     98,516     87,036     81,547     83,542     65,960
 Noninterest Expense........................       126,406       124,355    254,343    257,552    221,643    211,376    188,258
 Income Tax Expense.........................        12,315        20,607     40,866     22,980     19,900     10,229      5,994
 Net Income Before Extraordinary Items
  and Changes in Accounting Principles......        23,562        39,666     83,124     67,527     63,413     31,766      5,304
 Extraordinary Items/Changes in
  Accounting Principles/(1)/................            --            --         --     10,582      2,503      1,397      3,900
 Net Income.................................        23,562        39,666     83,124     78,109     65,916     33,163      9,204

PER COMMON SHARE DATA:
 Net Income
  Primary...................................      $   0.72      $   1.33   $   2.80   $   2.67   $   2.29   $   1.33   $   0.40
  Fully Diluted.............................          0.72          1.29       2.71       2.55       2.21       1.30       0.40
 Cash Dividends Paid........................          0.55          0.52       1.04       0.98       0.88       0.88       0.88
 Stockholders' Equity (period end)..........         19.93         18.29      18.57      18.65      16.55      15.29      14.68

FINANCIAL POSITION AT PERIOD END:
 Loans, Net of Unearned Income..............      $  4,386      $  3,670   $  4,062   $  3,398   $  2,966   $  2,882   $  3,065
 Total Assets...............................         7,505         7,726      7,814      6,966      6,794      5,791      5,899
 Deposits...................................         6,042         5,796      5,725      5,510      5,583      4,181      3,671
 Long-Term Debt.............................           268           503        449        273         39         53         24
 Stockholders' Equity.......................           650           597        605        610        536        386        366

SELECTED FINANCIAL RATIOS:
 Return on Average Assets...................          0.62%         1.12%      1.12%      1.16%      1.10%      0.57%      0.17%
 Return on Average Common Equity............          7.64         14.37      15.13      15.21      14.48       8.84       2.63
 Return on Average Total Equity.............          7.58         13.17      13.79      13.71      13.14       8.78       2.61
 Net Interest Margin........................          4.05          4.38       4.32       4.56       4.67       4.35       4.28
 Nonperforming Assets as % of
   Total Loans and Foreclosed Property/(2)/.          0.97          1.25       1.20       1.57       2.36       3.64       4.69
 Nonperforming Loans as % of
   Total Loans..............................          0.85          1.02       1.06       1.28       1.68       2.31       3.02
  Loan Reserve as % of Net Loans.............         1.64          2.02       1.79       2.01       2.53       2.46       2.09
 Net Charge-Offs as % of Average
   Loans....................................          0.21         (0.01)      0.05       0.55       0.83       1.26       1.17
 Equity to Assets...........................          8.66          7.72       7.75       8.76       7.89       6.66       6.21
 Tangible Equity to Assets/(3)/.............          7.48          6.40       6.60       7.88       6.99       5.63       5.54
 Tier 1 Risk-Based Capital..................         10.74         10.92      11.05      12.68      13.18      10.47         --
 Total Risk-Based Capital...................         11.99         12.17      12.30      13.93      14.43      11.73         --

___________________________

 /(1)/ Includes cumulative effect of FAS No. 109 adoption in 1993 and 1992, and tax benefit from utilization of net operating loss carryforwards in 1991 and 1990.
 /(2)/ Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
 /(3)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                         BOATMEN'S AND FOURTH FINANCIAL

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                  (unaudited)

                                         SIX MONTHS ENDED
                                             JUNE 30,                           YEAR ENDED DECEMBER 31,
                                       --------------------  -------------------------------------------------------------
                                         1995       1994        1994         1993         1992         1991        1990
                                       ---------  ---------  -----------  -----------  -----------  -----------  ---------
                                                    (income statement amounts in thousands except per share
                                                          data and balance sheet amounts in millions)
SUMMARIZED INCOME STATEMENT:
  Net Interest Income................  $732,461   $724,613   $1,468,941   $1,375,350   $1,246,297   $1,059,153   $931,944
  Provision for Loan Losses..........    20,914     13,917       26,176       71,849      160,908      161,943    175,189
  Noninterest Income.................   356,422    356,733      713,660      632,254      581,907      485,236    401,034
  Noninterest Expense................   731,115    698,498    1,411,081    1,333,440    1,222,092    1,076,592    939,945
  Income Tax Expense/(1)/............   118,786    127,661      254,418      174,537      116,625       72,757     40,902
  Net Income/(1)/....................   218,068    241,270      490,926      427,778      328,579      233,097    176,942

PER COMMON SHARE DATA/(1)(2)/:
  Net Income.........................  $   1.37   $   1.52   $     3.10   $     2.86   $     2.26   $     1.70   $   1.36
  Cash Dividends Paid................      0.68       0.62         1.27         1.15         1.09         1.07       1.06
  Stockholders' Equity (period end)..     21.07      19.34        19.71        19.67        17.47        16.13      15.01

FINANCIAL POSITION AT PERIOD END:
  Loans, Net of Unearned Income......  $ 24,307   $ 21,407   $   22,718   $   19,936   $   17,675   $   16,659   $ 16,657
  Total Assets.......................    40,913     39,298       40,692       37,199       34,545       31,935     31,548
  Deposits...........................    30,459     29,268       31,109       29,462       28,306       25,007     24,279
  Long-Term Debt.....................       709      1,089        1,041          803          467          395        338
  Stockholders' Equity...............     3,401      3,116        3,166        3,020        2,638        2,257      1,993

SELECTED FINANCIAL RATIOS:
  Return on Average Assets...........      1.08%      1.26%        1.26%        1.21%        1.01%        0.77%      0.64%
  Return on Average Common...........
    Equity...........................     13.35      15.82        15.97        15.52        13.42        10.89       9.14
  Return on Average Total Equity.....     13.17      15.54        15.69        15.21        13.19        10.88       9.13
  Net Interest Margin................      4.21       4.39         4.35         4.50         4.41         4.08       4.03
  Nonperforming Assets as % of
    Total Loans and Foreclosed
    Property/(3)/....................      0.96       1.46         1.08         1.80         2.73         3.73       3.93
  Nonperforming Loans as % of
    Total Loans......................      0.70       0.92         0.79         1.18         1.86         2.43       3.02
  Loan Reserve as % of Net Loans.....      1.88       2.12         1.98         2.22         2.30         2.12       1.95
  Net Charge-Offs as % of Average
    Loans............................      0.14       0.10         0.13         0.29         0.77         0.86       0.81
  Equity to Assets...................      8.31       7.93         7.78         8.12         7.64         7.07       6.32
  Tangible Equity to Assets/(4)/.....      7.39       6.91         6.86         7.20         6.84         6.29       5.66
  Tier 1 Risk-Based Capital..........     10.73      10.94        10.93        11.21        10.98        10.16         --
  Total Risk-Based Capital...........     13.45      13.86        13.72        14.31        13.85        12.86         --

___________________________

 /(1)/ Net income includes $10,582 for the year ended December 31, 1993 and $2,503 for the year ended December 31, 1992, for the cumulative effect of SFAS No. 109 adoption by Fourth Financial and $1,397 and $3,900 for the years ended December 31, 1991 and 1990, respectively, for tax benefit from utilization of net operating loss carryforwards at Fourth Financial. While the impact of this activity was separately reported as extraordinary items and changes in accounting principles in the Fourth Financial Selected Financial Data, such adjustments are immaterial in relation to Boatmen's and Fourth Financial pro forma combined results of operations. Accordingly, such adjustments are included herein as a component of income tax expense.
 /(2)/ Primary and fully diluted earnings per share calculations have not been provided because dilution is less than 3%.
 /(3)/ Nonperforming assets include nonaccrual loans, restructured loans, loans past due 90 days or more and foreclosed property.
 /(4)/ Tangible equity to assets is defined as total equity less all intangibles as a percentage of total tangible assets.

                               BOATMEN'S MEETING


DATE, TIME AND PLACE

  This Joint Proxy Statement/Prospectus is being furnished to shareholders of Boatmen's in connection with the solicitation of proxies by the Boatmen's Board for use at the Boatmen's Meeting to be held at Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101 on December 12, 1995, at 10:00 a.m., local time, and at any adjournment or postponement thereof.


MATTERS TO BE CONSIDERED

  At the Boatmen's Meeting, the holders of Boatmen's Common and Boatmen's
Series B Preferred will be asked, in accordance with the shareholder approval requirements of the By-Laws of the NASD, to consider and vote upon the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. The By-Laws of the NASD require shareholder approval of such issuance because the number of shares of Boatmen's Common to be issued in the Merger (including the shares of Boatmen's Common issuable upon conversion of the Boatmen's New Preferred) is expected to exceed 20% of the shares of Boatmen's Common and voting power outstanding immediately prior to such issuance. (The holders of Boatmen's Common and Boatmen's Series B Preferred may also be asked to vote upon a proposal to adjourn or postpone the Boatmen's Meeting which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the Merger Agreement.)

  The date on which this Joint Proxy Statement/Prospectus is first being sent to shareholders of Boatmen's is November 13, 1995.


RECORD DATE

  The Boatmen's Board has fixed the close of business on October 23, 1995 as the Boatmen's Record Date for the determination of shareholders of Boatmen's Common and Boatmen's Series B Preferred to receive notice of and to vote at the Boatmen's Meeting. On the Boatmen's Record Date there were 128,370,928 shares of Boatmen's Common and 9,809 shares of Boatmen's Series B Preferred issued and outstanding. Only holders of shares of Boatmen's Common and Boatmen's Series B Preferred of record on the Boatmen's Record Date are entitled to vote at the Boatmen's Meeting. No shares of Boatmen's Common and Boatmen's Series B Preferred can be voted at the Boatmen's Meeting unless the record holder is present in person or represented by proxy at the Boatmen's Meeting.


VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the issued and outstanding shares of Boatmen's Voting Stock entitled to vote on the Boatmen's Record Date is necessary to constitute a quorum at the Boatmen's Meeting. Pursuant to the By-Laws of the NASD, the affirmative vote of a majority of the shares of Boatmen's Voting Stock present, in person or by proxy, at the Boatmen's Meeting is required to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth

Financial pursuant to the terms of the Merger Agreement. Each holder of Boatmen's Common and Boatmen's Series B Preferred is entitled to one vote per share of Boatmen's Common and one vote per share of Boatmen's Series B Preferred, respectively. Approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement by the requisite vote of the holders of Boatmen's Voting Stock is a condition to, and required for, consummation of the Merger. See "MERGER -- Certain Conditions to Consummation of Merger."


SECURITY OWNERSHIP OF MANAGEMENT

  As of the Boatmen's Record Date, 128,370,928 shares of Boatmen's Common and 9,809 shares of Boatmen's Series B Preferred were issued and outstanding, respectively, and approximately 1,391,239 shares, or 1.08%, of Boatmen's Common, and no shares of Boatmen's Series B Preferred were beneficially owned by directors and executive officers of Boatmen's and their affiliates. It is currently expected that each such director and executive officer of Boatmen's will vote the shares of Boatmen's Common beneficially owned by him or her for approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement. As of the Boatmen's Record Date, subsidiaries of Boatmen's held 9,700,215, or 7.6%, of Boatmen's Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. It is the practice of these entities when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Boatmen's Record Date, directors and executive officers of Fourth Financial and their affiliates did not beneficially own any shares of Boatmen's Common or Boatmen's Series B Preferred. As of the Boatmen's Record Date, the banking and trust subsidiaries of Fourth Financial, as fiduciaries, custodians or agents, held a total of 51,372 shares, or less than 1%, of Boatmen's Common under trust agreements and other instruments and agreements.

  Additional information with respect to beneficial ownership of Boatmen's Common and Boatmen's Series B Preferred by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Boatmen's Common by directors and executive officers of Boatmen's is incorporated by reference to the 1994 Annual Report on Form 10-K of Boatmen's. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


VOTING AND REVOCATION OF PROXIES

  Proxies for use at the Boatmen's Meeting accompany this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Boatmen's Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Boatmen's Meeting. Shares of Boatmen's Voting Stock represented by a proxy properly signed and returned to Boatmen's at, or prior to, the Boatmen's Meeting, unless subsequently revoked, will be voted at the Boatmen's Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Boatmen's Voting Stock represented by such proxy will be voted FOR the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement and FOR the proposal regarding any adjournment or postponement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Boatmen's Meeting by filing with the Secretary of Boatmen's a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of Boatmen's proxies should be addressed to Boatmen's Bancshares, Inc., One Boatmen's Plaza, 800 Market Street, St. Louis, Missouri 63101, Attention: Corporate Secretary. A holder of Boatmen's Voting Stock who previously signed and returned a proxy and who elects to attend the Boatmen's Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of Boatmen's at the Boatmen's Meeting and voting in person by ballot at the Boatmen's Meeting; however, attendance at the Boatmen's Meeting will not in and of itself constitute a revocation of the proxy.

  Boatmen's intends to count shares of Boatmen's Voting Stock present in person at the Boatmen's Meeting but not voting, and shares of Boatmen's Voting Stock for which it has received proxies but with respect to which holders of shares have abstained, as present at the Boatmen's Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Boatmen's Meeting without specific instructions from such customers. Since the affirmative vote of a majority of the shares of Boatmen's Voting Stock present, in person or by proxy, at the Boatmen's Meeting is required to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of Boatmen's Voting Stock will have the effect of a vote against the approval of the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the terms of the Merger Agreement.


SOLICITATION OF PROXIES

  In addition to solicitation of proxies from shareholders of Boatmen's Common and Boatmen's Series B Preferred by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of Boatmen's, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing the Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by Boatmen's. Boatmen's has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for an estimated fee of $6,000, plus reasonable out-of-pocket expenses.


                            FOURTH FINANCIAL MEETING

DATE, TIME AND PLACE

  This Joint Proxy Statement/Prospectus is being furnished to shareholders of Fourth Financial in connection with the solicitation of proxies by the Fourth Financial Board for use at the Fourth Financial Meeting to be held in the auditorium on the Lower Level of the Fourth Financial Center, at 100 North Broadway, Wichita, Kansas 67202 on December 12, 1995, at 10:00 a.m., local time, and at any adjournment or postponement thereof. Copies of this Joint Proxy Statement/Prospectus also are being furnished by Fourth Financial to the holders of Fourth Financial Preferred and Fourth Financial Preferred

Depositary Shares, but proxies are not being solicited from such holders and such holders are not entitled to vote at the Fourth Financial Meeting.


MATTERS TO BE CONSIDERED

  At the Fourth Financial Meeting, the holders of Fourth Financial Common will be asked to consider and vote upon the adoption and approval of the Merger Agreement providing for the Merger of Fourth Financial with and into Acquisition Sub. (The holders of Fourth Financial Common may also be asked to vote upon a proposal to adjourn or postpone the Fourth Financial Meeting which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement.)

  The date on which this Joint Proxy Statement/Prospectus is first being sent to shareholders of Fourth Financial is November 13, 1995.


RECORD DATE

  The Fourth Financial Board has fixed the close of business on October 23, 1995 as the Fourth Financial Record Date for the determination of shareholders of Fourth Financial Common to receive notice of and to vote at the Fourth Financial Meeting. On the Fourth Financial Record Date there were 27,644,870 shares of Fourth Financial Common issued and outstanding. Only holders of shares of Fourth Financial Common of record on the Fourth Financial Record Date are entitled to vote at the Fourth Financial Meeting. The holders of record of shares of Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares on the Fourth Financial Record Date will receive notice of, but will not be entitled to vote at, the Fourth Financial Meeting. No shares of Fourth Financial Common can be voted at the Fourth Financial Meeting unless the record holder is present in person or represented by proxy at the Fourth Financial Meeting.


VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the issued and outstanding shares of Fourth Financial Common entitled to vote on the Fourth Financial Record Date is necessary to constitute a quorum at the Fourth Financial Meeting. Pursuant to the Kansas Corporate Law, the affirmative vote of the holders of a majority of all of the issued and outstanding shares of Fourth Financial Common is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Each holder of Fourth Financial Common is entitled to one vote per share of Fourth Financial Common. Holders of shares of Fourth Financial Preferred are not entitled to vote on the matters to be considered at the Fourth Financial Meeting.


SECURITY OWNERSHIP OF MANAGEMENT

  As of the Fourth Financial Record Date, 27,644,870 shares of Fourth Financial Common were issued and outstanding and approximately 1,253,759 shares, or 4.54%, of Fourth Financial Common were beneficially owned by directors and executive officers of Fourth Financial and their affiliates. It is currently expected that each such director and executive officer of Fourth Financial will vote the shares of Fourth

Financial Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As of the Fourth Financial Record Date, subsidiaries of Fourth Financial, in various fiduciary capacities, held a total of 1,760,506 shares, or 6.37%, of Fourth Financial Common under trust agreements and other instruments and agreements. It is the practice of these entities when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Fourth Financial Record Date, directors and executive officers of Boatmen's and their affiliates beneficially owned 1,000 shares, or less than 1%, of Fourth Financial Common. As of the Fourth Financial Record Date, subsidiaries of Boatmen's held 44,849, or less than 1%, of Fourth Financial Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially.

  A number of executive officers of Fourth Financial, including those individuals who have Severance Agreements, have indicated to Fourth Financial that they may make sales of some or all of their respective holdings of Fourth Financial Common, including shares that may be obtained pursuant to the exercise of stock options, prior to the Effective Time of the Merger. Fourth Financial has been advised by each of these executive officers that such sales will be made exclusively at the discretion of the individual executive officers, based on their own individual investment and tax planning considerations, and will comply with the S.E.C. guidelines regarding pooling of interests accounting treatment described under "MERGER --Resale of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares." As of November 1, 1995, after giving effect to the vesting of various Fourth Financial stock options that would occur as a result of a favorable Fourth Financial shareholder vote with respect to the proposal to approve the Merger Agreement, those executive officers who have Severance Agreement as a group would beneficially own approximately 822,782 shares of Fourth Financial Common.

  Additional information with respect to beneficial ownership of Fourth Financial Common by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Fourth Financial Common by directors and executive officers of Fourth Financial is incorporated by reference to the 1994 Annual Report on Form 10-K of Fourth Financial. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


VOTING AND REVOCATION OF PROXIES

  Proxies for use at the Fourth Financial Meeting accompany this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Fourth Financial Meeting in person or wishes to have his or her shares voted by proxy even if he or she does attend the Fourth Financial Meeting. Shares of Fourth Financial Common represented by a proxy properly signed and returned to Fourth Financial at, or prior to, the Fourth Financial Meeting, unless subsequently revoked, will be voted at the Fourth Financial Meeting in accordance with instructions thereon. If a proxy is properly signed and returned and the manner of voting is not indicated on the proxy, any shares of Fourth Financial Common represented by such proxy will be voted FOR the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR the proposal regarding any adjournment or postponement. Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Fourth Financial Meeting by filing with the Secretary of Fourth Financial a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of Fourth Financial proxies should be addressed to Fourth Financial Corporation, 100 North Broadway, Wichita, Kansas 67202, Attention: Corporate Secretary. A holder of Fourth Financial Common who previously signed and returned a proxy and who elects to attend the Fourth Financial Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of Fourth Financial at the Fourth Financial Meeting and voting in person by ballot at the Fourth Financial Meeting; however, attendance at the Fourth Financial Meeting will not in and of itself constitute a revocation of the proxy.

  Fourth Financial intends to count shares of Fourth Financial Common present in person at the Fourth Financial Meeting but not voting, and shares of Fourth Financial Common for which it has received proxies but with respect to which holders of shares have abstained, as present at the Fourth Financial Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, without specific instructions from such customers. Since the affirmative vote of the holders of a majority of the issued and outstanding shares of Fourth Financial Common entitled to vote on the Fourth Financial Record Date is required to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions and the failure of such customers to provide specific instructions with respect to their shares of Fourth Financial Common will have the effect of a vote against the adoption and approval of the Merger Agreement.


SOLICITATION OF PROXIES

  In addition to solicitation of proxies from shareholders of Fourth Financial Common by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of Fourth Financial, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing the Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals, will be borne by Fourth Financial. Fourth Financial has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for an estimated fee of $5,000, plus reasonable out-of-pocket expenses.

  Boatmen's and Fourth Financial have agreed to share in the expense of preparation of this Joint Proxy Statement/Prospectus, and Boatmen's will bear the entire cost of printing this Joint Proxy Statement/Prospectus and all S.E.C. and other regulatory filing fees incurred in connection therewith.

                                    PARTIES

BOATMEN'S

  GENERAL

  Boatmen's, a Missouri corporation, is a multi-bank holding company headquartered in St. Louis, Missouri. Its largest subsidiary, The Boatmen's National Bank of St. Louis, was founded in 1847 and is the oldest bank west of the Mississippi River. Boatmen's owns substantially all of the capital stock of 55 subsidiary banks, including a federal savings bank, which operate from over 500 banking locations in Missouri, Arkansas, Illinois, Iowa, Kansas, New Mexico, Oklahoma, Tennessee and Texas. Boatmen's other principal businesses include a trust company, a mortgage banking company, a credit life insurance company, a credit card bank and an insurance agency. At June 30, 1995, Boatmen's had consolidated assets of $33.4 billion and total shareholders' equity of $2.8 billion, making it one of the 30 largest bank holding companies in the United States.

  Boatmen's is among the twenty largest providers of personal trust services in the nation, providing personal trust services primarily within its banks' market areas and institutional and pension-related trust services on a national scale. Operating principally through Boatmen's Trust Company, its subsidiaries and trust departments of selected banks, the combined trust operations had assets under management totaling approximately $45 billion at June 30, 1995. The trust operations, with revenues in 1994 of $164.9 million, provide Boatmen's with a significant source of noninterest income.

  Additional information regarding Boatmen's and its subsidiaries is set forth in the Boatmen's documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  RECENT AND PENDING ACQUISITIONS

  Citizens Bancshares Corporation. On October 27, 1995, Boatmen's acquired, in exchange for shares of Boatmen's Common, all of the issued and outstanding shares of Citizens Bancshares Corporation ("Citizens"), a bank holding company located in Little Rock, Arkansas, and its subsidiary, Citizens Bank of Jonesboro, an Arkansas state-chartered bank headquartered in Jonesboro, Arkansas. At June 30, 1995, Citizens had consolidated assets of approximately $230 million and shareholders' equity of approximately $20.5 million. Boatmen's exchanged approximately 1.125 million shares of Boatmen's Common for all of the stock of Citizens, which represents less than 1% of the total number of shares of Boatmen's Common outstanding as of the date hereof.

  Tom Green National Bank. On August 29, 1995, Boatmen's entered into an Agreement and Plan of Merger to acquire, in exchange for shares of Boatmen's Common, all of the issued and outstanding shares of Tom Green National Bank, a national banking association located in San Angelo, Texas ("Tom Green Bank").
At June 30, 1995, Tom Green Bank had assets of approximately $73 million and shareholders' equity of approximately $4.7 million. Upon consummation of the transaction, Boatmen's intends to merge Tom Green Bank with Boatmen's First National Bank of Amarillo, a national banking association and indirect wholly-owned subsidiary of Boatmen's headquartered in Amarillo, Texas. Boatmen's would exchange approximately 220,000 shares of Boatmen's Common for all of the stock of Tom Green Bank, which represents less than 1% of the total number of shares of Boatmen's Common outstanding as of the date hereof. The Tom Green Bank acquisition, which is subject to, among other things, regulatory approval and approval by shareholders of Tom Green Bank, is expected to be completed in the first quarter of 1996. There can be no assurance that the Tom Green Bank transaction will be consummated. Consummation of the Merger is not conditioned upon consummation of the Tom Green Bank acquisition.


FOURTH FINANCIAL

  Fourth Financial, a Kansas corporation, is a bank holding company headquartered in Wichita, Kansas, which offers a broad range of bank and bank-related services through its subsidiaries, BANK IV, National Association ("BANK IV") and BANK IV Oklahoma, National Association ("BANK IV Oklahoma"; BANK IV and BANK IV Oklahoma are referred to herein collectively as the "Fourth Financial Subsidiary Banks"). At June 30, 1995, Fourth Financial was among the 80 largest bank holding companies in the United States. Fourth Financial is the largest bank holding company headquartered in Kansas and, at June 30, 1995, had total consolidated assets of $7.5 billion, total deposits of $6.0 billion, and shareholders' equity of $650 million. BANK IV, whose predecessor was originally organized in 1887, is the largest commercial bank in Kansas and, at June 30, 1995, had approximately 12.0% of all insured deposits in Kansas. BANK IV, the only major statewide bank in Kansas, has 87 offices in 36 communities in Kansas and four offices in Independence, Missouri. BANK IV Oklahoma has 56 offices in 23 communities in Oklahoma and is the third largest bank in Oklahoma.

  The Fourth Financial Subsidiary Banks provide a wide range of commercial and retail banking services. Each separate BANK IV market-based unit is under the management of a local president. Trust and customer investments, mortgage banking, commercial finance and leasing, and bank card services are each managed on a line-of-business basis. At June 30, 1995, the Fourth Financial Subsidiary Banks held total assets of $5.4 billion in various fiduciary capacities and exercised investment authority over $2.6 billion of these assets. Also on that date, the Fourth Financial Subsidiary Banks serviced a $1.5 billion residential mortgage loan portfolio, of which $662 million was serviced for others. BANK IV operates the VIA system, a network of 334 automated teller machines located in Kansas, Oklahoma and Missouri at which approximately 12.7 million electronic banking transactions were initiated during 1994.

  Fourth Financial also owns several other subsidiaries which perform various financially-related services. These subsidiaries include a community development corporation, which makes loans and investments to promote redevelopment in low- and moderate-income neighborhoods of the communities served by Fourth Financial Subsidiary Banks and to finance small and minority-owned businesses; a subsidiary of BANK IV which offers non-deposit investment products and services at offices of the Fourth Financial Subsidiary Banks; and a company which reinsures credit life and health insurance policies. Such subsidiaries in the aggregate do not account for a material portion of Fourth Financial's revenues or profits.

  Additional information regarding Fourth Financial and its subsidiaries is set forth in the Fourth Financial documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."


ACQUISITION SUB

  Acquisition Sub, a Kansas corporation, was organized as a wholly-owned subsidiary of Boatmen's solely for the purpose of effectuating the Merger and has not engaged in any significant business activity.

                              RECENT DEVELOPMENTS

BOATMEN'S

  On October 16, 1995, Boatmen's issued a press release reporting its unaudited financial results for the nine months ended September 30, 1995. The following is a summary of such financial results.

                          CONDENSED FINANCIAL RESULTS
                                  (unaudited)

                                           Nine months ended September 30
                                        -------------------------------------
                                          1995            1994       % change
                                        ---------       ---------    --------
                                         (in millions except per share data)
SUMMARIZED INCOME STATEMENT:
  Net Interest Income                   $   901.8       $   888.1       1.5%
  Provision for Loan Losses                  30.0            20.4      46.8
  Noninterest Income                        495.4           457.1       8.4
  Noninterest Expense                       896.2/(1)/      860.4       4.2
  Net Income                                305.1           303.6       0.5
  Net Income Before Nonrecurring
     Merger Expenses                        325.1           303.6       7.1

PER COMMON SHARE DATA:
  Net Income                            $    2.37       $    2.36       0.4%
  Net Income Before Nonrecurring
     Merger Expenses                         2.53            2.36       7.2
  Cash Dividends Paid                        1.02            0.93       9.7
  Stockholders' Equity (period end)         21.90           19.87      10.2

FINANCIAL POSITION AT PERIOD END:
  Total Assets                          $32,941.6       $32,264.0       2.1%
  Earning Assets                         29,571.3        28,838.2       2.5
  Loans, Net of Unearned Income          19,780.5        18,212.4       8.6
  Deposits                               24,594.2        23,702.3       3.8
  Long-Term Debt                            524.3           594.0     (11.7)
  Stockholders' Equity                    2,809.0         2,559.7       9.7

SELECTED FINANCIAL RATIOS:
  Return on Average Assets                   1.24%           1.29%
  Return on Average Assets Before
     Nonrecurring Merger Expenses            1.33            1.29
  Return on Average Equity                  14.92           16.11
  Return on Average Equity Before
     Nonrecurring Merger Expenses           15.90           16.11
  Net Interest Margin                        4.24            4.37
  Equity to Assets                           8.53            7.93

_________________________
/(1)/ Includes nonrecurring merger expenses of $26 million.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY
Summary of Reserve for Loan Losses
September 30 (in millions)                                1995        1994
----------------------------------------------------------------------------
Balance, beginning of year                               $ 376.6     $ 376.3
----------------------------------------------------------------------------
  Loans charged off                                        (51.3)      (52.7)
  Recoveries on loans previously charged off                31.3        37.3
----------------------------------------------------------------------------
  Net charge-offs                                          (20.0)      (15.4)
  Provision charged to expense                              30.0        20.4
  Loan reserve from acquisitions                             3.7          .9
----------------------------------------------------------------------------
Balance, end of period                                   $ 390.3     $ 382.2
============================================================================
At end of period:
  Loan reserve as % of net loans                            1.97%       2.10%
  Loan reserve as % of nonperforming loans                298.00      228.86
Net charge-offs as % of average loans                        .14         .12
============================================================================

Summary of Nonperforming Assets
September 30 (in millions)                                  1995        1994
----------------------------------------------------------------------------
Nonaccrual                                               $  97.4     $ 119.9
Restructured                                                 6.6         7.1
Past due 90 days or more                                    27.0        40.0
----------------------------------------------------------------------------
  Total nonperforming loans                                131.0       167.0
----------------------------------------------------------------------------
Foreclosed property                                         45.4       105.3
----------------------------------------------------------------------------
  Total nonperforming assets                             $ 176.4     $ 272.3
============================================================================
Nonperforming loans as % of total loans                      .66%        .91%
Nonperforming assets as % of total loans and
  foreclosed property                                        .89        1.48
Nonperforming assets as % of total assets                    .54         .84
Loan reserve as % of nonperforming loans                  298.00      228.86
============================================================================

   Net income for the nine months of 1995 increased 7.1% to $325.1 million, or $2.53 per share, from $303.6 million, or $2.36 per share, excluding the impact of nonrecurring merger expenses in the first half of 1995. Net income in 1995 was reduced by after-tax merger expenses totaling $20 million or $.16 per share. Including merger expense, net income for the nine months of 1995 was $305.1 million or $2.37 per share. The earnings improvement for the nine months reflected higher net interest income and noninterest income, offset in part by an increased provision for loan losses and higher noninterest expense.

   Net interest income, on a fully-taxable equivalent basis, increased by 1.3% over the nine months of 1994, due to moderate growth in average earning assets, partially offset by a decrease in the net interest margin.

   Average earning assets increased 4.6% for the nine months primarily due to strong loan growth. The net interest margin for the nine months was 4.24% compared to 4.37% for the same period last year. This decline reflected rising short-term interest rates and an inverted yield curve which restricted the net interest margin to some extent due to Boatmen's modest liability sensitive position.

   Noninterest income increased 8.4% for the nine months, primarily due to growth in trust fees, mortgage banking revenues and credit card income. Trust fees increased 7.5% for the nine months, due to new business within the pension/institutional and personal trust lines of business, and an increase in market values of trust assets on which some fees are based.

   Credit card income increased 19.9% for the nine months, primarily due to growth in cardholder revenues. Income from mortgage banking operations totaled $58.9 million for the nine months, an increase of 30.0% over the year ago period. Mortgage banking revenues in 1995 include a $7.9 million gain recognized on the sale of approximately $700 million of mortgage servicing.

   Noninterest expense increased 4.2% for the nine months, and excluding merger expenses of $26 million, noninterest expense increased by only 1.1% over the prior year. Staff expense increased by .3% and F.D.I.C. assessments decreased by 31.4% from the first nine months of 1994 due to a third quarter refund from the F.D.I.C. Increases in other expense included higher levels of uninsured losses, an increase in reserves for litigation and higher levels of yield maintenance and fund support related to Boatmen's trust subsidiary's short-term money market fund.

   The provision for loan losses totaled $30.0 million for the nine months compared to $20.4 million in 1994. For the nine months, net loan charge-offs were $20 million compared to $15.4 million in 1994, and annualized net charge-offs as a percentage of average loans were .14% in 1995 and .12% in 1994.

   At September 30, 1995, total assets were $32.9 billion compared with $32.3 billion at September 30, 1994. At September 30, 1995, loans totaled $19.8 billion an increase of 8.6% over the same period of last year. Loan growth was primarily due to an increase in middle-market loans and loans to Fortune 1,000 companies, partially offset by the sale of about $300 million in consumer loans through an auto-loan securitization sale completed in the third quarter of 1995. Loan growth was funded primarily by proceeds from maturing investment securities and moderate growth in core deposits.


FOURTH FINANCIAL

   On October 16, 1995, Fourth Financial issued a press release reporting its unaudited financial results for the nine months ended September 30, 1995. The following is a summary of such financial results. Prior year financial information has been restated for a pooling of interests.

                          CONDENSED FINANCIAL RESULTS
                                  (UNAUDITED)

                                            Nine months ended September 30
                                         ------------------------------------
                                            1995          1994       % change
                                         ----------    ----------    --------
                                         (in thousands except per share data)
SUMMARIZED INCOME STATEMENT:
  Net Interest Income                    $  205,658    $  209,173      (1.7)%
  Provision for Loan Losses                   3,294           340       8.7
  Noninterest Income                         56,590        73,501     (23.0)
  Noninterest Expense                       186,370       189,267      (1.5)
  Net Income                                 46,606        61,650     (24.4)

PER COMMON SHARE DATA:
  Net Income
     Primary                             $     1.50    $     2.07     (27.5)%
     Fully Diluted                             1.50          2.01     (25.4)
  Cash Dividends Paid                          0.84          0.78       7.7
  Stockholders' Equity (period end)           20.35         18.44      10.4

FINANCIAL POSITION AT PERIOD END:
  Total Assets                           $7,341,820    $7,628,606      (3.8)%
  Earning Assets                          6,652,955     6,955,600      (4.4)
  Loans, Net of Unearned                  4,403,973     3,873,831      13.7
  Deposits                                5,945,992     5,731,180       3.7
  Long-Term Debt                            168,422       498,922     (66.2)
  Stockholders' Equity                      661,829       601,382      10.1

SELECTED FINANCIAL RATIOS:
  Return on Average Assets                     0.82%         1.13%
  Return on Average Total Equity               9.83         13.64
  Return on Average Common Equity             10.33         14.96
  Net Interest Margin                          4.09          4.36
  Equity to Assets                             9.01          7.88

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

Summary of Reserve for Loan Losses
September 30 (in thousands)                       1995       1994
------------------------------------------------------------------
Balance, beginning of year                      $ 72,867   $68,227
------------------------------------------------------------------
  Loans charged off                              (15,920)   (9,877)
  Recoveries on loans previously charged off       9,134     9,275
------------------------------------------------------------------
  Net charge-offs                                 (6,786)     (602)
  Provision charged to expense                     3,294       340
  Loan reserve from acquisitions                   1,633     5,449
------------------------------------------------------------------
Balance, end of period                          $ 71,008   $73,414
==================================================================
At end of period:
  Loan reserve as % of net loans                    1.61%     1.90%
  Loan reserve as % of nonperforming loans        182.10    182.86
Net charge-offs as % of average loans               0.21      0.02
==================================================================

Summary of Nonperforming Assets
September 30 (in thousands)                         1995      1994
------------------------------------------------------------------
Nonaccrual                                      $ 26,664   $26,355
Restructured                                         545       631
Past due 90 days or more                          11,785    13,161
------------------------------------------------------------------
  Total nonperforming loans                       38,994    40,147
------------------------------------------------------------------
Foreclosed property                                5,935     7,660
------------------------------------------------------------------
  Total nonperforming assets                    $ 44,929   $47,807
==================================================================
Nonperforming loans as % of total loans             0.88%     1.03%
Nonperforming assets as % of total loans and
  foreclosed property                               1.01      1.23
Nonperforming assets as % of total assets           0.61      0.63
==================================================================

  Net income for the first nine months of 1995 was $46.6 million compared to $61.7 million for the first nine months of 1994. Fully diluted earnings per share were $1.50 and $2.01 for the comparable periods. Net income for the first nine months of 1995 included securities losses from Fourth Financial's first quarter balance sheet repositioning which amounted to $22.1 million before tax and $13.4 million after tax. Exclusive of the first quarter securities losses, 1995 operating earnings were $60.0 million, or $1.93 per share. For the first nine months of 1995, return on assets and return on common equity were .82% and 10.33%, respectively. Exclusive of the first quarter securities losses, 1995 return on assets and return on common equity were 1.05% and 13.69%, respectively. Return on assets was 1.13% and return on common equity was 14.96% for the first nine months of 1994.

   Net interest income decreased by $3.5 million to total $205.7 million for the first nine months of 1995 as compared to $209.2 million for the first nine months of last year. On a tax-equivalent basis, net interest income decreased $4.9 million. The decrease in net interest income was principally related to the decrease in the net yield on earning assets caused by the cyclical increase in interest rates and aggressive loan and deposit competition. The net yield on earning assets decreased to 4.09% in the first nine months of 1995 from 4.36% in the comparable period of 1994. The effect of the lower net yield on net interest income was partially offset by an increased level of interest-earning assets and loan growth. Total average interest-earning assets were $6.9 billion for the first nine months of 1995, a $273.6 million, or 4.1%, increase over the comparable period of 1994. For the same comparative periods, average loans and leases increased $771.8 million or 21.9%, averaging $4.3 billion for the nine months ended September 30, 1995.

   The provisions for credit losses totaled $3.3 million and $340,000 for the first nine months of 1995 and 1994, respectively. The increased provision reflects the significant loan growth, a higher level of charge-offs and a desire to maintain a strong reserve for loan losses. Net charge-offs totaled $6.8 million or .21% (computed on an annualized basis) of average loans and leases for the current period. Net charge-offs for the comparable period of the prior year were minimal. As of September 30, 1995 the reserve for loan losses was 1.61% of loans.

   Noninterest income was $56.6 million in the first nine months of 1995 compared to $73.5 million in the same period of 1994. The first nine months of 1995 noninterest income includes $22.1 million of securities losses from Fourth Financial's first quarter balance sheet repositioning. By comparison, the first nine months of 1994 included $3.7 million of securities gains. Fees collected in the normal course of business increased $8.4 million or 12.0% to total $77.7 million for the first nine months of 1995 from $69.3 million in the same period of 1994.

   The most significant changes in fee income between 1995 and 1994 occurred in trust fees, service charges on deposit accounts, and bank card fees. Trust fees increased $1.4 million or 9.1%; service charges on deposit accounts increased $1.9 million or 6.5%; and bank card fees increased $3.7 million or 37.6%. Exclusive of purchase acquisitions, 1995 trust fees increased approximately 5.8% over the amounts earned in 1994. The increase in trust fees was the result of increased sales efforts and the third-quarter-1994 introduction of Funds IV, a family of seven no-load mutual funds managed by the trust division and marketed to retirement plan sponsors. The increase in service charges was principally attributable to purchase acquisitions. The increased bank card fees reflect internal growth plus acquisitions.

   Noninterest expense totaled $186.4 million in the first nine months of 1995 compared to $189.3 million for the same period of 1994. Merger and integration costs associated with poolings of interests totaled $28,000 and $2.8 million for the first nine months of 1995 and 1994, respectively.

   Operating expense (noninterest expense less merger and integration costs and net costs of operations of other real estate and nonperforming assets) decreased $632,000 to total $186.2 million in the first nine months of 1995. This decrease in operating expense reflects the third-quarter reduction in the F.D.I.C. premium of $3.0 million, partially offset by increased costs associated with business combinations accounted for as purchases.

                                    MERGER

GENERAL

   This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement and the Fourth Financial Stock Option Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. Copies of the Merger Agreement (excluding the Schedules thereto) and the Fourth Financial Stock Option Agreement are attached hereto as Appendices A and B, respectively, and are incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. ALL SHAREHOLDERS OF BOATMEN'S AND FOURTH FINANCIAL ARE URGED TO READ THE MERGER AGREEMENT AND THE FOURTH FINANCIAL STOCK OPTION AGREEMENT IN THEIR ENTIRETY.


BACKGROUND OF MERGER

   Boatmen's assets have increased from $9.9 billion at December 31, 1987 to $33.4 billion at June 30, 1995. During this period, Boatmen's has pursued a strategy of expansion through both internal growth and external acquisitions. Boatmen's acquisition program has three objectives: geographic diversification, growth in customer base and retail market share, and increased earnings capacity. Boatmen's has made several sizable acquisitions during this period, establishing leading market positions in Missouri, New Mexico, and Arkansas, and significant presences in Oklahoma, southern Illinois, western Tennessee, Iowa, and northern Texas. This growth has basically occurred in two distinct phases. The first phase concentrated on intramarket transactions to fully establish the Missouri cornerstone of the franchise and was substantially completed by 1990. The second phase of the acquisition program, which commenced in 1991, has concentrated on expansion into nearby states, thereby achieving geographic diversification. From 1991 through June 30, 1995, acquisitions aggregating $14.0 billion in assets were consummated in Oklahoma, Arkansas, Iowa, Kansas, New Mexico and Texas. These transactions significantly changed the composition of Boatmen's customer base, reducing the Missouri-based component from 90% at year-end 1990 to 55% at June 30, 1995. The Boatmen's Board believes that this expansion strategy increases long-term value for Boatmen's shareholders by building a more geographically diversified organization with a growing customer base and business volume. This growth in business volume, in turn, permits Boatmen's to enhance revenue by cross-selling products to a larger customer base while at the same time pursuing and implementing the rapidly evolving technological advances in the financial services industry on a more cost competitive basis as the attendant expenses are spread over a larger organization.

   The historical strategy of the Fourth Financial Board, similarly, has been to enhance shareholder value through a combination of internal growth and acquisitions of other financial institutions located within the limited geographic area in which Fourth Financial has been permitted by banking laws to expand. Commencing in 1985 (when Kansas banking laws were first relaxed to permit multi-bank holding companies), Fourth Financial has acquired 27 Kansas banks, sixteen Oklahoma banks and savings associations, one Missouri bank, and assets of ten failed banks and savings associations, making it the owner of the largest bank in Kansas and the owner of the third largest bank in Oklahoma.

   During 1994, as Fourth Financial continued to implement its strategy of growth through acquisitions and internal growth, management of Fourth Financial initiated an overall review by the Fourth Financial Board as to the optimum future course of action for Fourth Financial. In the spring of 1994, Darrell G.

Knudson, Chairman of the Board, President and Chief Executive Officer of Fourth Financial, received a telephone call from Andrew B. Craig III, Chairman of the Board and Chief Executive Officer of Boatmen's, expressing an interest in discussing a merger of Boatmen's and Fourth Financial. No further discussions occurred at that time.

   On July 21, 1994, the Fourth Financial Board, led by Mr. Knudson, conducted a lengthy strategic review of the various factors influencing the banking industry in general and Fourth Financial in particular and of the various alternatives available to Fourth Financial. Among the factors discussed at that meeting were the rapidly changing nature of the banking industry, the national trend toward consolidation of the banking industry, industry overcapacity, increased competition both from other banks and from non-traditional competitors, and recent and proposed legislation permitting nationwide interstate banking. It was noted that smaller and mid-sized banking organizations were adversely affected by the continuing high capital requirements for the additional technology required to stay competitive and by the cost advantages enjoyed by larger, more efficient competitors. It was also noted that the expansion opportunities for Fourth Financial appeared to be diminishing as a result of the moderate economic growth rates in Kansas and Oklahoma, Fourth Financial having nearly reached its legal limit (the deposit cap limitation) on acquisitions in Kansas, and the relatively high prices being demanded by owners of banks in Oklahoma and the other states in which Fourth Financial could legally make acquisitions. It was also noted that because Fourth Financial only operated in Kansas and Oklahoma, Fourth Financial and its shareholders were more at risk in the event of a regional economic turndown than an institution operating in a larger, more economically diverse geographic area.

   The four basic alternatives available to Fourth Financial were seen as: (i) continuing as an independent organization and maintaining the existing expansion program; (ii) remaining independent but ceasing an active acquisition program;
(iii) seeking out a compatible bank holding company that would participate in a "merger of equals"; and (iv) seeking a sale or merger transaction with a larger company. Mr. Knudson advised the Fourth Financial Board that he had from time to time been approached by representatives of various potential acquirors but that there had been no serious discussions or negotiations with any of them.

   At the July 21, 1994 meeting, the Fourth Financial Board determined to create a Special Projects Committee (the "Special Committee") composed of six directors: Thomas R. Clevenger, Jordan L. Haines, Darrell G. Knudson, Russell
W. Meyer, Jr., Ken Wagnon, and Joseph M. Klein. The Special Committee's charge was to study on an ongoing basis the various strategic alternatives available to Fourth Financial and to assist the Chairman in considering and responding to inquiries he might receive from potential purchasers of Fourth Financial. The Fourth Financial Board also received a presentation from legal counsel concerning the Board's responsibilities in connection with the consideration of strategic alternatives and discussed and approved the "Change in Control" agreements between Fourth Financial and selected members of senior management. See "MERGER -- Interest of Certain Persons in Merger -- Change in Control and Severance Agreements."

   At its first meeting, on August 18, 1994, the Special Committee, among other things, approved the retention of special legal counsel, a Sullivan & Cromwell. A representative of Sullivan & Cromwell was present at the meeting and reviewed with the Board its legal responsibilities when considering sales and other alternatives. The Special Committee then discussed whether to continue the corporation's present course or to explore seeking a sale or merger transaction with a larger institution. It was determined that a decision as to whether to remain independent could only be made in the context of a careful consideration of all options, so Mr. Knudson was encouraged to maintain a dialogue with potential acquirors who contacted him and report back to the Special Committee as appropriate.

   Meetings between representatives of Boatmen's and Fourth Financial were held on August 25, 1994 and August 27, 1994, but the parties were not able to agree on the terms of a transaction and discussions were mutually terminated on August 30, 1994.

   The second meeting of the Special Committee was held on September 3, 1994. Mr. Knudson reported on preliminary discussions with two potential acquirors and one potential "merger-of-equals" partner. The Special Committee decided that discussions with such companies should continue for four or five weeks and, because of the need to make certain capital expenditures and take other actions, such discussions should then be terminated if no serious negotiations had resulted and Fourth Financial would continue its normal business operations.
The Special Committee after consulting with special counsel, Sullivan & Cromwell, also instructed management to execute the "Change in Control" agreements between Fourth Financial and selected members of senior management that had been previously approved by the Board. The Special Committee also authorized Mr. Knudson to retain an investment banker to advise the Fourth Financial Board at such time as such an action appeared to be appropriate. Goldman Sachs and Fourth Financial entered into a written agreement on November 10, 1994.

   On October 9, 1994, the Special Committee met with representatives of Goldman Sachs who reviewed with the Special Committee the various alternatives available to Fourth Financial and the prevailing view of the investment banking community that if the present consolidation trend in the banking industry continues many corporations similarly situated to Fourth Financial would not remain independent another ten years. Thus, it appeared that the realistic choices were probably a sale or merger transaction in the near future or delaying such a transaction temporarily with the objective of obtaining a better value later. The Goldman Sachs representatives also noted that the prices of publicly traded bank stocks had recently declined. The Goldman Sachs representatives then reviewed with the members of the Special Committee various data on a group of eight financial institutions that it considered to be the potential suitable acquirors most likely to be interested in acquiring Fourth Financial. After a discussion of whether Fourth Financial was likely to attain its financial objectives over the next two years as an independent company, the inherent risks of remaining independent, the relative attractiveness of being a Fourth Financial shareholder or a shareholder of a larger institution during that period and recognizing that no decision had been made to sell Fourth Financial, it was decided to request Goldman Sachs to evaluate two additional potential acquirors in more detail and provide information concerning them to the Special Committee. At a meeting on October 19, Goldman Sachs provided additional detailed information on six of the ten companies to the Special Committee, and a decision, based on the various companies' ability to pay, interest in entering a transaction and strategic fit with Fourth Financial, was made to contact the five companies that appeared to be the most likely to be interested in acquiring Fourth Financial on terms attractive to Fourth Financial shareholders.

   During the remainder of 1994 and through mid-February of 1995, representatives of Fourth Financial and Goldman Sachs contacted various potential acquirors, including Boatmen's. Based on initial indications of interest from the various potential acquirors, negotiations were pursued with the two companies which had the highest offers. Serious negotiations with one potential merger partner other than Boatmen's occurred during that period, but those negotiations were mutually terminated in late February, 1995 when the parties were unable to agree on price. Following the termination of those negotiations, the Board determined that, pending inquiry from a serious potential acquiror, Fourth Financial should continue as an independent company for the foreseeable future, maintaining its focus on improving operations and expanding customer services rather than pursuing additional acquisitions.

   As a part of the Fourth Financial Board's ongoing efforts to be open to various alternative methods of enhancing shareholder value, representatives of Goldman Sachs were invited to meet with the Executive Committee of the Fourth Financial Board on July 10, 1995. At that meeting the Executive Committee received updated information on developments in the banking industry and discussed various recent acquisitions and trends in the banking industry.

   Later in July, 1995, a representative of Boatmen's telephoned a representative of Goldman Sachs to inquire regarding the interest of Fourth Financial in discussing a potential merger. Various telephone calls ensued and the Executive Committee of the Fourth Financial Board discussed a potential merger with Boatmen's on July 26 and July 30 resulting in Mr. Knudson being instructed to continue negotiations with Boatmen's and to determine if any of the other four former potential acquirors would be interested in a merger transaction. On August 7, 1995, Mr. Knudson met in Chicago separately with representatives of Boatmen's and with representatives of the only other potential acquiror that had indicated an interest in a transaction in the same value range as was being discussed with Boatmen's. At the August 8, 1995 regular meeting of the Boatmen's Board, Mr. Craig and other members of Boatmen's senior management reviewed with the Boatmen's Board ongoing expansion program and current conditions in the bank mergers and acquisitions area. During this discussion, the Board was advised that preliminary discussions with Fourth Financial representatives were taking place. Negotiations by Fourth Financial with both companies then continued until it became apparent on August 21 that the other potential acquiror would not make an offer that was considered to be as attractive as, or that was higher in value than, the one-for-one exchange that was being favorably considered by Boatmen's. On August 21, after the basic terms of the transaction were beginning to become defined, subject to approval by the boards of directors of both companies, preparation of a proposed Merger Agreement and Fourth Financial Stock Option Agreement was commenced. Representatives of Boatmen's and of Fourth Financial met at Boatmen's offices in St. Louis, Missouri, on August 23, 1995 for the purposes of conducting reciprocal due diligence and negotiating the terms of the Merger Agreement.

   In the afternoon of August 24, 1995, the Fourth Financial Board held a special telephonic meeting with all directors participating except for Thomas R. Clevenger, who was out of the country. Also participating were representatives of Goldman Sachs and legal counsel. During the meeting, Mr. Knudson presented the results of Fourth Financial's preliminary due diligence review, representatives of Goldman Sachs discussed the history of the efforts that had been made to enhance shareholder value and investigate potential transactions and discussed the terms of the proposed transaction, special legal counsel advised the Fourth Financial Board on various matters, including the fact that Boatmen's was unwilling to enter into the Merger Agreement unless Fourth Financial would also enter into the Fourth Financial Stock Option Agreement, and the directors asked questions and discussed the proposed transaction. No action was taken at the meeting. Boatmen's required that Fourth Financial execute the Fourth Financial Stock Option Agreement in connection with its execution of the Merger Agreement in order to increase the likelihood that the Merger would be consummated in accordance with the terms of the Merger Agreement as discussed under "MERGER -- Fourth Financial Stock Option Agreement."

   On the following day, August 25, 1995, the Fourth Financial Board held a special meeting in Wichita, Kansas, with all directors present other than Mr. Clevenger. At that meeting copies of the most current drafts of the Merger Agreement and the Fourth Financial Stock Option Agreement were distributed and discussed and representatives of Goldman Sachs presented the board with various written materials which they then discussed. The Goldman Sachs representatives also discussed the business terms of the proposed Merger, compared it with various alternatives, and delivered its opinion that the proposed one-for-one Common Exchange Ratio and the proposed one-for-one Preferred Exchange Ratio were fair to the holders of Fourth Financial Common and Fourth Financial Preferred, respectively. Presentations were also made by Mr. Knudson and Sullivan & Cromwell, special legal counsel. After consideration of all the information presented, the Fourth Financial Board, by unanimous vote of all directors present, approved the Merger Agreement and the Fourth Financial Stock Option Agreement and the transactions contemplated thereby as being in the best interests of Fourth Financial and its shareholders. The consideration to be received in the Merger was the highest offered to Fourth Financial by any potential acquiror. The Fourth Financial Board also approved a new change in control agreement for Mr. Knudson as described under "MERGER -- Interests of Certain Persons in Merger-- Change in Control and Severance Agreements."

   At a special meeting of the Boatmen's Board held on August 25, 1995, Mr. Craig and other members of Boatmen's senior management team presented the proposed terms of the possible Merger with Fourth Financial to the Boatmen's Board. These presentations included information about Fourth Financial and its financial condition, performance, markets and management and reasons for the proposed Merger and its benefits to Boatmen's, plans for on-site due diligence, the proposed addition of two directors to the Boatmen's Board from the Fourth Financial Board and the desire of Boatmen's for Mr. Knudson to become an executive officer of Boatmen's after completion of the proposed Merger. Boatmen's legal counsel discussed the terms of the proposed Merger Agreement and Fourth Financial Stock Option Agreement. DLJ made a presentation regarding the financial aspects of the Merger, including the financial terms and an opinion as to the fairness, from a financial point of view, of the proposed Common Exchange Ratio to Boatmen's and holders of Boatmen's Common. After discussion and consideration, the Boatmen's Board unanimously authorized and approved the proposed Merger, the Merger Agreement and the Fourth Financial Stock Option Agreement.

   The Merger Agreement was executed and delivered on August 25, 1995, following the board meetings of Fourth Financial and Boatmen's. The Fourth Financial Stock Option Agreement was executed and delivered the following day, August 26, 1995.


REASONS FOR MERGER; RECOMMENDATION OF BOATMEN'S BOARD

   In reaching its determination to approve the Merger, the Boatmen's Board considered various factors, including the following:

   (i) Consistency with Boatmen's Strategy. The consistency of the Merger with Boatmen's strategy for enhancing long-term shareholder value through external expansion. Relevant considerations included (a) the location of Fourth Financial's franchise contiguous to and, to a significant degree, overlapping Boatmen's banking franchise; (b) the leading market share of Fourth Financial in the state of Kansas and the number three market position of Fourth Financial in the state of Oklahoma; (c) the fact that the Merger would result in a Boatmen's franchise having a number one market share in five states (Missouri, Arkansas, New Mexico, Kansas, and Oklahoma); (d) increased revenue opportunities from the sale of Boatmen's products and services to Fourth Financial customers; (e) opportunities to leverage capacity in technological advances over a larger customer base.

  (ii) Certain Financial Information. Certain financial information about the Merger, Boatmen's and Fourth Financial. This information included, but was not limited to, information with regard to valuation analyses, pro forma analyses, comparative financial data, efficiencies and cost savings opportunities, and comparable merger and acquisition transactions as presented by Boatmen's senior management and its financial advisor.

 (iii) Certain Other Information. Certain terms and other aspects of the Merger, including information about the terms of the Merger Agreement and the Fourth Financial Stock Option Agreement, the need for Boatmen's to hold a special meeting of its shareholders to consider and vote upon the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the Merger, the proposed addition of two directors to the Boatmen's Board and of Mr. Knudson to Boatmen's executive management team, the tax-free status of the transaction to Boatmen's, the ability of Boatmen's to account for the transaction as a pooling of interests, and the likelihood of all required regulatory approvals being obtained in order to consummate the Merger.

  (iv) Advice of Financial Advisor and Fairness Opinion. The opinion of DLJ (including the assumptions and financial information and projections relied upon by DLJ in arriving at such opinion) that, as of August 25, 1995, the Common Exchange Ratio was fair to Boatmen's and holders of Boatmen's Common from a financial point of view.

The foregoing discussion of the information and factors considered by the Boatmen's Board is not intended to be exhaustive but is believed to encompass all material factors considered by Boatmen's Board in reaching its determination to approve the Merger and recommend that Boatmen's shareholders vote to approve the issuance of shares of Boatmen's Common and Boatmen's New Preferred to shareholders of Fourth Financial pursuant to the Merger Agreement. In reaching its determination, the Boatmen's Board did not assign any relative or specific weights to the factors considered, and individual directors may have given differing weights to different factors.

   FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF BOATMEN'S UNANIMOUSLY RECOMMENDS THAT THE BOATMEN'S SHAREHOLDERS VOTE "FOR" THE ISSUANCE OF BOATMEN'S COMMON AND BOATMEN'S NEW PREFERRED TO SHAREHOLDERS OF FOURTH FINANCIAL PURSUANT TO THE MERGER AGREEMENT.


REASONS FOR MERGER; RECOMMENDATION OF FOURTH FINANCIAL BOARD

   In determining to approve the Merger, the Merger Agreement and the Fourth Financial Stock Option Agreement, the Fourth Financial Board considered, among others, the following factors:

        (i) Financial and Other Terms. The Fourth Financial Board considered the terms of the Merger Agreement and the transactions contemplated thereby, including the Fourth Financial Stock Option Agreement. The Fourth Financial Board took into account the historical trading ranges for Boatmen's Common and Fourth Financial Common, the Merger Consideration (noting, in particular, that it reflected a 10.4% premium for the shareholders of Fourth Financial Common based on the closing prices of Fourth Financial Common and Boatmen's Common on August 24, 1995, the last trading day prior to August 25, 1995, which would result in a purchase price equivalent to 1.80 times book value and 2.11 times tangible book value), the potential impact of the Merger on the price of Boatmen's Common over the short- and medium-term, the resulting relative interests of Fourth Financial and Boatmen's shareholders in the equity of the combined company, and the potential for increased earnings and book value per share for shareholders of Fourth Financial. The Fourth Financial Board also noted that its outstanding series of Fourth Financial Preferred would be exchanged for a corresponding series of Boatmen's New Preferred. With respect to the Fourth

   Financial Stock Option Agreement, the Fourth Financial Board was aware that the existence of such agreement might discourage third parties from seeking to acquire Fourth Financial, and might also preclude any third party from being able to effect a merger with Fourth Financial that would qualify for pooling of interests accounting treatment.

        (ii) Advice of Financial Advisor and Fairness Opinion. The Fourth Financial Board considered the advice of its financial advisor, Goldman Sachs, and reviewed the detailed financial analyses, pro forma results and other information presented by Goldman Sachs. The Fourth Financial Board considered the opinion of Goldman Sachs (including the assumptions and financial information and projections relied upon by them in arriving at such opinion) that, as of August 25, 1995 and based upon the matters set forth in its written opinion as of that date, the Common Exchange Ratio was fair to the holders of Fourth Financial Common and the Preferred Exchange Ratio was fair to the holders of Fourth Financial Preferred. (For a discussion of the opinion of Goldman Sachs, including a summary of the procedures followed, the matters considered, the scope of the review undertaken, and the assumptions made with respect thereto, see "Merger -- Opinions of Financial Advisors -- Fourth Financial.")

        (iii) Opportunity for Increased Revenue and Cost Savings. The Fourth Financial Board considered the opportunity for revenue enhancement by offering Boatmen's extensive array of commercial and consumer products and investment banking services through Fourth Financial's branch network. The Fourth Financial Board took into account the expectation that the Merger would result in economies of scale and cost synergies. For a discussion of the expected cost savings, see "MERGER -- Management and Operations After Merger."

        (iv) Increased Resources and Market Presence. The Fourth Financial Board considered that the combined entity resulting from the Merger would be the 22nd largest banking institution in the United States in terms of assets, and the 21st largest in terms of market value based on market prices as of August 24, 1995. The combined entity would be the largest commercial banking organization in Missouri, New Mexico, Arkansas, Kansas, and Oklahoma and would have significant presences in Texas, Tennessee, Iowa, and Illinois, thus greatly increasing Fourth Financial's geographic diversity. The Fourth Financial Board recognized that such an institution would be likely to possess the financial resources to compete more effectively in the rapidly changing marketplace for banking and financial services and would be effective in fulfilling Fourth Financial's long-term objective of increasing its overall size and enhancing its market presence, while maintaining its asset quality and credit standards.

        (v) Continuity of Management. The Fourth Financial Board took into account that two members of the Fourth Financial Board would be elected or appointed members of the Boatmen's Board following consummation of the Merger. The Fourth Financial Board also considered that current Fourth Financial management would be expected to play a continuing role in the combined entity. See "MERGER -- Interests of Certain Persons in Merger" and "-- Management and Operations After Merger."

        (vi) Complementary Businesses and Managements. The Fourth Financial Board considered the complementary nature of the businesses, business strategies, and product offerings of Fourth Financial and Boatmen's, and that both companies possess compatible and complementary management philosophies and strategic objectives.

        (vii) Impact on Fourth Financial Constituencies. The Fourth Financial Board considered the general impact the Merger would have on the various constituencies served by Fourth Financial, including its customers, employees, and others. The Fourth Financial Board took into account that the combined entity would be able to offer a more extensive range of products and banking services to Fourth Financial's customers. The Fourth Financial Board also took into account Boatmen's favorable ratings under the Community Reinvestment Act and its stated policy of local community involvement.

        (viii) Certain Financial and Other Information Concerning Boatmen's. The Fourth Financial Board analyzed information with respect to, among other things, the historical financial results of Boatmen's and the projected financial results provided by Boatmen's management and reviewed information with respect to Boatmen's business, operations, financial condition, and future prospects. The Fourth Financial Board also considered, in particular, Boatmen's approach to risk management and its capital position, asset quality, management strength and strategic direction.

        (ix) Due Diligence Review. The Fourth Financial Board considered the results of the due diligence investigations conducted by Fourth Financial management, including, among other things, assessments of Boatmen's credit policies, asset quality, adequacy of loan loss reserves, and interest rate risk.

        (x) The Tax and Accounting Treatment of the Transaction. The Fourth Financial Board considered that the Merger is expected to be tax-free (other than with respect to cash paid in lieu of fractional shares and with respect to holders of Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares who exercise dissenters' appraisal rights under the Kansas Corporate Law) to Fourth Financial shareholders for federal income tax purposes and to be accounted for under the pooling of interests method of accounting for business combinations. See "MERGER -- Federal Income Tax Consequences" and "-- Accounting Treatment."

        (xi) Regulatory Approvals. The Fourth Financial Board considered the nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the Merger. See "MERGER -- Regulatory Approvals."

        (xii) Geographic Continuity and Market Integration. The Fourth Financial Board considered the geographic continuity of the regions currently served by both companies.

        (xiii) Economic and Competitive Environment. The Fourth Financial Board took into account the current and prospective economic and competitive environment facing the financial services industry generally and each institution in particular.

        (xiv) Alternatives to the Merger Agreement. The Fourth Financial Board considered the effect on shareholder value of Fourth Financial continuing as a stand-alone entity or combining with other potential merger partners (including other potential merger partners with whom Fourth Financial management had engaged in exploratory discussions), compared to the effect of its combining with Boatmen's pursuant to the proposed Merger Agreement and determined that the merger with Boatmen's presented the best opportunity for maximizing shareholder value and achieving Fourth Financial's other strategic objectives.

   After deliberating with respect to the Merger Agreement and the transactions contemplated thereby, and after considering the other alternatives to the Merger Agreement the Fourth Financial Board, by the unanimous vote of all directors present, approved the Merger Agreement and the transactions contemplated thereby as being in the best interests of Fourth Financial and its shareholders. In reaching its determination to approve the Merger Agreement, the Fourth Financial Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Fourth Financial Board is not intended to be exhaustive but is believed to include all material factors considered by the Fourth Financial Board.

   FOR THE REASONS DESCRIBED ABOVE, THE FOURTH FINANCIAL BOARD APPROVED THE MERGER AGREEMENT AND BELIEVES THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF, ITS SHAREHOLDERS. ACCORDINGLY, THE FOURTH FINANCIAL BOARD UNANIMOUSLY RECOMMENDS THAT FOURTH FINANCIAL SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.


FAIRNESS OPINIONS OF FINANCIAL ADVISORS

   BOATMEN'S

   At the meeting of the Boatmen's Board on August 25, 1995, at which the terms of the proposed Merger were discussed and considered, DLJ rendered a written opinion to the Boatmen's Board that, as of the date of such opinion and based upon the matters set forth in such opinion, the Common Exchange Ratio was fair, from a financial point of view, to the holders of Boatmen's Common. DLJ has confirmed its August 25, 1995 opinion by delivery of a written opinion to the Boatmen's Board dated the date of this Joint Proxy Statement/Prospectus stating that, as of the date hereof and based on the matters set forth in such opinion, the Common Exchange Ratio is fair, from a financial point of view, to the holders of Boatmen's Common.

   THE FULL TEXT OF DLJ'S OPINION DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DLJ, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED BY REFERENCE HEREIN. THE DESCRIPTION OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BOATMEN'S SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY.

   DLJ's opinion dated the date hereof is substantially identical to the opinion rendered on August 25, 1995. DLJ's opinion is limited to the fairness, from a financial point of view, of the Common Exchange Ratio to the holders of Boatmen's Common and does not address Boatmen's underlying business decision to proceed with the Merger. The opinion is directed only to the Common Exchange Ratio in the Merger and does not constitute a recommendation to any holder of Boatmen's Voting Stock as to how such holder should vote with respect to the Merger Agreement at the Boatmen's Meeting.

   DLJ is a nationally recognized investment banking firm regularly engaged, with respect to bank holding companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The

Boatmen's Board selected DLJ on the basis of its familiarity with the financial services industry, its qualifications, ability and previous experience, and its reputation with respect to mergers and acquisitions.

   For purposes of its opinion dated the date hereof and in connection with its review of the proposed transaction, DLJ, among other things: (i) reviewed the terms of the Merger Agreement and the Fourth Financial Stock Option Agreement;
(ii) reviewed this Joint Proxy Statement/Prospectus; (iii) reviewed certain publicly available financial statements, both audited and unaudited, of Fourth Financial and Boatmen's, including those included in their respective Annual Reports on Form 10-K for the five years ended December 31, 1994 and their respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1995 and June 30, 1995; (iv) reviewed certain financial statements and other financial and operating data concerning Fourth Financial and Boatmen's prepared by their respective managements; (v) reviewed certain financial forecasts of Fourth Financial and Boatmen's prepared by their respective managements and certain financial forecasts of Fourth Financial and Boatmen's on a combined basis prepared by management of Boatmen's; (vi) discussed certain aspects of the past and current business operations, financial condition and future prospects of Fourth Financial and Boatmen's with certain members of their respective managements; (vii) reviewed reported market prices and historical trading activity of Fourth Financial Common and Boatmen's Common; (viii) reviewed certain aspects of the financial performance of Fourth Financial and Boatmen's and compared such financial performance of Fourth Financial and Boatmen's, together with the stock market data relating to Fourth Financial Common and Boatmen's Common, with similar data available for certain other financial institutions and certain of their publicly traded securities; (ix) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions; and (x) conducted such other studies, analyses, and examinations as DLJ deemed appropriate.

   In conducting its review and rendering its opinion dated the date hereof, DLJ relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information provided to DLJ by Fourth Financial, Boatmen's and their respective representatives and of the publicly available information reviewed by DLJ. At Boatmen's direction, DLJ also relied upon the managements of both Fourth Financial and Boatmen's as to the reasonableness and achievability of the financial and operating forecasts provided to DLJ (and the assumptions and bases therefor). In that regard, DLJ assumed with Boatmen's permission that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by the managements of Fourth Financial and Boatmen's.
DLJ did not independently verify and relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Fourth Financial and Boatmen's at September 30, 1995 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. DLJ was not retained to and DLJ did not conduct a physical inspection of any of the properties or facilities of Fourth Financial or Boatmen's, and did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Fourth Financial or Boatmen's, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering its opinion, DLJ was advised by Fourth Financial and Boatmen's and assumed with Boatmen's permission that there were no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and further assumed that all conditions to the Merger will be satisfied and not waived and that the Merger will be accounted for as a pooling of interests.

   The following is a brief summary of the analysis presented by DLJ to the Boatmen's Board in connection with DLJ's written opinion to the Boatmen's Board dated August 25, 1995.

   Stock Trading History. DLJ examined the history of trading prices and volume for Fourth Financial Common and Boatmen's Common and the relationship between the movements of such trading prices to movements of the Standard & Poor's Regional Bank Index and of the trading prices of the common stocks of the companies in the Fourth Financial Peer Group (as hereafter defined) and the DLJ Midwest Universe (consisting of Banc One Corporation, Comerica Incorporated, Fifth Third Bancorp, First Bank System, Inc., First of America Bank Corporation, Firstar Corporation, Huntington Bancshares Incorporated, KeyCorp, National City Corporation, NBD Bancorp, Inc., Norwest Corporation, Old Kent Financial Corporation, and Star Banc Corporation).

   Comparison with Selected Companies. DLJ compared selected financial ratios (at or for the twelve months ended June 30, 1995) and trading multiples (as of August 24, 1995) for Fourth Financial to the corresponding ratios and multiples of the "Fourth Financial Peer Group" (consisting of Commerce Bancshares, Inc., FirstMerit Corporation, FirsTier Financial Inc., Magna Group, Inc., Marshall & Ilsley Corporation, Mercantile Bancorporation, Inc., Old Kent Financial Corporation, Provident Bancorp, Inc., and Star Banc Corporation, all of which are commercial bank holding companies headquartered in the Midwest with total assets in the approximate range of $3 billion to $15 billion). DLJ also calculated implied values for Fourth Financial Common based on the median trading multiples for the Fourth Financial Peer Group. The trading multiples used in calculating such implied values were market price as a multiple of: (i) book value (which was 1.59x for Fourth Financial as compared to a median of 1.77x for the Fourth Financial Peer Group); (ii) tangible book value (which was 1.84x for Fourth Financial as compared to a median of 1.94x for the Fourth Financial Peer Group); (iii) earnings per share ("EPS") for the twelve months ended June 30, 1995 (which was 12.8x for Fourth Financial as compared to a median of 12.9x for the Fourth Financial Peer Group); (iv) 1995 estimated EPS (which was 12.8x for Fourth Financial as compared to a median of 12.0x for the Fourth Financial Peer Group); and (v) 1996 estimated EPS (which was 11.3x for Fourth Financial as compared to 10.8x for the Fourth Financial Peer Group). DLJ used median projected earnings estimates as published by the Institutional Brokers Estimate System ("IBES") for Fourth Financial and the companies comprising the Fourth Financial Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. DLJ excluded a $0.47 per-share securities loss recorded by Fourth Financial during the first half of 1995 from Fourth Financial's EPS for the twelve months ended June 30, 1995 and estimated EPS for 1995. The implied values derived from this analysis ranged from $31.56 to $37.63 per share of Fourth Financial Common.

   Analysis of Selected Mergers. As part of its analyses, DLJ reviewed ten mergers and acquisitions of commercial banks announced from January 1, 1994 to August 24, 1995 in which the total assets of the acquired company were between $2 and $15 billion. The ten transactions involved the following pairs of institutions (acquiror/acquiree): First Bank System, Inc./FirsTier Financial Inc., Mercantile Bancorporation Inc./Hawkeye Bancorporation, Banc One Corporation/Premier Bancorp Inc., PNC Bank Corp./Midlantic Corporation, US Bancorp/West One Bancorp, National Australia Bank/Michigan National Corporation, Boatmen's Bancshares, Inc./Worthen Banking Corporation, Union Planters Corporation/Grenada Sunburst System Corp., First Fidelity Bancorporation/Baltimore Bancorp, and National Westminster Bancorp/Citizens First Bancorp. For each transaction, DLJ calculated the multiple of the offer value to the acquired company's: (i) EPS for the twelve months preceding ("LTM"), fiscal year containing ("FY Est.") and fiscal year following ("FY+1 Est.") the announcement date of the transaction; (ii) book value per share;
(iii) tangible book value per share; and (iv) market price per share. DLJ also calculated the multiple of the "adjusted offer value" over the acquired company's "normalized book value" in each transaction. For purposes of the latter multiple, DLJ assumed normalized book value to be the lesser of the acquired company's actual tangible equity capital or 7.48% of its tangible total assets (which represented Fourth

Financial's ratio of tangible total equity to tangible total assets as of June 30, 1995), and adjusted offer value to be the nominal offer value less the acquired company's tangible book value in excess of its normalized book value.

   The calculations for the foregoing ten transactions yielded a range of multiples of offer value to LTM EPS of 9.7x to 31.4x, with a mean of 14.5x and a median of 13.8x; a range of multiples of offer value to FY Est. EPS of 10.2x to 20.8x, with a mean of 14.3x and a median of 14.2x; a range of multiples of offer value to FY+1 Est. EPS of 8.4x to 18.4x, with a mean of 13.1x and a median of 12.4x; a range of multiples of offer value to book value of 1.45x to 2.38x, with a mean of 1.96x and a median of 1.96x; a range of multiples of offer value to tangible book value of 1.61x to 2.47x, with a mean of 2.10x and a median of 2.14x; and a range of multiples of adjusted offer value to normalized book value of 1.67x to 2.73x, with a mean of 2.31x and a median of 2.29x; and a range of multiples of offer value to market price of 1.00x to 1.55x, with a mean of 1.28x and a median of 1.24x.

   DLJ compared these multiples with the corresponding multiples for the Merger, valuing the per share Common Exchange Ratio at $37.25 (the "Exchange Value").
In calculating the multiples for the Merger, DLJ used Fourth Financial's EPS for the twelve months ended June 30, 1995, estimated EPS for the year ending December 31, 1995, estimated EPS for the year ending December 31, 1996, book value per share and tangible book value per share as of June 30, 1995, and the closing price per share of Fourth Financial Common on August 24, 1995. DLJ calculated that the Exchange Value represented multiples of 14.1x Fourth Financial's LTM EPS, 14.2x its 1995 estimated EPS, 12.4x its 1996 estimated EPS, 1.75x its book value per share, 2.03x its tangible book value per share, 2.03x its normalized book value per share and 1.10x its market price per share.

   No company or transaction used in the above analyses as a comparison is identical to Boatmen's, Fourth Financial, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

   Discounted Cash Flow Analysis. Using discounted cash flow analysis, DLJ estimated the future dividend streams that Fourth Financial could produce over the period from December 31, 1995 through December 31, 2000, assuming a minimum required tangible equity level of 6.5% of tangible total assets, if Fourth Financial performed in accordance with forecasts provided by management of Fourth Financial and Boatmen's. DLJ also estimated the terminal value of Fourth Financial's common equity as of December 31, 2000 by applying multiples of 9.0x to 12.0x to Fourth Financial's projected 2000 earnings. DLJ selected the range of terminal multiples on the basis of past and current trading multiples for Fourth Financial and other commercial banks. The dividend streams and terminal value were discounted to present values as of December 31, 1995 using discount rates ranging from 11.5% to 12.5%, which reflect different assumptions regarding the required rates of return of holders and prospective buyers of Fourth Financial Common. The range of present values per fully diluted share of Fourth Financial Common resulting from this analysis was $29.73 to $36.81. DLJ also performed discounted cash flow analysis including cost savings and revenue enhancements resulting from the Merger estimated at 15% to 25% of Fourth Financial's expense base. Assuming annual growth rates of 2% to 4% for such savings and enhancements, the analysis resulted in a range of present values per fully-diluted share of Fourth Financial Common of $34.62 to $48.01.

   Contribution Analysis. DLJ computed the contribution to the combined entity's pro forma balance sheet and income statement at or for the six months ended June 30, 1995. The computation showed, among other things, that Boatmen's and Fourth Financial contributed to the combined entity approximately 81.7% and 18.3% respectively, of total assets; 82.0% and 18.0%, respectively, of total loans; 80.2% and 19.8%, respectively, of total deposits; 81.1% and 18.9%, respectively, of fully-diluted equity; 81.7% and 18.3%, respectively, of fully diluted tangible total equity; 83.2% and 16.8%, respectively, of total revenues (defined as net interest income on a fully-taxable equivalent basis plus noninterest income before securities gains and losses); 82.7% and 17.3%, respectively, of noninterest expense before expenses associated with other real estate owned; 80.8% and 19.2%, respectively, of net income before securities gains and losses; and 79.8% and 20.2%, respectively, of the pro forma ownership of the combined company based on the Merger Consideration.

   Pro Forma Merger Analysis. In the course of discussions preceding execution of the Merger Agreement, Boatmen's informed DLJ that, with various cost savings and revenue enhancements that it believed could be obtained as a result of the Merger, Boatmen's expected the transaction to be approximately 1.6% dilutive to EPS in the first year following the Effective Time and 1.3% accretive in the second. Boatmen's also informed DLJ that it anticipated the transaction would be 0.3% dilutive to Boatmen's book value per share and 0.8% dilutive to its tangible book value per share on a pro forma basis as of June 30, 1995.

   In connection with its written opinion dated as of the date of this Joint Proxy Statement/Prospectus, DLJ performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, DLJ did not utilize any methods of analysis in addition to those described.

   The summary set forth above describes the material analyses performed by DLJ and presented to the Boatmen's Board on August 25, 1995 and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, would create an incomplete view of the process underlying the analyses by which DLJ reached its opinions. The ranges of valuations resulting from any particular analysis described above should not be taken to be DLJ's view of the actual value of Fourth Financial or the combined company.

   In performing its analyses, DLJ made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fourth Financial and Boatmen's. The analyses performed by DLJ are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of DLJ's analysis of the fairness of the Common Exchange Ratio, from a financial point of view, to the holders of Boatmen's Common. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold. DLJ used in its analyses various projections prepared by the managements of Fourth Financial and Boatmen's. Neither Fourth Financial nor Boatmen's publicly discloses internal management projections of the type provided to DLJ in connection with its review. Such projections were not prepared for, or with a view toward, public disclosure. In addition, such projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, many of which are beyond the control of the managements of Fourth Financial and Boatmen's. Accordingly, actual results could vary significantly from those set forth in such projections.

   Pursuant to the terms of a letter agreement dated August 21, 1995 (the "Engagement Letter"), for DLJ's services in connection with the Merger, including the rendering of its opinions, Boatmen's (i) has paid DLJ $500,000 and
(ii) has agreed to pay DLJ an additional $500,000 upon the mailing of this Joint Proxy

Statement/Prospectus. Boatmen's has also agreed under the Engagement Letter to reimburse DLJ for all reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel, and has agreed to indemnify DLJ against certain expenses and liabilities incurred in connection with its engagement, including liabilities under federal securities law.

   DLJ may, in the ordinary course of its business, actively trade securities of Boatmen's and Fourth Financial for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

   DLJ has from time to time in the past been, and may in the future be, considered or employed by Boatmen's to provide investment banking and securities brokerage services. These relationships are considered by Boatmen's to be in the ordinary course of business and to be immaterial to DLJ's engagement relative to the Merger.

   FOURTH FINANCIAL

   On November 10, 1994, Goldman Sachs was retained by Fourth Financial to act as its financial advisor in connection with the proposed Merger. At the meeting of the Fourth Financial Board held on August 25, 1995, at which meeting the terms of the proposed Merger were discussed and considered, Goldman Sachs delivered to the Fourth Financial Board its oral opinion (which was confirmed in a written opinion dated as of that date) to the effect that, as of the date of such opinion, based on the matters set forth in such opinion, the Common Exchange Ratio is fair to holders of Fourth Financial Common and the Preferred Exchange Ratio is fair to the holders of Fourth Financial Preferred. Goldman Sachs also has delivered its written opinion to the Fourth Financial Board dated as of the date of this Joint Proxy Statement/Prospectus stating that, as of the date hereof and based on the matters set forth in such opinion, the Common Exchange Ratio is fair to holders of Fourth Financial Common and the Preferred Exchange Ratio is fair to the holders of Fourth Financial Preferred.

   Goldman Sachs is a nationally recognized investment banking firm and was selected by Fourth Financial based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with Fourth Financial. Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   The full text of the Goldman Sachs opinion, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached hereto as Appendix D and is incorporated by reference herein. The description of the Goldman Sachs opinion set forth herein is qualified in its entirety by reference to Appendix D. Fourth Financial shareholders are urged to read the Goldman Sachs opinion in its entirety.

   Goldman Sachs' opinion is directed to the Fourth Financial Board and does not constitute a recommendation to any Fourth Financial shareholder as to how such shareholder should vote at the Fourth Financial Meeting.

   In connection with its opinion, dated as of the date of this Joint Proxy Statement/Prospectus, Goldman Sachs reviewed, among other things: (i) the Merger Agreement; (ii) the Fourth Stock Option Agreement; (iii) a draft of the Registration Statement on Form S-4 (of which this Joint

Proxy Statement/Prospectus is a part); (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K of Fourth Financial and Boatmen's for each of the five fiscal years in the period ended December 31, 1994; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Fourth Financial and Boatmen's; (vi) certain other communications from Fourth Financial and Boatmen's to their respective shareholders; and (vii) certain internal financial analyses and forecasts for Fourth Financial and Boatmen's prepared by their respective managements. Goldman Sachs also discussed past and current business operations, regulatory relationships, financial conditions and future prospects of Fourth Financial and Boatmen's with members of their respective senior managements. In addition, Goldman Sachs: (i) reviewed the reported price and trading activity for Fourth Financial Common and Boatmen's Common; (ii) compared certain financial and stock market information for Fourth Financial and Boatmen's with similar information for certain other companies the securities of which are publicly traded; (iii) reviewed the financial terms of certain recent business combinations in the banking industry; and (iv) performed such other studies and analyses as it deemed appropriate.

   Goldman Sachs has relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of rendering its opinion. Goldman Sachs has assumed, with Fourth Financial's consent, that the financial forecasts (including, without limitation, projected cost savings and operating synergies resulting from the Merger) referred to in the preceding paragraph were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the respective managements of Fourth Financial and Boatmen's and that such forecasts would be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto, and has assumed, with Fourth Financial's consent, that such allowances for each of Fourth Financial and Boatmen's are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Fourth Financial or Boatmen's or any of their respective subsidiaries and has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed, with Fourth Financial's consent, that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles.

   For the services of Goldman Sachs as financial advisor to Fourth Financial in connection with the Merger, Fourth Financial has agreed to pay Goldman Sachs a fee at the closing of the Merger based on the per share consideration received by Fourth Financial shareholders. Based on current per share values the fee is presently estimated to be approximately $3.5 million. Fourth Financial has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws. Goldman Sachs has provided certain investment banking and advisory services to Fourth Financial from time to time. In addition, Goldman Sachs has provided certain investment banking services to Boatmen's, for which it received customary compensation including the rendering of a fairness opinion in connection with Boatmen's acquisition of Worthen Banking Corporation in 1995 and may provide future investment banking services to Boatmen's.

        Summary of Financial Analyses

   The following is a summary of the material financial analyses presented by Goldman Sachs to the Fourth Financial Board in connection with providing its written opinion to the Fourth Financial Board as of August 25, 1995, but does not purport to be a complete description of the analyses performed by Goldman Sachs. Goldman Sachs used substantially the same types of financial analyses in preparing its written opinion dated as of the date of this Joint Proxy Statement/Prospectus as it used in providing its opinion dated as of August 25, 1995.

        Summary of Proposed Transaction. Goldman Sachs reviewed the terms of the proposed Merger, including the Merger Consideration, the price per share offered, the dividends per share and the resulting percentage ownership of the combined company that would be held by Fourth Financial shareholders immediately following the Merger. This analysis showed, among other things, that Fourth Financial shareholders would own an estimated 19.7% of the combined entity upon consummation of the Merger and would have an annual dividend of $1.48 per share (based upon Boatmen's current per common share dividend amount) representing an increase of 28% over Fourth Financial's current per common share dividend amount and that (based upon the closing share price of Boatmen's Common on August 24, 1995, and the Common Exchange Ratio of one-for-one) the per share price to holders of Fourth Financial Common in the Merger represented a premium of 10.4% over the August 24, 1995 closing price of Fourth Financial Common. Goldman Sachs estimated that the combined entity would rank approximately twenty-second based on total assets and twenty-first based on market value as of August 24, 1995 among U.S. bank holding companies.

        Selected Company Analysis. Goldman Sachs reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Fourth Financial and Boatmen's to corresponding information and ratios for four small and mid-sized regional banking organizations (the "Small and Mid-Sized Peer Banks") and eight super-regional banking organizations, including Boatmen's (the "Super-Regional Banks"), based on publicly available information and median Institutional Brokers Estimate System (IBES) estimates. The Small and Mid-Sized Peer Banks were:
   BOK Financial; Commerce Bancshares; First Commercial; and Mercantile Bancorporation, Inc. The Super-Regional Banks were: Banc One Corporation; BankAmerica; Boatmen's; First Bank System, Inc.; First Interstate Bancorp; KeyCorp; NationsBank Corporation; and Norwest Corporation. Such information and ratios included, among other things, equity market capitalization, price-earnings ratios, market to book value per share, market to tangible book value per share and certain profitability, capital adequacy and asset quality ratios.

        This analysis showed, among other things, that, as of June 30, 1995:
   (i) Fourth Financial's and Boatmen's market to tangible book value was 1.9x and 2.0x, respectively, compared to a mean market to tangible book value of 2.0x, in the case of the Small and Mid-Sized Peer Banks, and 2.4x, in the case of the Super-Regional Banks; and (ii) Fourth Financial's and Boatmen's market to book value was 1.6x and 1.7x, respectively, as compared to a mean market to book value of 1.7x, in the case of the Small and Mid-Sized Peer Banks, and 1.7x, in the case of the Super-Regional Banks.

        This analysis also showed, among other things, that: (i) Fourth Financial and Boatmen's had return on average assets and return on average common equity for the latest twelve months ("LTM") ended June 30, 1995, of 1.07% and 15.55%, respectively, in the case of Fourth Financial (excluding $22.1 million pre-tax loss due to portfolio restructuring), and 1.23% and 15.17%, respectively, in the case of Boatmen's, as compared with a mean return on assets and return on common equity for the Small and Mid-Sized Peer Banks and Super-Regional Banks for the LTM ended June 30, 1995, of 1.26% and 15.12%, respectively, in the case of the Small and Mid-Sized Peer Banks, and 1.21% and 17.02%, respectively, in the case of the Super-Regional Banks; (ii) Fourth Financial and Boatmen's had tangible common equity to tangible assets, common equity to assets and Tier 1 capital ratios as of June 30, 1995, of 7.48%, 8.66% and 10.74%, respectively, in the case of Fourth Financial, and 7.49%, 8.32% and 10.87%, respectively, in the case of Boatmen's, as compared with mean tangible common equity to tangible assets, common equity to assets and Tier 1 capital ratios for the Small and Mid-Sized Peer Banks and Super-Regional Banks as of June 30, 1995, of 7.76%, 8.50% and 12.54%, respectively, in the case of the Small and Mid-Sized Peer Banks, and 5.88%, 7.30% and 8.47%, respectively, in the case of the Super-Regional Banks; (iii) Fourth Financial and Boatmen's had reserves to nonperforming loans ratios as of June 30, 1995, of 198%, in the case of Fourth Financial, and 291% in the case of Boatmen's, as compared with mean reserves to nonperforming loans ratios for the Small and Mid-Sized Peer Banks and Super-Regional Banks as of June 30, 1995, of 303% and 270%, respectively; and (iv) Fourth Financial and Boatmen's had an efficiency ratio (defined as noninterest expenses divided by net interest income plus noninterest income) and a fee income to total revenues ratio for the latest twelve months ended June 30, 1995, of 66.0% and 21.8%, respectively, in the case of Fourth Financial (excluding $22.1 million pre-tax loss due to portfolio restructuring), and 64.0% and 35.4%, respectively, in the case of Boatmen's, as compared with efficiency ratios and mean fee income to total revenues for the Small and Mid-Size Peer Banks and Super-Regional Banks for the LTM ended June 30, 1995, of 63.8% and 28.9%, respectively, in the case of the Small and Mid-Sized Peer Banks, and 62.1% and 33.2%, respectively, in the case of the Super-Regional Banks.

        Selected Transaction Analysis. Goldman Sachs analyzed certain information relating to eighteen announced or completed bank merger transactions since January 1993 (eight of which occurred during the period from January 1, 1995 to August 24, 1995, four of which occurred during 1994, and six of which occurred during 1993), in which the aggregate consideration paid was in excess of $500 million (the "Selected Bank Mergers"). The Selected Bank Mergers were (acquiror/acquiree): (i) for 1995, First Bank System/FirstTier Financial; Banc One/Premier Bancorp; NBD Bancorp/First Chicago; PNC Bank/Midlantic; First Union/First Fidelity; US Bancorp/West One Bancorp; Fleet Financial/Shawmut National; and National Australia Bank/Michigan National (collectively, the "1995 Selected Bank Mergers"); (ii) for 1994, Boatmen's/Worthen Banking; BB&T Financial/Southern National; National Westminster/Citizens First; and BankAmerica/Continental Bank (collectively, the "1994 Selected Bank Mergers"); and (iii) for 1993, Core States Financial/Independence Bancorp; Banc One/Liberty National; KeyCorp/Society; Marshall & Ilsley/Valley Bancorp; NationsBank/MNC Financial; and Bank of New York/National Community Bank (collectively, the "1993 Selected Bank Mergers"). For purposes of such analysis, Goldman Sachs assumed a market price per share of Boatmen's Common Stock of $37.25 (the closing price per share of Boatmen's Common Stock on August 24, 1995). This analysis showed that the high, low and median multiples of per share consideration paid to tangible book value per share and to the LTM earnings per share were, in the case of the 1995 Selected Bank Mergers, 2.72x, 1.40x and 1.98x, and 16.0x, 8.8x and 11.6x, respectively, in the case of the 1994 Selected Bank Mergers, 2.47x, 1.25x and 2.20x, and 14.0x, 6.7x and 11.9x, respectively, and in the case of the 1993 Selected Bank Mergers, 2.60x, 1.50x and 2.34x, and 47.1x, 10.7x and 24.1x, respectively, as compared with multiples of per share consideration to be paid pursuant to the Merger to tangible book value per share, as of June 30, 1995, and to the LTM earnings per share of Fourth Financial of 2.11x and 14.3x, respectively (excluding $22.1 million pre-tax loss due to portfolio restructuring). This analysis also showed that the high, low and median values of the premium paid as a percentage of market capitalization (calculated prior to the public announcement of a possible acquisition of the acquired banking organization or the acquiror's interest in the transaction) were, in the case of the 1995 Selected Bank Mergers, 46.0%, (2.6)% and 29.2%, respectively, in the case of the 1994 Selected Bank Mergers, 35.7%, 0% and 16.9%, respectively, and, in the case of the 1993 Selected Bank Mergers, 30.7%, 5.5% and 16.7%, respectively, as compared to a premium of 10.4% to be paid pursuant to the Merger as a multiple of the Fourth Financial Common closing price on August 24, 1995. In addition, Goldman Sachs reviewed certain bank and non-bank merger transactions at or near market value for the period from May 1992 through August 1995 in which the premium paid as a percentage to market capitalization ranged from a low of minus 18% to a high of 5%.

        Net Present Value Analysis. Using a net present value analysis based on management estimates, Goldman Sachs estimated the present value of the tangible book value and dividends per share for the pro forma combined entity and Fourth Financial on a stand-alone basis based on estimated earnings per share, dividends per share and tangible book value per share through 1998 at various price earnings multiples. Based upon discount rates of 12.5% and 15.0% and a range of 1998 price/earnings multiples of 8.0x to 14.0x based on 1998 estimated earnings per share, this analysis showed a range of present values for Boatmen's shares on a pro forma basis giving effect to the Merger of $27.87 per share to $49.11 per share and a range of present values for Fourth Financial shares on a stand-alone basis of $22.41 per share to $39.26 per share.

        Stock Trading Analysis. Goldman Sachs reviewed and analyzed the historical trading prices and volumes for Fourth Financial Common and Boatmen's Common on a monthly basis from July 31, 1992 to July 31, 1995. Goldman Sachs also compared the historical trading prices of each of Fourth Financial Common and Boatmen's Common with both the Goldman Sachs composite index of selected regional banks' historical trading prices on a daily basis from August 23, 1994 to August 23, 1995, and on a weekly basis from August 18, 1992 to August 18, 1995. Goldman Sachs also compared the market value of Boatmen's Common to the book value of such stock on a weekly basis from January 1, 1993 to August 18, 1995.

        Contribution Analysis. Goldman Sachs analyzed the respective contributions of each of Fourth Financial and Boatmen's to selected income statement, on a LTM basis, and balance sheet, as of June 30, 1995, items of the pro forma combined entity as if the Merger had been consummated as of June 30, 1995. This analysis showed, among other things, that Fourth Financial shareholders would have contributed 19% of total revenue, 19% of net income, 18% of total assets and 19% of shareholders' equity, with Boatmen's contributing the balance in each case. Goldman Sachs did not consider projected cost savings and operating synergies as part of its contribution analysis.

        Other Analyses. Goldman Sachs also reviewed selected investment research reports on, and earnings estimates for, Boatmen's and analyzed available information regarding the ownership of Boatmen's Common. In addition, Goldman Sachs: (i) prepared an overview of the historical financial performance of Boatmen's, including an asset quality analysis; (ii) analyzed Boatmen's deposit and asset mix by geographic area; Boatmen's loan portfolio, including a breakdown by project type of its commercial real estate loans; and a history of Boatmen's nonperforming assets; and (iii) presented a summary of Boatmen's financial forecast through 1997 and a list of Boatmen's directors and senior management.

   The summary set forth above describes the material analyses that Goldman Sachs performed and presented to the Fourth Financial Board on August 25, 1995, and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

   Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, Goldman Sachs relied upon numerous assumptions made by Fourth Financial and Boatmen's with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Fourth Financial or Boatmen's. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to Fourth Financial or Boatmen's or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the Fourth Financial Board, Goldman Sachs, or any other person assumes responsibility for the accuracy of such estimates. Goldman Sachs' analyses were prepared solely for purposes of its written opinions, dated as of August 25, 1995 and the date of this Joint Proxy Statement/Prospectus, provided to the Fourth Financial Board regarding the fairness of the Common Merger Consideration to holders of Fourth Financial Common and the Fourth Financial Preferred Merger Consideration to holders of Fourth Financial Preferred, and do not purport to be appraisals or necessarily reflect the prices at which Fourth Financial or its securities actually may be sold.


FORM OF MERGER

   The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of the conditions set forth therein (see "MERGER -- Certain Conditions to Consummation of Merger") and in accordance with the Kansas Corporate Law, at the Effective Time, Fourth Financial will merge with and into Acquisition Sub and Acquisition Sub will be the surviving corporation in the Merger. At the Effective Time, the separate corporate existence of Fourth Financial will terminate.

   Immediately following the Merger, shareholders of Boatmen's and Fourth Financial will own approximately 82% and 18%, respectively, of the then outstanding shares of Boatmen's Common (without giving effect to the shares of Boatmen's Common issuable upon the conversion of the Boatmen's New Preferred or exercise of the Fourth Financial Employee Stock Options).


MERGER CONSIDERATION

   The Merger Agreement provides that, at the Effective Time of the Merger, (i) each share of Fourth Financial Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Fourth Financial or by Fourth Financial or its subsidiaries (except shares held by Fourth Financial or its subsidiaries in a fiduciary capacity or in respect of a debt previously contracted), will be converted into the right to receive 1 share of Boatmen's Common, including the associated preferred share purchase rights (see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan"), and (ii) each share of Fourth Financial Preferred issued and outstanding immediately prior to the Effective Time (except for shares as to which appraisal rights are perfected; see "MERGER -- Appraisal Rights of Dissenting Shareholders") will be converted into the right to receive 1 share of Boatmen's New Preferred (and, as a result, each Fourth Financial Preferred Depositary Share will be converted into the right to 1 Boatmen's New Preferred Depositary Share). The terms of the Boatmen's New Preferred will be substantially the same as the terms of the Fourth Financial Preferred and, at the Effective Time, the Deposit Agreement dated as of February 24, 1992, pursuant to which shares of Fourth Financial Preferred are held subject to depositary receipts will automatically be assumed by Acquisition Sub, will be assigned by it to Boatmen's and will, thereafter, relate to the shares of Boatmen's New Preferred to be issued in the Merger. See "DESCRIPTION OF BOATMEN'S CAPITAL STOCK -- Boatmen's New Preferred Depositary Shares," "-- Boatmen's New Preferred" and "COMPARISON OF SHAREHOLDER RIGHTS."

   The Merger Consideration was determined through negotiations, taking into account the relative value of Fourth Financial Common and Boatmen's Common, and Boatmen's and Fourth Financial were advised with respect to such negotiations by their financial advisors, DLJ and Goldman Sachs, respectively.

   The obligation of Fourth Financial to consummate the Merger is not conditioned upon Boatmen's Common continuing to trade at any specified minimum price during any period prior to the Effective Time. Because the Common Exchange Ratio and the Preferred Exchange Ratio are fixed at one-for-one and because the market value of Boatmen's Common is, and the market value of the Boatmen's New Preferred when issued in the Merger will be, subject to fluctuation, the value of the Merger Consideration that shareholders of Fourth Financial will receive in the Merger may increase or decrease prior to and following the Merger. The market prices of Boatmen's Common and Fourth Financial Common as of a recent date are set forth on the cover page of this Joint Proxy Statement/Prospectus. Shareholders of Fourth Financial are advised to obtain recent market quotations for Boatmen's Common and Fourth Financial Common. No assurance can be given as to the market price of Boatmen's Common or Fourth Financial Common on the Effective Time, or as to the market price of Boatmen's Common or Boatmen's New Preferred thereafter.

   Shares of Boatmen's Common and Boatmen's Series B Preferred issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.


FRACTIONAL SHARES

   No fractional shares of Boatmen's Common will be issued and, in lieu thereof, holders of fractional shares of Fourth Financial Common who would otherwise be entitled to a fractional share interest in Boatmen's Common (after taking into account all shares of Fourth Financial Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on Nasdaq on the business day immediately preceding the date on which the Effective Time occurs.


SHARE ADJUSTMENTS

   If, prior to the Effective Time, a share of Boatmen's Common would be changed into a different number of shares of Boatmen's Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon should be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Fourth Financial Common would be converted pursuant to the Merger Agreement would be appropriately and proportionately adjusted so that each shareholder of Fourth Financial would be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger.


DIVIDENDS

   The Merger Agreement provides that beginning in the fourth quarter of 1995, and for each quarter thereafter, Fourth Financial may declare and pay a conforming quarterly dividend on the Fourth Financial Common not to exceed $0.37 per share and, in order to take into account the fact that Boatmen's quarterly dividend is paid one month later than Fourth Financial's quarterly dividend, Fourth Financial may pay a single additional conforming dividend of $0.10 per share. Boatmen's and Fourth Financial have also agreed, pursuant to the Merger Agreement, to coordinate the record and payment dates for the quarter in which the Effective Time occurs such that the Fourth Financial shareholders will receive a quarterly dividend from either Fourth Financial or Boatmen's, but not from both, with respect to such quarter.


EFFECTIVE TIME

   The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Kansas which is expected to occur on the Closing Date. The Closing Date will occur, at the option of Boatmen's, on (i) the last business day of, or (ii) the first business day of the month following, in each case, the month during which all necessary regulatory approvals, consents, authorizations and approvals, including approval of the shareholders of Boatmen's and Fourth Financial, required by law for consummation of the Merger have been obtained and all waiting periods required by law have expired. See "MERGER -- Regulatory Approvals," "BOATMEN'S MEETING -- Vote Required" and "FOURTH FINANCIAL MEETING -- Vote Required."

   Assuming that the Merger is approved by the requisite vote of the shareholders of Boatmen's and Fourth Financial and the other conditions to the Merger are satisfied or waived (where permissible) (see "MERGER -- Certain Conditions to Consummation of Merger"), it is presently anticipated that the Merger will be consummated during the first quarter of 1996, but no assurance can be given that such timetable will be met. If the Merger is not effected on or before August 25, 1996, the Merger Agreement may be terminated by either Boatmen's or Fourth Financial. See "MERGER -- Termination of Merger Agreement."


REGULATORY APPROVALS

   Boatmen's agreed, in the Merger Agreement, to promptly file all regulatory applications to obtain the requisite regulatory approvals from the Federal Reserve Board, the Kansas State Banking Board and the Oklahoma State Bank Department. The Merger cannot proceed in the absence of the foregoing regulatory approvals. There can be no assurance that such regulatory approvals will be obtained and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the D.O.J. will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

   Boatmen's and Fourth Financial are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described herein. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

   Federal Reserve Board

   The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the B.H.C.A. Boatmen's filed applications to obtain such regulatory approval on September 29, 1995, such applications were accepted for processing on October 30, 1995, and are currently pending.

   The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes which (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In reviewing a transaction under the applicable statutes, the Federal Reserve Board will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the Federal Reserve Board will consider the regulatory status of Boatmen's and Fourth Financial and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.

   Under the Community Reinvestment Act of 1977, as amended (the "C.R.A."), the Federal Reserve Board must also take into account the record of performance of each of Boatmen's and Fourth Financial in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Joint Proxy Statement/Prospectus, each of the depository institution subsidiaries of Boatmen's and Fourth Financial received a C.R.A. rating of "Outstanding" or "Satisfactory" in its most recent C.R.A. examination.

   The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of the Comptroller of the Currency (the "O.C.C."), the F.D.I.C. and the appropriate state regulatory authorities. These agencies have 30 days to submit their views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from any of these agencies within such 30-day period. The B.H.C.A. and Federal Reserve Board regulations also require publication of notice of, and the opportunity for public comment on, the application submitted by Boatmen's for approval of the Merger and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

   The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the D.O.J. may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the D.O.J. could analyze the effect of the Merger on competition differently than the Federal Reserve Board and, thus, it is possible that the D.O.J. could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger. Failure of the D.O.J. to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorney generals.

   In general, the Federal Reserve Board and the D.O.J. will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses. As part of the applications filed with the Federal Reserve Board and based upon pre-filing discussions between Boatmen's and staff of the Federal Reserve Board, Boatmen's committed to divest branches of Boatmen's subsidiary, Superior Federal Bank, FSB and/or a Fourth Financial subsidiary bank in two relevant banking markets in Oklahoma wherein both such institutions have branch offices. The purpose of such divestitures would be to mitigate possible adverse effects on competition in these two markets which might otherwise result from the Merger. The divestiture commitment provides that, prior to consummation of the Merger, binding agreements for the sale of such branches (having aggregate deposits of not less than $19.6 million in the case of one market and $41.1 million in the case of the other market) will be entered into with one or more unaffiliated third parties. The commitment requires that the subject branches be placed into a trust for ultimate disposition by an independent trustee in the event that such divestitures are not completed within six months after consummation of the Merger.

   Missouri banking law prohibits a bank holding company from acquiring control of a bank, or one or more branches of a bank, if the total deposits in all banks, and branches of banks, in Missouri controlled by the bank holding company would exceed 13% of the total deposits in all depository financial institutions in Missouri. The Missouri Division of Finance reports that Boatmen's controlled approximately 15.7% of such total deposits in Missouri as of December 31, 1994 (after taking into account certain permissible deductions from Boatmen's deposits). Fourth Financial's subsidiary Bank IV, N.A., has branches located in Missouri with aggregate deposits of approximately $77.1 million. To comply with this Missouri law, Boatmen's has committed to divest the Missouri branches of Bank IV, N.A. The terms of such Missouri divestiture commitment are substantially similar to those of the divestiture commitment made with respect to the two Oklahoma relevant banking markets described above.

   The Oklahoma and Missouri branch divestitures, which would represent in the aggregate less than one percent (1%) of Boatmen's total deposits, would not be material to Boatmen's.

   Boatmen's rights to exercise its option under the Fourth Financial Stock Option Agreement are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of its option under the Fourth Financial Stock Option Agreement would result in Boatmen's owning more than 5% of the outstanding shares of Fourth Financial Common. See "MERGER -- Fourth Financial Stock Option Agreement." In considering whether to approve Boatmen's right to exercise its option, including its right to purchase more than 5% of the outstanding shares of Fourth Financial Common, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

   STATE REGULATORY REQUIREMENTS

   The Merger is also subject to approval by the Kansas State Banking Board and the Oklahoma State Bank Department. Boatmen's filed applications to obtain such regulatory approvals on October 2, 1995 and such applications are pending.


CERTAIN CONDITIONS TO CONSUMMATION OF MERGER

   The obligations of each party to effect the Merger are subject to the fulfillment or waiver by each of the parties, at or prior to the Closing Date, of the following conditions: (i) the representations and warranties of each party set forth in the Merger Agreement (see "MERGER -- Representations and Warranties of Parties") will be true and correct on the date thereof and as of the Closing Date (except for any such representations and warranties made as of a specified date which will be true and correct as of such date); provided, however, that (a) in determining whether or not the foregoing condition is satisfied, no effect will be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (b) the foregoing condition will be deemed to be satisfied unless the failure

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

of such representations and warranties to be true and correct would constitute, individually or in the aggregate, a Material Adverse Effect on the party by which such representation or warranty is made; (ii) each party will have performed and complied in all material respects with all of its obligations and agreements required to be performed under the Merger Agreement on or prior to the Closing Date; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceedings by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending and there will not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; (iv) all necessary regulatory approvals, consents and authorizations and other approvals required by law to consummate the Merger, including the respective approvals of the shareholders of Boatmen's and Fourth Financial, will have been obtained and all waiting periods will have expired; provided, however, that the foregoing condition will be deemed satisfied notwithstanding the failure of a party to receive any third-party non-Regulatory Agency consents provided (a) such party used its reasonable efforts to obtain such consents, and (b) the failure to obtain such consents would not constitute, individually or in the aggregate, a Material Adverse Effect on such party; (v) each party will have received all required documents from the other party on or prior to the Closing Date, in form and substance reasonably satisfactory to such party; (vi) the Registration Statement will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement will be in effect or proceedings for that purpose will have been pending before or threatened by the S.E.C.; (vii) Boatmen's and Fourth Financial will have each received an opinion letter, dated as of the Closing Date, from Ernst & Young LLP, the independent public accountants of Boatmen's and Fourth Financial, to the effect that the Merger qualifies for "pooling of interests" accounting treatment (see "MERGER -- Accounting Treatment"); and (viii) Fourth Financial will have received an opinion of its counsel, Sullivan & Cromwell, and Boatmen's will have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that, if the Merger is consummated in accordance with the terms set forth in the Merger Agreement, (a) the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
(b) no gain or loss will be recognized by the holders of Fourth Financial Common or Fourth Financial Preferred, as the case may be, upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of Boatmen's Common and Boatmen's New Preferred received by the shareholders of Fourth Financial will be the same as the basis of shares of Fourth Financial Common and Fourth Financial Preferred, as the case may be, exchanged therefor, and (d) the holding period of the shares of Boatmen's Common and Boatmen's New Preferred received by the shareholders of Fourth Financial will include the holding period of the shares of Fourth Financial Common and Fourth Financial Preferred, as the case may be, exchanged therefor, provided such shares were held as capital assets as of the Effective Time (see "MERGER -- Federal Income Tax Consequences").

   The obligation of Fourth Financial to effect the Merger is further subject to the nonoccurrence of a "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement of Boatmen's) pursuant to the Rights Agreement of Boatmen's prior to the Effective Time. See "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

   The conditions described in item (iv) above (the receipt of shareholder and regulatory approvals) may not be waived by either party. Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither Boatmen's nor Fourth Financial intends to waive any such conditions except in those circumstances where the Boatmen's Board or the Fourth Financial Board, as the case may be, deems such waiver to be in the best interests of Boatmen's or Fourth Financial, as the case may be, and its respective shareholders. No assurance can be provided as to if or when all of the foregoing conditions precedent to the Merger will be satisfied or waived (where permissible) by the party permitted

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

to do so. If the Merger is not effected on or before August 25, 1996, the Merger Agreement may be terminated by either Boatmen's or Fourth Financial. See "MERGER -- Termination of Merger Agreement."


EXCHANGE OF STOCK CERTIFICATES AND DEPOSITARY RECEIPTS

   FOURTH FINANCIAL

   The conversion of Fourth Financial Common, Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares into Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares, respectively, will occur by operation of law at the Effective Time. After the Effective Time, certificates theretofore evidencing shares of Fourth Financial Common and Fourth Financial Preferred, as the case may be (such certificates are collectively referred to herein as the "Fourth Financial Certificates"), and depository receipts theretofore representing Fourth Financial Preferred Depositary Shares (the "Fourth Financial Preferred Depositary Receipts") will be deemed, for all corporate purposes other than the payment of dividends and other distributions on such shares (except as described below), to evidence ownership of and entitlement to receive such shares of Boatmen's Common, Boatmen's New Preferred and depositary receipts representing Boatmen's New Preferred Depositary Shares (the "Boatmen's New Preferred Depositary Receipts"), as the case may be.

   As soon as reasonably practicable after the Effective Time, Boatmen's Trust Company, the exchange agent in the Merger (the "Exchange Agent"), will mail a transmittal letter and instructions to each record holder of a Fourth Financial Certificate and a Fourth Financial Preferred Depositary Receipt whose shares or depositary shares, as the case may be, were converted into the right to receive the Merger Consideration, advising such holder of the number of shares of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares, as the case may be, such holder is entitled to receive pursuant to the Merger, the amount of cash such holder is due in lieu of a fractional share of Boatmen's Common, and of the procedures for surrendering such Fourth Financial Certificates and such Fourth Financial Preferred Depositary Receipts in exchange for a certificate for the number of whole shares of Boatmen's Common and a Boatmen's New Preferred Depositary Receipt, as the case may be, and a check for the cash amount (if any) such holder is entitled to receive in lieu of a fractional share of Boatmen's Common. The letter of transmittal will also specify that delivery will be effected, and risk of loss and title to the Fourth Financial Certificates and the Fourth Financial Preferred Depositary Receipts will pass, only upon proper delivery of the Fourth Financial Certificates and the Fourth Financial Preferred Depositary Receipts to the Exchange Agent and will be in such form and have such provisions as Boatmen's may reasonably specify. SHAREHOLDERS OF FOURTH FINANCIAL ARE REQUESTED NOT TO SURRENDER THEIR FOURTH FINANCIAL CERTIFICATES AND THEIR FOURTH FINANCIAL PREFERRED DEPOSITARY RECEIPTS FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. The shares of Boatmen's Common and Boatmen's New Preferred into which Fourth Financial Common and Fourth Financial Preferred, respectively, will be converted in the Merger and the Boatmen's New Preferred Depositary Receipts into which Fourth Financial Preferred Depositary Receipts will be converted in the Merger will be deemed to have been issued at the Effective Time. Unless and until the Fourth Financial Certificates are surrendered, along with a duly executed letter of transmittal, any other required documents and notification of the holder's federal taxpayer identification number, dividends on the shares of Boatmen's Common issuable with respect to such Fourth Financial Common which would otherwise be payable after the sixtieth day after the Closing Date will not be paid to the holders of such Fourth Financial Certificates. In such case, upon surrender of the Fourth Financial Certificates and a duly executed letter of transmittal, any other required documents and notification of taxpayer identification number, there will be paid any dividends on such shares of Boatmen's Common which became payable

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

between the sixtieth day after the Closing Date and the time of such surrender and notification. No interest on any such dividends will accrue or be paid.

   The Merger Agreement provides that, for a period of ninety days after the Closing Date, holders of Fourth Financial Certificates representing shares of Fourth Financial Common will be entitled to vote as holders of shares of Boatmen's Common notwithstanding that such Fourth Financial Certificates have not been exchanged for shares of Boatmen's Common as provided in the Merger Agreement and described above.

   Notwithstanding the foregoing, the Merger Agreement provides that no Common Merger Consideration will be delivered to a person who is an "affiliate" of Fourth Financial (as such term is hereafter defined) unless such affiliate has theretofore executed and delivered to Boatmen's the agreement referred to in the Merger Agreement. See "MERGER -- Resale of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares."

   If a Fourth Financial Certificate or a Fourth Financial Preferred Depositary Receipt has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by Boatmen's, the posting of a bond in an amount determined by Boatmen's.

   For a description of the differences between the rights of the holders of Boatmen's Common and Fourth Financial Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of the Boatmen's Common, the Boatmen's New Preferred and the Boatmen's New Preferred Depositary Shares, see "DESCRIPTION OF BOATMEN'S CAPITAL STOCK."

   BOATMEN'S

   Shares of Boatmen's Common and Boatmen's Series B Preferred issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and will be unaffected by the Merger. Holders of such shares will not be required to exchange the certificates representing such shares or take any other action by reason of the consummation of the Merger.


REPRESENTATIONS AND WARRANTIES

   The Merger Agreement contains various representations and warranties of the parties thereto. The representations and warranties by Fourth Financial, include, among other things, except as otherwise disclosed to Boatmen's, those as to (i) the due organization and good standing of Fourth Financial; (ii) the capitalization of Fourth Financial; (iii) the due authorization and execution of the Merger Agreement by Fourth Financial; (iv) the due organization, good standing and ownership of subsidiaries of Fourth Financial; (v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of financial statements and filings by Fourth Financial with the S.E.C. and filings of the Fourth Financial Subsidiary Banks with the O.C.C.; (vi) the absence of any changes in the financial condition, results of operations or business of Fourth Financial which would have a Material Adverse Effect on Fourth Financial (except as disclosed by Fourth Financial or by the Fourth Financial Subsidiary Banks since December 31, 1994, in their reports with the S.E.C. and the O.C.C., respectively); (vii) the absence of any cease-and-desist order, agreement, consent agreement, memorandum of understanding, or other regulatory enforcement action, proceeding or order (a "Regulatory Agreement") between Fourth Financial and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality (a "Regulatory Agency") having supervisory or regulatory authority with respect to Fourth Financial or any of its subsidiaries; (viii) the filing of tax returns and reports and payment of taxes by Fourth Financial and its subsidiaries; (ix) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on Fourth Financial; (x) the existence of agreements with employees of Fourth Financial and its subsidiaries, including certain employment agreements; (xi) the filing and material compliance of certain reports required to be filed by Fourth Financial and its subsidiaries with various Regulatory Agencies, including the Federal Reserve Board, the O.C.C., the F.D.I.C., the S.E.C. and Nasdaq; (xii) the loan portfolio of Fourth Financial and its subsidiaries; (xiii) the investment portfolio of Fourth Financial and its subsidiaries; (xiv) the interest rate risk management instruments of Fourth Financial and its subsidiaries; (xv) certain employee matters and matters under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xvi) the title to the properties of Fourth Financial and its subsidiaries, the absence of liens (except as specified) and insurance matters; (xvii) certain environmental matters with respect to real properties owned, leased or operated by Fourth Financial and its subsidiaries; (xviii) the compliance by Fourth Financial and the Fourth Financial Subsidiary Banks with applicable laws and regulations; (xix) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by Fourth Financial or its subsidiaries; (xx) the non-banking activities of Fourth Financial and its subsidiaries; (xxi) the trust administration of Fourth Financial and its subsidiaries; (xxii) the inapplicability of certain state takeover laws; (xxiii) certain pooling of interests and tax-free reorganization matters; (xxiv) the existence of certain material contracts to which Fourth Financial and its subsidiaries are a party; (xxv) the absence of undisclosed liabilities of Fourth Financial and its subsidiaries; (xxvi) certain fair lending and C.R.A. matters of Fourth Financial and its subsidiaries; and (xxvii) the accuracy of information supplied by Fourth Financial or its subsidiaries in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and any other documents to be filed with the S.E.C., Nasdaq, or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

   The representations and warranties of Boatmen's and Acquisition Sub include, among other things, those as to (i) the due organization and good standing of Boatmen's and Acquisition Sub; (ii) the capitalization of Boatmen's and Acquisition Sub; (iii) the due authorization and execution of the Merger Agreement by each of Boatmen's and Acquisition Sub, and the absence of the need (except as specified) for governmental or third party consents to the Merger;
(iv) the significant subsidiaries of Boatmen's; (v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of Boatmen's financial statements and filings with the S.E.C.; (vi) the absence of any changes in the financial condition, results of operations or business of Boatmen's which would have a Material Adverse Effect on Boatmen's (except as reported by Boatmen's since December 31, 1994, in its reports with the S.E.C.); (vii) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on Boatmen's; (viii) the filing and material compliance of certain reports required to be filed by Boatmen's and its significant subsidiaries with various Regulatory Agencies, including the S.E.C., the Federal Reserve Board, the O.C.C., the F.D.I.C. and Nasdaq; (ix) the compliance by Boatmen's and its significant subsidiaries with applicable laws and regulations; (x) certain pooling of interests and tax-free reorganization matters; (xi) the filing of tax returns and reports and payment of taxes by Boatmen's and its subsidiaries; (xii) the interest rate risk management instruments of Boatmen's and its subsidiaries; (xiii) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by Boatmen's or its subsidiaries; (xiv) the non-banking activities of Boatmen's and its subsidiaries; (xv) the inapplicability of certain takeover laws; (xvi) certain fair lending and C.R.A. matters of Boatmen's and its subsidiaries; (xvii) the absence of knowledge regarding the possible nonreceipt by Boatmen's of the regulatory approvals, consents and pooling of interests opinion of Ernst & Young LLP required to consummate the Merger; (xviii) the absence of Regulatory Agreements that would materially impair the ability of Boatmen's to obtain the regulatory approvals of the Merger; and (xix) the accuracy of information supplied by Boatmen's and Acquisition Sub in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and any other documents to be filed with the S.E.C., Nasdaq, or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement.

   As used in the Merger Agreement, the term "Material Adverse Effect," with respect to either Boatmen's or Fourth Financial, means any condition, event, change or occurrence that has or will have a material adverse effect upon (a) the financial condition, business or results of operations of Boatmen's or Fourth Financial and their respective subsidiaries taken as a whole (other than as a result of changes in federal laws or regulations and other than changes in accounting rules of general applicability), or (b) the ability of Boatmen's or Fourth Financial to perform its respective obligations under, and to consummate the transactions contemplated by, the Merger Agreement.


CERTAIN OTHER AGREEMENTS

   BUSINESS OF FOURTH FINANCIAL IN ORDINARY COURSE

   Pursuant to the Merger Agreement, Fourth Financial has agreed, among other things, that it will, and that it will cause each of its subsidiaries to, continue to carry on its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business and that neither it nor its subsidiaries will, without the prior written consent of Boatmen's (which will not be unreasonably withheld), (i) issue any Fourth Financial Common or other capital stock, options, warrants or other rights to subscribe for or purchase Fourth Financial Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock of Fourth Financial or any of its subsidiaries (except for the issuance of Fourth Financial Common pursuant to the exercise of previously outstanding Fourth Financial Employee Stock Options or pursuant to the conversion of Fourth Financial Preferred pursuant to the terms thereof); (ii) directly or indirectly redeem, purchase or otherwise acquire any Fourth Financial Common or any other capital stock of Fourth Financial or its subsidiaries; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock of Fourth Financial or otherwise reorganize or recapitalize; (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or change any bonus, insurance, pension, or other employee plan, agreement, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any amount of funds or directly or indirectly guarantee any obligations of others, except in the ordinary course of business; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit in excess of $6 million, or that would increase the aggregate credit outstanding to any one borrower to more than $6 million, without the prior approval of Boatmen's; provided, however, that if Boatmen's does not consent to any of the foregoing loans or advances, neither Boatmen's nor its subsidiaries will make or commit to make such loan or advance; (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (ix) enter into any agreement, contract or commitment out of the ordinary course of business other than letters of credit, loan agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; (x) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance; (xi) cancel or accelerate any material indebtedness owing to Fourth Financial or its subsidiaries or any claims which Fourth Financial and its subsidiaries may possess or waive any material rights with respect thereto, except in the ordinary course of business; (xii) sell or otherwise dispose of any real property or any material amount of tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Fourth Financial and its subsidiaries;
(xiii) foreclose upon or otherwise take title to or possess or control any real property, other than single family, non-agricultural residential property of one acre or less, without first obtaining a phase one environmental report thereon which indicates that the property is free of hazardous, toxic or polluting waste materials; (xiv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a Material Adverse Effect on Fourth Financial; (xv) violate any law, statute, rule, governmental regulation or order, which violation might have a Material Adverse Effect on Fourth Financial; (xvi) purchase any real or personal property or make any other capital expenditure in excess of $500,000; (xvii) take any action which would adversely affect or delay the ability of either Boatmen's or Fourth Financial to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the Fourth Financial Option Agreement; or (xviii) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by Fourth Financial in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

   ENVIRONMENTAL INSPECTIONS

   Fourth Financial has agreed to provide Boatmen's a report of a phase one environmental investigation on all real property owned, leased or operated by Fourth Financial or its subsidiaries (excluding space in retail and similar establishments leased by Fourth Financial for automatic teller machines or branch bank facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and, if required by the phase one investigation in Boatmen's reasonable opinion, a report of a phase two investigation on properties requiring such additional study. If the cost of taking all remedial or other corrective actions and measures required by applicable law or reasonably likely to be required by applicable law, in the aggregate, exceeds the sum of $20 million as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Fourth Financial, then Boatmen's will have the right, for a period of fifteen business days following receipt of such estimate, to terminate the Merger Agreement, which will be Boatmen's sole remedy in such event. The Merger Agreement provides, however, that for purposes of determining the cost of all remedial or other corrective actions and measures as described in the preceding sentence, there will be excluded any such costs which arise from or are attributable to the contamination of the ground water underneath the banking facilities owned by Fourth Financial in the downtown business district of Wichita, Kansas provided (i) such contamination originated from sources other than such Fourth Financial owned property; and (ii) liability for the clean-up and remediation of such contamination continues to be undertaken by the City of Wichita, Kansas or another governmental entity.

   Environmental investigations routinely are conducted by Boatmen's in connection with transactions involving the acquisition of real property, whether in its ongoing business operations or pursuant to the acquisition of a bank or other business. These investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property; (ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. In bank or other business acquisition transactions, Boatmen's policy is to obtain phase one environmental investigations of real property to ensure that environmental problems do not exist which could result in unacceptably high risk to Boatmen's and its shareholders.

   OTHER AGREEMENTS OF FOURTH FINANCIAL

   Pursuant to the Merger Agreement, Fourth Financial has agreed to (i) give Boatmen's prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of the representations or agreements of Fourth Financial in the Merger Agreement (and use its best efforts to prevent or promptly remedy the same) or of the occurrence of any matter or event known to and directly involving Fourth Financial (not including changes in conditions that affect the banking industry generally) that would constitute a Material Adverse Effect on Fourth Financial;
(ii) use its best efforts to obtain all necessary consents with respect to all interests of Fourth Financial and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger; (iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger promptly in accordance with the terms of the Merger Agreement; (iv) at the request of Boatmen's, cause one or more of the Fourth Financial Subsidiary Banks to enter into one or more merger agreements with any wholly-owned banking subsidiary of Boatmen's (provided that the Merger will not be conditioned upon the consummation of any such subsidiary bank merger); and (v) permit Boatmen's reasonable access to its properties and disclose and make available to Boatmen's all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement.

   AGREEMENTS OF BOATMEN'S

   Pursuant to the Merger Agreement, Boatmen's has agreed, among other things, to (i) file all regulatory applications required in order to consummate the Merger and to provide Fourth Financial with copies of all such applications;
(ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration Statement to become effective; (iii) promptly file all documents required to list on Nasdaq the shares of Boatmen's Common and Boatmen's New Preferred to be issued pursuant to the Merger and to timely file all documents required to obtain all necessary Blue Sky permits and approvals;
(iv) prepare and file any application required and any filings required under the Exchange Act relating to the Merger and the transactions contemplated by the Merger Agreement; (v) have the Boatmen's Board recommend to its shareholders the issuance of the shares of Boatmen's Common and Boatmen's New Preferred to the shareholders of Fourth Financial pursuant to the Merger Agreement; (vi) give Fourth Financial prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach of any of the representations or agreements of Boatmen's in the Merger Agreement (and use its best efforts to prevent or promptly remedy the same) or of the occurrence of any matter or event known to and directly involving Boatmen's (not including changes in conditions that affect the banking industry generally) that would constitute a Material Adverse Effect on Boatmen's; (vii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger promptly in accordance with the terms of the Merger Agreement;

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

(viii) permit Fourth Financial reasonable access to its properties and disclose and make available to Fourth Financial all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Fourth Financial may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement; (ix) not enter into any, and not permit any of its subsidiaries to enter into, any agreement to acquire or merge with another company which results in the Federal Reserve Board disapproving or materially delaying approval of the Merger; (x) not, without the prior written consent of Fourth Financial, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Boatmen's contained in the Merger Agreement, if such representations and warranties were given as of the date of such transaction or action; and (xi) not declare or pay any extraordinary or special dividend on the Boatmen's Common.


TERMINATION OF MERGER AGREEMENT

   The Merger Agreement may be terminated at any time prior to the Closing Date
(i) by mutual written agreement of Boatmen's and Fourth Financial (regardless of whether shareholder approval of the Merger Agreement had been previously obtained); (ii) by Boatmen's or Fourth Financial in the event of a material breach by the other of any of its representations and warranties or agreements under the Merger Agreement not cured within 30 days after notice to cure such breach is given to the breaching party by the non-breaching party (regardless of whether shareholder approval of the Merger Agreement had been previously obtained); (iii) by Boatmen's if certain reports of environmental inspection on the real properties of Fourth Financial to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $20 million (as determined in accordance with the Merger Agreement and described under "MERGER -- Certain Other Agreements -- Environmental Inspections"); (iv) by either party in the event that all the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER -- Certain Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER -- Regulatory Approvals");
(vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of Boatmen's and Fourth Financial (see "BOATMEN'S MEETING -- Vote Required" and "FOURTH FINANCIAL MEETING -- Vote Required"); (vii) by Boatmen's or Fourth Financial in the event that the other or any of its subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of the Merger Agreement which would have a Material Adverse Effect on such other party; and (viii) by either party if the Merger is not consummated on or prior to August 25, 1996.


EFFECT OF MERGER ON EMPLOYEE BENEFIT AND STOCK OPTION PLANS

   EMPLOYEE BENEFIT PLANS

   The Merger Agreement provides that each employee of Fourth Financial or its subsidiaries who continues as an employee following the Closing Date will be entitled, as a new employee of Boatmen's or a subsidiary of Boatmen's, to participate in such employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries, on the same basis as similarly situated employees of other Boatmen's subsidiaries if and as such employee is eligible and, if required, selected for participation

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

therein under the terms thereof, subject to the right of Boatmen's to amend, modify or terminate, in its sole discretion, any such plans or programs and provided that such employee shall not be participating in a similar plan which is maintained by Fourth Financial after the Closing Date. Fourth Financial employees will be eligible to participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. Boatmen's will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any such plans or programs in which former employees of Fourth Financial may participate, credit each such employee with his or her term of service with Fourth Financial and its subsidiaries.

   STOCK OPTION AND STOCK PURCHASE PLANS

   At the Effective Time, each outstanding option to purchase shares of Fourth Financial Common (a "Fourth Financial Employee Stock Option") issued pursuant to the Amended and Restated Fourth Financial Corporation 1981 Incentive Stock Option Plan, the Amended and Restated Fourth Financial Corporation 1986 Incentive Stock Option Plan, the Fourth Financial Corporation 1993 Incentive Stock Option Plan, the Fourth Financial Corporation Non-Employee Directors Stock Option Plan and the Fourth Financial Corporation 1993 Employee Stock Purchase Plan (collectively, the "Fourth Financial Employee Stock Option Plans"), whether or not exercisable or vested, will be assumed by Boatmen's. Each Fourth Financial Employee Stock Option thereafter will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Fourth Financial Employee Stock Option, such number of full shares of Boatmen's Common as the holder of such Fourth Financial Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Fourth Financial Employee Stock Option in full immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of the shares of Fourth Financial Common otherwise purchasable pursuant to such Fourth Financial Employee Stock Option. Each Fourth Financial Employee Stock Option granted under the Amended and Restated Fourth Financial Corporation 1981 Incentive Stock Option Plan and the Amended and Restated Fourth Financial Corporation 1986 Incentive Stock Option Plan will become exercisable for a 30-day period commencing upon adoption of the Merger Agreement by the shareholders of Fourth Financial. Each Fourth Financial Employee Stock Option granted under the Fourth Financial Corporation 1993 Incentive Stock Option Plan and the Fourth Financial Corporation 1993 Employee Stock Purchase Plan, each of which, prior to amendments thereto in October, 1994 and March, 1995, respectively, were substantially identical to the Amended and Restated Fourth Financial Corporation 1981 Incentive Stock Option Plan and the Fourth Financial Corporation Amended and Restated 1986 Incentive Stock Option Plan with respect to vesting and exercisability upon a change in control, will, pursuant to the terms thereof as so amended, automatically become vested and exercisable upon adoption of the Merger Agreement by the shareholders of Fourth Financial, without the 30-day limitation on exercise.


INTERESTS OF CERTAIN PERSONS IN MERGER

   Shareholders should be aware that certain members of the Fourth Financial Board and management of Fourth Financial have interests in the Merger that are in addition to and separate from the interests of shareholders of Fourth Financial generally. The Boards of Directors of Boatmen's and Fourth Financial were aware of these interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Adoption and approval of the Merger Agreement by the shareholders of Fourth Financial will also constitute approval of the following benefits to be received by directors, executive officers and employees of Fourth Financial.

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

   INDEMNIFICATION AND INSURANCE

   Boatmen's has agreed, for a period of ten years after the Effective Time, to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Fourth Financial and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement and the Fourth Financial Stock Option Agreement) to the fullest extent permitted by the Articles of Incorporation of Fourth Financial as in effect on the date of the Merger Agreement and by the Kansas Corporate Law.

   Following the Effective Time, Boatmen's will provide the directors and officers of Fourth Financial and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally and, in addition, for a period of five years, Boatmen's will use its best efforts to continue Fourth Financial's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed 200% of the annual premium presently paid by Fourth Financial for such coverage. If the premium would exceed such maximum amount, Boatmen's will use its best efforts to procure such level of coverage as can be obtained for a premium equal to such maximum amount.

   EMPLOYMENT AND EMPLOYEE BENEFITS

   Mr. Knudson, Chairman, President and Chief Executive Officer of Fourth Financial, will be an executive officer of Boatmen's following the Merger. Mr. Knudson would serve as an executive vice president of Boatmen's and would have a base salary equal to his current base salary with Fourth Financial. In addition, Mr. Knudson would be eligible to receive bonuses and to participate in employee benefit and stock plans generally available to other executive officers of Boatmen's on the same basis as similarly situated executive officers of Boatmen's, subject to the right of Boatmen's to amend or terminate any such plans or programs in its discretion.

   The Merger Agreement also contains certain provisions regarding employee benefits which are described under "MERGER -- Effect of Merger on Employee Benefit and Stock Option Plans -- Employee Benefit Plans."

   STOCK OPTION AND STOCK PURCHASE PLANS

   The Merger Agreement contains certain provisions regarding the assumption by Boatmen's of outstanding Fourth Financial Employee Stock Options to acquire shares of Fourth Financial Common which are described under "MERGER -- Effect of Merger on Employee Benefit and Stock Option Plans -- Stock Option and Stock Purchase Plans." Additional information with respect to Fourth Financial Employee Stock Options granted to directors and executive officers of Fourth Financial under the Fourth Financial Employee Stock Option Plans is incorporated by reference to the 1994 Annual Report on Form 10-K of Fourth Financial which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

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

   CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

   In connection with the execution of the Merger Agreement, Fourth Financial entered into a Change in Control Agreement with Darrell G. Knudson, Chairman, President and Chief Executive Officer of Fourth Financial dated as of August 25, 1995 (the "Change in Control Agreement"). The Change in Control Agreement replaced a Severance Agreement, dated October 1, 1994, between Fourth Financial and Mr. Knudson which was identical in principal terms to the Severance Agreements for Messrs. Greer and Keller described below. The Change in Control Agreement provides that Mr. Knudson will continue employment with Fourth Financial following the commencement of a tender or exchange offer or the execution of a merger agreement which would result in a Change in Control (as such term is defined in the Change in Control Agreement) of Fourth Financial until the transaction is either completed or abandoned. In consideration of this commitment, the Change in Control Agreement provides that upon the occurrence of a Change in Control, in addition to compensation and benefits already earned, Mr. Knudson will be entitled to receive (a) a lump sum payment equal to two times the sum of his highest base salary during the twelve-month period preceding the Change in Control and his three-year average bonus percentage multiplied by his target bonus then in effect, (b) continuation in effect for two years of all medical insurance, life insurance, and disability benefit plans then in effect, (c) full vesting of all outstanding stock options,
(d) the present value, in a lump sum, of his enhanced benefit under the Supplemental Executive Retirement Plan of Fourth Financial with his age and credited service each increased by two years, (e) the amount of all accrued vacation pay, and (f) the value of any unvested employer contributions with respect to all defined contribution plans in which he participates; provided, however, that no such payment can exceed the amount deductible for income tax purposes under the Code. If Mr. Knudson's employment is terminated by Fourth Financial (other than by reason of his Retirement or Disability as such terms are defined in the Change in Control Agreement) prior to, but within six months of, the date on which a Change in Control occurs, then Mr. Knudson will nevertheless be entitled to receive the payments described above. The Change in Control Agreement is for a term of two years renewable annually on a year-to-year basis unless terminated by Fourth Financial at least 90 days prior to the anniversary date. The approval of the Merger Agreement at the Fourth Financial Meeting will constitute a Change in Control under the Change in Control Agreement. Assuming the Merger occurred on December 31, 1995, the estimated amount of payments and the value of the other benefits to Mr. Knudson would be $2,048,500. On October 25, 1995, the Change in Control Agreement was amended to delete the provision that provided for Fourth Financial's purchase of vested options at their fair market value.

   Fourth Financial has Severance Agreements with seventeen other officers of either Fourth Financial or one of the Fourth Financial Subsidiary Banks (including Messrs. Kenneth G. Greer, Chairman of the Board, President and Chief Executive Officer of BANK IV, Edward F. Keller, Chairman of the Board, President and Chief Executive Officer of BANK IV Oklahoma, Clayton D. Pledger, Executive Vice President, Operations and Technology Division of Fourth Financial, and Michael R. Ritchey, President, Trust and Asset Management, and Senior Trust Officer of Fourth Financial). The Severance Agreements provide that the officers will continue employment with Fourth Financial following the commencement of a tender or exchange offer or the execution of a merger agreement which would result in a Change of Control (as such term is defined in the Severance Agreements) of Fourth Financial until the transaction is either completed or abandoned. In consideration of this commitment, the Severance Agreements also provide for severance benefits in the event of either involuntary termination of employment (other than by reason of death, Disability, or for Cause, as such term is defined in the Severance Agreements) or termination of employment by the officer for Good Cause (as such term is defined in the Severance Agreements) within two years following a Change in Control of Fourth Financial. Upon any such termination of employment, in addition to compensation and benefits already earned, the officer will be entitled to receive (a) a lump sum severance payment equal to one and one-half times (two times in the cases

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

of Messrs. Greer and Keller) the sum of such officer's highest base salary during the twelve-month period preceding the Change in Control and the officer's three-year average bonus percentage multiplied by the officer's target bonus then in effect, (b) continuation in effect for 18 months (two years in the case of Messrs. Greer and Keller) of all medical insurance, life insurance, and disability benefit plans then in effect, (c) full vesting of all outstanding stock options, (d) the present value, in a lump sum, of the officer's enhanced benefit under the Supplemental Executive Retirement Plan of Fourth Financial with the officer's age and credited service each increased by one and one-half years (two years in the case of Messrs. Greer and Keller), (e) the amount of all accrued vacation pay, and (f) the value of any unvested employer contributions with respect to all defined contribution plans in which the officer participates; provided, however, that no such payment can exceed the amount deductible for income tax purposes under the Code. The Severance Agreements are for terms of two years renewable annually on a year-to-year basis unless terminated by Fourth Financial at least 90 days prior to the anniversary date, except that they continue in effect automatically for a period of 24 months following a Change in Control of Fourth Financial. The approval of the Merger Agreement at the Fourth Financial Meeting will constitute a Change in Control under the Severance Agreements. If, pursuant to the provisions described above, payments were required to be made to Messrs. Greer, Keller, Pledger and Ritchey, assuming the Change in Control occurred on December 31, 1995, the estimated amount of payments and the value of the other benefits would be $1,007,200, $756,600, $445,900 and $521,400, respectively. The estimated amount of payments and other benefits to the seventeen officers as a group would be $7,621,000.

   On October 25, 1995, each of the Severance Agreements was amended to delete the provision that provided for Fourth Financial's purchase of vested options at their fair market value.

   BOARD COMPOSITION

   Pursuant to the Merger Agreement, two persons, to be selected by Fourth Financial and approved by Boatmen's, will be appointed to the Boatmen's Board to be effective as of the first meeting of the Board of Directors of Boatmen's following the Merger. It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which two persons will be appointed as new Directors of Boatmen's following the Merger. Directors whose principal occupations are with Boatmen's or any of its subsidiaries receive no Director's fees. All other Directors receive quarterly retainer payments of $5,000 each, plus $1,000 for each Board or committee meeting attended, except the chairman of any committee, who receives $1,500 for each committee meeting attended. See "MERGER -- Management and Operations After Merger."

   INTERESTS OF BOATMEN'S BOARD AND MANAGEMENT

   No member of the Boatmen's Board or management of Boatmen's or any other affiliate of Boatmen's has an interest in the Merger, other than as a shareholder of Boatmen's generally.


MANAGEMENT AND OPERATIONS AFTER MERGER

   Mr. Darrell G. Knudson, Chairman of the Board, President and Chief Executive Officer of Fourth Financial, will be an executive officer of Boatmen's following the Merger and two persons, to be selected by Fourth Financial and approved by Boatmen's, will be appointed to the Boatmen's Board following the Merger. See "MERGER -- Interests of Certain Persons in Merger." It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which two persons will be appointed as new Directors of Boatmen's following the Merger. Except as provided above, it is not anticipated that the management of Boatmen's or the Boatmen's Board will be affected as a result of the Merger. After the Effective Time of

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

the Merger, the Board of Directors of Acquisition Sub will be comprised of representatives of Boatmen's and Acquisition Sub will operate in the same capacities as, and perform many of the same functions presently performed by, Fourth Financial.

   Following the Merger, Boatmen's intends to combine the operations of and, subject to required regulatory approvals, to merge certain of the subsidiary banks of Boatmen's and Fourth Financial and to consolidate the operations of certain other Boatmen's and Fourth Financial subsidiaries which provide similar services. The receipt of such required regulatory approvals is not a condition to, or required for, consummation of the Merger. As of the date of this Joint Proxy Statement/Prospectus, no final determination with respect to such matters has been made.

   While no assurance can be given, Boatmen's and Fourth Financial have estimated, based on information available at this time, pretax expense savings resulting from the Merger to be about $20 million in 1996, growing to about $60 million by 1998. The $60 million in expense savings is expected to be realized in the consolidation of data processing and back office functions resulting in $27 million of savings; the elimination of corporate overhead and duplicate branch locations totalling $25 million and other efficiencies resulting mainly from consolidation of operating units totalling $8 million. The extent to which such expense savings will be achieved is dependent upon various factors, a number of which are beyond the control of Boatmen's and Fourth Financial, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation. Therefore, no assurances can be given with respect to the ultimate level and composition of expense savings to be realized, or that such savings will be realized in the time-frame currently anticipated. In addition, as described in "MERGER -- Regulatory Approvals," certain regulatory agencies may seek the divestiture of certain assets and liabilities of the combined company following the Merger. However, as of the date of this Joint Proxy Statement/Prospectus neither Boatmen's nor Fourth Financial can predict with any assurance what the aggregate amount of any such divestitures may be. While divestitures may affect certain pro forma combined financial statement amounts, merger and nonrecurring costs, expense savings and revenues, Boatmen's believes that the aggregate amount and financial impact of divestitures will not be material to the business, operations or financial condition of the combined institution and its subsidiaries, taken as a whole. See "Pro Forma Financial Data."

ACCOUNTING TREATMENT

   The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of Boatmen's and Fourth Financial will be carried forward after the Effective Time into the consolidated financial statements of Boatmen's at their recorded amounts; the consolidated income of Boatmen's will include income of Boatmen's and Fourth Financial for the entire fiscal year in which the Merger occurs; the separately reported income of Boatmen's and Fourth Financial for prior periods will be combined and restated as consolidated income of Boatmen's; and no goodwill will be created.

   The Merger Agreement provides that a condition to the obligations of Boatmen's and Fourth Financial to consummate the Merger is each of their receipt of an opinion from Ernst & Young LLP, the independent accountants for Boatmen's, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event such condition is not met, the Merger would not be consummated unless the condition was waived by Boatmen's and Fourth Financial (which Boatmen's has indicated it does not intend to do) and the approval of Boatmen's and Fourth Financial shareholders entitled to vote on the Merger was resolicited if such change in accounting treatment were deemed material to the financial

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

condition and results of operations of Boatmen's on a pro forma basis assuming consummation of the Merger. As of the date of this Joint Proxy Statement/Prospectus, Boatmen's and Fourth Financial are not aware, after consultation with Ernst & Young LLP, of any existing facts or circumstances which would preclude such a pooling opinion from being issued by Ernst & Young LLP.

   The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY -- Selected Comparative Per Share Data" and "-- Selected Financial Data" and "PRO FORMA FINANCIAL DATA."


FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material federal income tax consequences of the Merger to holders of Fourth Financial Common or Fourth Financial Preferred who or which hold their shares as capital assets. This summary deals only with holders who or which are (i) citizens or residents of the United States; (ii) domestic corporations; or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of Fourth Financial Common or Fourth Financial Preferred ("U.S. Holders"). This summary does not address any tax consequences of the Merger to U.S. Holders who or which exercise dissenters' rights. See "MERGER -- Appraisal Rights of Dissenting Shareholders." This summary may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Fourth Financial Common or Fourth Financial Preferred pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Fourth Financial Common or Fourth Financial Preferred as part of a straddle or conversion transaction. The discussion also does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

   This summary is based on current laws, regulations, rulings, practice and judicial decisions in effect on the date of this Joint Proxy Statement/Prospectus and the opinion of Sullivan & Cromwell. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes may or may not be retroactive and could affect the tax consequences to U.S. Holders described herein. The opinion of Sullivan & Cromwell set forth in this summary is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Boatmen's and Fourth Financial.

   In the opinion of Sullivan & Cromwell, the following will be the material federal income tax consequences of the Merger to U.S. Holders of Fourth Financial Common or Fourth Financial Preferred:

        (i) no gain or loss will be recognized by U.S. Holders, except as described below with respect to U.S. Holders of Fourth Financial Common who receive cash in lieu of fractional shares of Boatmen's Common;

        (ii) the aggregate adjusted tax basis of shares of Boatmen's Common (including fractional shares of Boatmen's Common deemed received and redeemed as described below) and Boatmen's New Preferred received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of Fourth Financial Common or Fourth Financial Preferred, as the case may be, exchanged therefor;

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

        (iii) the holding period of the shares of Boatmen's Common (including the holding period of fractional shares of Boatmen's Common) or Boatmen's New Preferred received by a U.S. Holder will include the holding period of the Fourth Financial Common or Fourth Financial Preferred, as the case may be, exchanged therefor; and

        (iv) a U.S. Holder of Fourth Financial Common who receives cash in the Merger in lieu of fractional shares of Boatmen's Common will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Boatmen's Common. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

   The obligations of Fourth Financial and Boatmen's to consummate the Merger are subject to the receipt of the opinions of tax counsel outlined below. Neither Fourth Financial nor Boatmen's has requested or will request a ruling from the Internal Revenue Service as to the tax consequences of the Merger.

   The obligation of Fourth Financial to consummate the Merger is conditioned on the receipt by Fourth Financial of an opinion of its counsel, Sullivan & Cromwell, dated immediately prior to the Effective Time, to the effect that for federal income tax purposes (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by shareholders of Fourth Financial upon the receipt of Merger Consideration (except cash received in lieu of fractional shares); (iii) the basis of shares of Boatmen's Common and Boatmen's New Preferred received by shareholders of Fourth Financial will equal the basis of the shares of Fourth Financial Common or Fourth Financial Preferred, as the case may be, exchanged therefor; and (iv) the holding period of the shares of Boatmen's Common or Boatmen's New Preferred received by shareholders of Fourth Financial will include the holding period of the shares of Fourth Financial Common or Fourth Financial Preferred, as the case may be, exchanged therefor, provided that such shares were held as capital assets as of the Effective Time. See "MERGER -- Certain Conditions to Consummation of Merger."

   The obligation of Boatmen's to consummate the Merger is conditioned on the receipt by Boatmen's of an opinion of its counsel, Lewis, Rice & Fingersh, L.C., dated immediately prior to the Effective Time, to the same effect. See "MERGER -- Certain Conditions to Consummation of Merger."

   The above-described tax opinions will be based upon certain customary representations and assumptions to be referred to in the opinion letters. Subject to the receipt of such customary representations, Sullivan & Cromwell and Lewis, Rice & Fingersh, L.C. anticipate that they will render the above-described tax opinions.


APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

   Neither holders of Boatmen's Common or Boatmen's Series B Preferred nor holders of Fourth Financial Common have any dissenters' or appraisal rights under the Missouri Corporate Law or the Kansas Corporate Law, respectively, in connection with the Merger.

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

   Only holders of record of Fourth Financial Preferred and Fourth Financial Preferred Depositary Shares will have the right to exercise dissenters' appraisal rights under the Kansas Corporate Law. Pursuant to Section 17-6712 of the Kansas Corporate Law ("Section 17-6712"), holders of record of Fourth Financial Preferred Depositary Shares who object to the Merger in writing and who follow the procedures prescribed by Section 17-6712 will be entitled to receive a cash payment equal to the value of the Fourth Financial Preferred Depositary Shares held by them in lieu of receiving the consideration proposed under the Merger Agreement. Set forth below is a summary of the procedures that holders of Fourth Financial Preferred Depositary Shares must follow in order to exercise dissenters' appraisal rights under Section 17-6712. This summary does not purport to be complete and is qualified in its entirety by reference to
Section 17-6712, a copy of which, as of the date hereof, is attached hereto as Appendix E and is incorporated herein by reference, and to any amendments to, or modifications of, such provisions as may be adopted after the date hereof. For the purposes of this discussion of dissenters' appraisal rights, "Surviving Corporation" will be deemed to refer, where applicable, to the entity resulting from consummation of the Merger.

   ANY HOLDER OF FOURTH FINANCIAL PREFERRED DEPOSITARY SHARES CONTEMPLATING THE POSSIBILITY OF OBJECTING TO THE MERGER IN WRITING SHOULD CAREFULLY REVIEW THE TEXT OF APPENDIX E (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT DISSENTERS' APPRAISAL RIGHTS) AND SHOULD CONSULT AS APPROPRIATE WITH SUCH HOLDER'S LEGAL COUNSEL. DISSENTERS' APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 17-6712 OF THE KANSAS CORPORATE LAW ARE NOT FULLY AND PRECISELY SATISFIED.

   Under Section 17-6712, a holder of Fourth Financial Preferred Depositary Shares who desires to dissent from the Merger pursuant to Section 17-6712 and receive a cash payment for his or her Fourth Financial Preferred Depositary Shares must deliver to Fourth Financial written objection to the Merger before the taking of the vote on the Merger Agreement at the Fourth Financial Meeting (see "FOURTH FINANCIAL MEETING"). Such objection should be delivered or mailed in time to arrive before the Fourth Financial Meeting to: Fourth Financial Corporation, 100 North Broadway, Wichita, Kansas 67202, Attention: Corporate Secretary. Notwithstanding the foregoing, any holder of Fourth Financial Preferred Depositary Shares who also holds shares of Fourth Financial Common eligible to vote at the Fourth Financial Meeting will be ineligible to exercise dissenters' appraisal rights with regard to such holder's Fourth Financial Preferred Depositary Shares if such holder votes such Fourth Financial Common in favor of approval of the Merger Agreement. A failure, however, by any such holder of Fourth Financial Preferred Depositary Shares to vote such holder's Fourth Financial Common against approval of the Merger Agreement will not, in and of itself, constitute a waiver of such holder's dissenters' appraisal rights under Section 17-6712. In addition, a holder of Fourth Financial Preferred Depositary Shares who votes such holder's Fourth Financial Common against approval of the Merger Agreement will not, solely by virtue of such vote, satisfy the notice requirement referred to above. A holder of Fourth Financial Preferred Depositary Shares who does not satisfy each of the requirements of
Section 17-6712 will not be entitled to dissenters' appraisal rights under the provisions of the Kansas Corporate Law and will be entitled to receive the Merger Consideration.

   Within ten days from the Effective Time, Surviving Corporation must mail to any shareholder who has complied with the foregoing conditions (a "dissenting shareholder") written notice that the Merger has become effective. A dissenting shareholder who desires to pursue his or her rights as a dissenting shareholder then has twenty days from the date Surviving Corporation mails such notice in which to demand in writing from Surviving Corporation payment of the value of his or her Fourth Financial Preferred Depositary Shares.

   Surviving Corporation must then pay to such dissenting shareholder the value of the holder's Fourth Financial Preferred Depositary Shares at the Effective Time, exclusive of any element of value arising from the expectation or accomplishment of the Merger. If, within 30 days following the twenty-day period provided for dissenting shareholders to demand payment, Surviving Corporation and any dissenting shareholder fail to agree on such value of such holder's Fourth Financial Preferred Depositary Shares, either Surviving Corporation or any dissenting shareholder may, within four months after the expiration of such 30-day period, file a petition with the district court for the value of the Fourth Financial Preferred Depositary Shares of all dissenting shareholders to be determined by an appraiser or appraisers appointed by the district court. All dissenting shareholders, whether or not residents of the State of Kansas, would be parties to such action.

   The court would then appoint one or more appraisers to determine the value of the Fourth Financial Preferred Depositary Shares of all of the dissenting shareholders. In reaching the determination of the value of the Fourth Financial Preferred Depositary Shares, the appraiser or appraisers, as the case may be, will make a determination based upon such investigation as seems proper to the appraiser or appraisers. The appraiser or appraisers must afford all interested parties a reasonable opportunity to submit pertinent evidence of the value of the Fourth Financial Preferred. After receiving the report of the appraisers, the court then would determine the value of the Fourth Financial Preferred Depositary Shares of all of the dissenting shareholders and would direct payment of such value, together with such interest as the court orders, if any, to the parties entitled thereto. The costs of the appraisal, including a reasonable fee and expenses of the appraisers, but exclusive of fees and expenses of counsel and experts retained by any party, would be assessed against the parties as the court deems equitable except that the cost of mailing and publishing the required notices of the proceedings would be assessed against Surviving Corporation.

   Any shareholder who has duly demanded appraisal in compliance with Section 17-6712 will not, after the Effective Time, be entitled to vote for any purpose the shares of Fourth Financial Preferred Depositary Shares subject to such demand or to receive payment of dividends or other distributions with respect to the shares held by such holder, except for dividends or distributions payable to holders of record of Fourth Financial Preferred Depositary Shares at a date prior to the Effective Time of the Merger and with certain other limited exceptions as set forth in Section 17-6712(i).

   A demand for appraisal must be made by or for and in the name of the holder of record of the Fourth Financial Preferred Depositary Shares, fully and correctly, as such shareholder's name appears on the Fourth Financial Preferred Depositary Shares. Such demand cannot be made by the beneficial owner if the shareholder does not also hold the shares of record.

   Holders of Fourth Financial Preferred Depositary Shares who have elected to dissent are bound by their election and may not thereafter withdraw their election and receive shares of Boatmen's New Preferred Depositary Shares.

   Except as provided herein with respect to the holders of Fourth Financial Preferred Depositary Shares, no other holders of Fourth Financial securities will be entitled to dissenters' appraisal rights in connection with the Merger.


NO SOLICITATION

   The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, Fourth Financial will not solicit or encourage or, subject to the fiduciary duties of the directors of Fourth

Financial as advised by counsel, hold discussions or negotiations with or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or stock of Fourth Financial or any of its subsidiaries. Fourth Financial is required to promptly (within twenty-four hours) advise Boatmen's of its receipt of any such proposal or inquiry.


WAIVER AND AMENDMENT

   Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the receipt of the approval of shareholders of either Boatmen's or Fourth Financial; provided, however, that the provisions relating to the conversion of the shares of Fourth Financial Common and Fourth Financial Preferred into shares of Boatmen's Common and Boatmen's New Preferred, respectively, will not be amended after the receipt of the approval of Boatmen's and Fourth Financial shareholders unless the approval of such shareholders is resolicited. It is anticipated that a condition to the obligations of Boatmen's and Fourth Financial to consummate the Merger would be waived only in those circumstances where the Boatmen's Board or the Fourth Financial Board, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.


EXPENSES AND FEES

   In the event the Merger Agreement is terminated or the Merger is abandoned, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses, and no party shall have any liability to the other party for costs, expenses, damages or otherwise, except that in the event the Merger Agreement is terminated on account of a willful breach of any of the representations and warranties set forth in the Merger Agreement or any breach of any of the agreements set forth in the Merger Agreement, the non-breaching party will be entitled to recover appropriate damages from the breaching party.


RESALE OF BOATMEN'S COMMON, BOATMEN'S NEW PREFERRED AND BOATMEN'S NEW PREFERRED DEPOSITARY SHARES

   The shares of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares issuable pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Fourth Financial shareholder who may be deemed to be an "affiliate" of Boatmen's for purposes of Rule 144 under the Securities Act or an "affiliate" of Fourth Financial for purposes of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of Fourth Financial or Boatmen's generally include individuals who, or entities which, control, are controlled by or are under common control with Fourth Financial or Boatmen's and will include directors and certain officers of Fourth Financial and Boatmen's and may include, if any, principal shareholders of Fourth Financial and Boatmen's.

   Rules 144 and 145 under the Securities Act will restrict the sale of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares received in the Merger by affiliates and certain of their family members and related interests. Generally, during the two years following the Effective Time, those persons who are affiliates of Fourth Financial at the time of the Fourth Financial Meeting, provided they are not affiliates of Boatmen's at or following the Effective Time, may publicly resell any Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares received by them in the Merger, subject to certain limitations as to, among other things, the amount of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares, as the case may be, sold by them in any three-month period and as to the manner of sale. After the two-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Boatmen's as required by Rule 144 under the Securities Act.

   The ability of affiliates to resell shares of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to Boatmen's having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of Boatmen's Common and Boatmen's New Preferred received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

   Guidelines of the S.E.C. regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Guidelines of the S.E.C. indicate further that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

   The Merger Agreement provides that Fourth Financial will use its best efforts to obtain and deliver to Boatmen's an agreement from each such affiliate providing that such affiliate will not transfer any shares of Boatmen's Common or Boatmen's New Preferred received in the Merger except in compliance with the Securities Act and in compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the non-disposition of any shares of Fourth Financial Common, Fourth Financial Preferred, Boatmen's Common or Boatmen's New Preferred (or any interest therein) during the period commencing 31 days prior to the Closing Date through the date on which financial results covering at least 30 days of combined operations of Boatmen's and Fourth Financial after the Merger have been published. No Common Merger Consideration will be delivered to an affiliate of Fourth Financial or Boatmen's until such affiliate has executed and delivered the aforementioned agreement to Boatmen's and satisfied the other requirements described above under "MERGER -- Exchange of Stock Certificates and Depositary Receipts."

   This Joint Proxy Statement/Prospectus does not cover resales of shares of Boatmen's Common, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares received by any person who may be deemed to be an affiliate of Fourth Financial or Boatmen's.


FOURTH FINANCIAL STOCK OPTION AGREEMENT

   As an inducement to Boatmen's to enter into the Merger Agreement, Fourth Financial (as issuer) entered into the Fourth Financial Stock Option Agreement with Boatmen's (as grantee), pursuant to which Fourth Financial granted the Fourth Financial Option to Boatmen's to purchase from Fourth Financial 5,500,000 shares of Fourth Financial Common (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the then outstanding shares of Fourth Financial Common) at a price of $33.50 per share. The $33.50 exercise price was determined through negotiations, taking into account the recently prevailing price range of Fourth Financial Common prior to the announcement of the Merger (the closing sale price of Fourth Financial Common on the last trading day preceding such announcement was $33.75). The purchase of any shares of Fourth Financial Common pursuant to the Fourth Financial Option is subject to compliance with applicable law, including the receipt of necessary approvals under the B.H.C.A. See "MERGER -- Regulatory Approvals."

   If Boatmen's is not in material breach of the Fourth Financial Stock Option Agreement or the Merger Agreement and if no injunction or other court order against delivery of the shares covered by the Fourth Financial Option is in effect, Boatmen's may exercise the Fourth Financial Option, in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including:

   (i) without Boatmen's prior written consent, Fourth Financial taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending, proposing or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving Fourth Financial or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 25% or more of the consolidated assets or deposits of Fourth Financial and its subsidiaries, or (c) the issuance, sale or other disposition of securities representing 25% or more of the voting power of Fourth Financial or any of its significant subsidiaries, in each case except as otherwise permitted by the Fourth Financial Stock Option Agreement; or

   (ii) any third party acquiring or having the right to acquire securities representing 25% or more of the voting power of Fourth Financial or any of its significant subsidiaries, except as otherwise permitted by the Fourth Financial Stock Option Agreement;

provided that the Fourth Financial Option will terminate upon the earliest to occur of certain events, including:

   (i)    consummation of the Merger;

   (ii) termination of the Merger Agreement prior to the happening of a Purchase Event or Preliminary Purchase Event (as hereafter defined) (other than a termination by Boatmen's under certain circumstances described in the Fourth Financial Stock Option Agreement (a "Default Termination"));

   (iii)  fifteen months after a Default Termination; or

   (iv) fifteen months after termination of the Merger Agreement (other than by reason of a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event.

   The term "Preliminary Purchase Event" means the occurrence of certain events, including:

   (i) commencement by any third party of a tender or exchange offer to purchase 15% or more of the outstanding shares of Fourth Financial Common;

   (ii) failure of the shareholders of Fourth Financial to approve the Merger Agreement or the failure of the Fourth Financial Meeting to have been held or cancellation of such meeting prior to the termination of the Merger Agreement or the Fourth Financial Board will have withdrawn or modified in any manner adverse to Boatmen's the recommendations of the Fourth Financial Board with respect to the Merger Agreement, in each case after public announcement that a third party:

          (a)  proposes to engage in an Acquisition Transaction; or

          (b) commences a tender offer or exchange offer to purchase 15% or more of the outstanding shares of Fourth Financial Common; or

          (c) files an application under certain federal statutes relating to the regulation of banks and other financial institutions or their holding companies, to engage in an Acquisition Transaction;

   (iii) any third party proposal to Fourth Financial or its shareholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction;

   (iv) after a proposal by a third party to Fourth Financial or its shareholders to engage in an Acquisition Transaction, Fourth Financial breaches any representation or covenant in the Merger Agreement which would entitle Boatmen's to terminate the Merger Agreement; or

   (v) any third party filing an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

   To the knowledge of Fourth Financial and Boatmen's, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

   Until such time as the right to exercise the Fourth Financial Option terminates, at the request of the holder at any time commencing upon the first occurrence of a Repurchase Event (as defined below) and ending twelve months immediately thereafter, Fourth Financial is required to repurchase from the holder (i) the Fourth Financial Option; and (ii) all shares of Fourth Financial Common purchased by the holder pursuant to the Fourth Financial Stock Option Agreement with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price (the "Repurchase Consideration") equal to the sum of: (x) the aggregate exercise price paid by the holder for any shares of Fourth Financial Common acquired pursuant to the Fourth Financial Option with respect to which the holder then has beneficial ownership; (y) the excess, if any, of (A) the Applicable Price (as defined below) for each share of Fourth Financial Common over (B) the exercise price (subject to adjustment as provided in the Fourth Financial Stock Option Agreement), multiplied by the number of shares of Fourth Financial Common with respect to which the Fourth Financial Option has not been exercised; and (z) the excess, if any, of the Applicable Price over the exercise price (subject to adjustment as provided in the Fourth Financial Stock Option Agreement) paid (or, in the case of shares of Fourth Financial Common covered by the Fourth Financial Option with respect to which the Fourth Financial Option has been exercised but the closing date for such purchase has not occurred, payable) by the holder for each share of Fourth Financial Common with respect to which the Fourth Financial Option has been exercised and with respect to which the holder then has beneficial ownership, multiplied by the number of such shares. As used in the Fourth Financial Stock Option Agreement, the term "Applicable Price" means the highest of (i) the highest price per share of Fourth Financial Common paid for any such share by the person or groups described in subsection (x) of the definition of Repurchase Event (as defined below), (ii) the price per share of Fourth Financial Common received by holders of Fourth Financial Common in connection with any merger or other business combination transaction described in subsections (i) through
(iii) in the next paragraph (with respect to substitute options), or (iii) the highest closing sales price per share of Fourth Financial Common on Nasdaq (or if Fourth Financial Common is not traded on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by the holder) during the 40 business days preceding the date upon which the holder exercises the repurchase right described in this paragraph (in the event of a sale of less than all of Fourth Financial's assets, the Applicable Price will be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Fourth Financial as determined by a nationally recognized investment banking firm selected by the holder, divided by the number of shares of the Fourth Financial Common outstanding at the time of such sale). As used in the Fourth Financial Stock Option Agreement, the term "Repurchase Event" occurs if (i) any person (other than Boatmen's or any subsidiary of Boatmen's) acquires beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) is formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Fourth Financial Common, or (ii) any of the merger or other business combination transactions described in subsections (i) through (iii) in the next paragraph (with respect to substitute options) is consummated.

   In the event that prior to the termination of the Fourth Financial Stock Option Agreement, Fourth Financial enters into an agreement (i) to consolidate with or merge into any person, other than Boatmen's or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Boatmen's or one of its subsidiaries, to merge into Fourth Financial with Fourth Financial as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of Fourth Financial Common are changed into or exchanged for stock or other securities of Fourth Financial or any other person or cash or any other property, or the outstanding shares of Fourth Financial Common after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Boatmen's or one of its subsidiaries, then such agreement shall provide that the Fourth Financial Stock Option be converted or exchanged for an option (a "Substitute Option") to purchase shares of common stock of, at the holder's option, either
(x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of Fourth Financial's assets, or (y) any person controlling such continuing or surviving corporation or transferee. The number of shares subject to the Substitute Option and the exercise price per share will be determined in accordance with a formula in the Fourth Financial Stock Option Agreement. To the extent possible, the Substitute Option will contain terms and conditions that are the same as those in the Fourth Financial Stock Option Agreement.

   Fourth Financial is required (but not more than once during any calendar year and subject to certain other conditions described in the Fourth Financial Stock Option Agreement), if requested by any holder, including Boatmen's and any permitted transferee (a "Selling Shareholder"), as expeditiously as possible to prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Fourth Financial Common or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Fourth Financial Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, and Fourth Financial is required to use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. The Selling Shareholder also has the right, as described in the Fourth Financial Stock Option Agreement, to include the Selling Shareholder's shares in certain underwritten public offerings of Fourth Financial Common by Fourth Financial after the exercise of the Fourth Financial Option. Except where applicable state law prohibits such payments, Fourth Financial will pay all expenses, excluding discounts and commissions but including liability insurance if Fourth Financial so desires or the underwriters so require, in connection with each registration described above.

   The Fourth Financial Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Fourth Financial Stock Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Fourth Financial from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to shareholders of Fourth Financial which had a higher current market price than the shares of Boatmen's Common to be received for each share of Fourth Financial Common pursuant to the Merger Agreement.

   The Fourth Financial Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein and reference is made thereto for the complete terms of the Fourth Financial Stock Option Agreement and the Fourth Financial Option. The foregoing discussion is qualified in its entirety by reference to the Fourth Financial Stock Option Agreement.


BOATMEN'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

          Boatmen's has an automatic Dividend Reinvestment and Stock Purchase Plan (the "Boatmen's DRP") which provides, in substance, for those shareholders who elect to participate, that dividends on Boatmen's Common and optional cash payments of not less than $100 per payment, up to a maximum of $10,000 for each quarter will be invested in shares of Boatmen's Common. The purchase price for Boatmen's Common purchased under the Boatmen's DRP is 100% of the market price. The Boatmen's DRP provides for the payment by Boatmen's of any brokerage commissions or service charges with respect to such purchases. After the Effective Time, shareholders of Fourth Financial who receive Boatmen's Common in the Merger will have the right to participate in the Boatmen's DRP.

                            PRO FORMA FINANCIAL DATA

   The following unaudited pro forma combined condensed balance sheet as of June 30, 1995, and the pro forma combined condensed statements of income for the six months ended June 30, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1994, give effect to the Merger based on the historical consolidated financial statements of Boatmen's and Fourth Financial and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

  The pro forma combined condensed balance sheet assumes the Merger was consummated on June 30, 1995, and the pro forma condensed statements of income assume that the Merger was consummated on January 1 of each period presented. The pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Boatmen's and Fourth Financial incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma financial data reflects Worthen Banking Corporation, a pooling acquisition completed on February 28, 1995, for all periods presented, as this represented a significant subsidiary. The pro forma financial information also reflects the acquisitions of Dalhart Bancshares, Inc., The First National Bank in Pampa and National Mortgage Company (other minor pooling acquisitions completed in 1995) for the 1995 and 1994 periods. Pro forma financial information prior to 1994 does not reflect these smaller acquisitions due to the immaterial impact on the pro forma combined results of operations. The pro forma financial data does not give effect to the recent and pending acquisitions of other financial institutions, which acquisitions are not material to Boatmen's individually or in the aggregate as these acquisitions represent less than 1% of Boatmen's consolidated assets at June 30, 1995. See "PARTIES -- Boatmen's -- Recent and Pending Acquisitions."

                          BOATMEN'S/FOURTH FINANCIAL
                  PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (unaudited)
                                 June 30, 1995
                                (in thousands)

                                                                                FOURTH
                                                              BOATMEN'S        FINANCIAL                    PRO FORMA
                                                           BANCSHARES, INC.   CORPORATION   ADJUSTMENTS      COMBINED
                                                           ----------------   -----------   -----------    -----------
ASSETS:
Cash and noninterest-bearing balances due from banks         $ 1,903,375      $  407,145                   $ 2,310,520
Short term investments                                            51,470           1,280                        52,750
Securities:
    Held to Maturity                                           5,164,908       1,846,091                     7,010,999
    Available for Sale                                         3,984,903         507,726                     4,492,629
    Trading                                                       27,565             690                        28,255
Federal funds sold and securities purchased under
  resale agreements                                              732,539          51,715                       784,254
Loans, net of unearned                                        19,921,345       4,386,184                    24,307,529
    Less reserve for loan losses                                 385,104          72,117                       457,221
                                                           -----------------------------------------------------------
Loans, net                                                    19,536,241       4,314,067                    23,850,308
                                                           -----------------------------------------------------------
Property and equipment                                           640,924         160,475                       801,399
Intangibles                                                      310,993          95,288                       406,281
Other assets                                                   1,055,022         120,117                     1,175,139
                                                           -----------------------------------------------------------
Total Assets                                                 $33,407,940      $7,504,594    $       0      $40,912,534
                                                           ===========================================================
LIABILITIES AND EQUITY:
Noninterest-bearing deposits                                 $ 5,256,042      $  977,268                   $ 6,233,310
Interest-bearing deposits                                     19,160,895       5,064,340                    24,225,235
                                                           -----------------------------------------------------------
Total deposits                                                24,416,937       6,041,608                    30,458,545
                                                           -----------------------------------------------------------
Federal funds purchased and other short-term borrowings        5,078,583         485,223                     5,563,806
Long-term debt                                                   522,215         268,347                       790,562
Capital lease obligations                                         39,523             176                        39,699
Other liabilities                                                567,220          59,529    $  31,000 (2)      657,749
                                                           -----------------------------------------------------------
Total liabilities                                             30,624,478       6,854,883       31,000       37,510,361
                                                           -----------------------------------------------------------
Redeemable preferred stock                                         1,132                                         1,132
Stockholders' equity:
Preferred stock                                                                   99,469                        99,469
Common stock                                                     129,830         138,133     (110,521)(1)      157,442
Surplus                                                          987,673         108,402      110,041 (1)    1,206,116
Retained earnings                                              1,698,469         299,316      (31,000)(2)    1,996,785
    Less:  Treasury stock                                        (23,194)           (480)         480 (1)      (23,194)
           Stock option loans                                                     (1,679)                       (1,679)
Unrealized net appreciation (depreciation),
  available for sale securities                                  (10,448)          6,550                        (3,898)
                                                           -----------------------------------------------------------
Total stockholders' equity                                     2,782,330         649,711            0        3,401,041
                                                           -----------------------------------------------------------
Total liabilities and stockholders' equity                   $33,407,940      $7,504,594    $       0      $40,912,534
                                                           ===========================================================
Stockholders' equity per share                                    $21.55                                        $21.07
                                                           =============                                   ===========
--------------

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  (unaudited)

/(1)/ Based on the exchange ratio of 1 share of Boatmen's Common for each share of Fourth Financial Common, 27.6 million additional shares of Boatmen's Common would have been issued as of June 30, 1995, on the acquisition of Fourth Financial.

/(2)/ It is anticipated that Merger expenses and nonrecurring charges directly related to the business combination will be recorded in the first quarter of 1996 upon consummation of the Merger. Boatmen's estimates the total of such charges will approximate $45 million on a pretax basis, and $31 million on an after-tax basis, or a reduction of $0.20 in earnings per share. The effect of such charges are not reflected in the Pro Forma Combined Condensed Statement of Income.

                          BOATMEN'S/FOURTH FINANCIAL
               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                  (unaudited)
                     (in thousands, except per share data)

                                                               SIX MONTHS
                                                             ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                        ------------------------    --------------------------------------
                                                           1995          1994          1994          1993          1992
                                                        ----------    ----------    ----------    ----------    ----------
Interest income                                         $1,418,595    $1,194,193    $2,511,119    $2,267,993    $2,283,463
Interest expense                                           686,134       469,580     1,042,178       892,643     1,037,166
                                                        ------------------------------------------------------------------
    Net interest income                                    732,461       724,613     1,468,941     1,375,350     1,246,297
Provision for loan losses                                   20,914        13,917        26,176        71,849       160,908
                                                        ------------------------------------------------------------------
Net interest income after provision for loan losses        711,547       710,696     1,442,765     1,303,501     1,085,389
Noninterest income                                         356,422       356,733       713,660       632,254       581,907
Noninterest expense                                        731,115       698,498     1,411,081     1,333,440     1,222,092
                                                        ------------------------------------------------------------------
    Income before income taxes                             336,854       368,931       745,344       602,315       445,204
Income tax expense                                         118,786       127,661       254,418       174,537       116,625
                                                        ------------------------------------------------------------------
Net income                                              $  218,068    $  241,270    $  490,926    $  427,778    $  328,579
                                                        ==================================================================
Net income available to common shareholders             $  214,438    $  237,730    $  483,846    $  420,693    $  322,540
                                                        ==================================================================
Net income per common share                                  $1.37         $1.52         $3.10         $2.86         $2.26
                                                        ==================================================================
Average common shares outstanding                          156,541       155,915       155,882       146,947       142,822

                     DESCRIPTION OF BOATMEN'S CAPITAL STOCK

  The Restated Articles of Incorporation of Boatmen's currently authorize the issuance of 200,000,000 shares of common stock, par value $1.00 per share, and 10,300,000 preferred shares, no par value per share, of which 250,000 shares will be designated "7% Cumulative Convertible Preferred Stock, Series A" stated value $100 per share, liquidation preference $400 per share (referred to herein as the Boatmen's New Preferred), 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B," $100.00 stated value per share (referred to herein as the Boatmen's Series B Preferred), and 2,000,000 are designated "Junior Participating Preferred Stock, Series C," $100 stated value per share (the "Boatmen's Series C Preferred").

  As of _________________, 1995, approximately _____ million shares of Boatmen's Common were issued and outstanding, no shares of Boatmen's New Preferred were issued and outstanding, ______ shares of Boatmen's Series B Preferred were issued and outstanding and __________ shares of Boatmen's Series C Preferred were reserved for issuance with none outstanding. For a description of the Boatmen's Series C Preferred, see "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Rights Plan."

  With respect to the remaining authorized but unissued preferred shares, Boatmen's Restated Articles of Incorporation provide that the Boatmen's Board may, by resolution, cause such preferred shares to be issued from time to time, in series, and fix the powers, designations, preferences and relative, participating, optional and other rights, and qualifications, limitations and restrictions of such shares.

  The following is a brief description of the terms of Boatmen's Common, Boatmen's Series B Preferred, Boatmen's New Preferred and Boatmen's New Preferred Depositary Shares. The information is qualified in all respects by reference to the provisions of the Restated Articles of Incorporation and Bylaws of Boatmen's, the Deposit Agreement and the Boatmen's New Preferred Depositary Receipts (as defined under "-- Boatmen's New Preferred Depositary Shares") relating to the Boatmen's New Preferred filed with the Commission as exhibits to the Registration Statement.


BOATMEN'S COMMON

 DIVIDEND RIGHTS

  The holders of Boatmen's Common are entitled to share ratably in dividends when, as and if declared by the Boatmen's Board from funds legally available therefor, after full cumulative dividends have been paid, or declared and funds sufficient for the payment thereof set apart, on all shares of Boatmen's Series B Preferred and Boatmen's New Preferred, and any other class or series of preferred stock ranking superior as to dividends to Boatmen's Common. The ability of the subsidiary banks of Boatmen's to pay cash dividends, which are expected to be Boatmen's principal source of income, is restricted by applicable banking laws.

 VOTING RIGHTS

  Each holder of Boatmen's Common has one vote for each share held on matters presented for consideration by the shareholders, except that, in the election of directors, such shareholder has cumulative voting rights which entitle each such shareholder to the number of votes which equals the number of shares held by the shareholder multiplied by the number of directors to be elected. All such cumulative votes may be cast for one candidate for election as a director or may be distributed among two or more candidates.

 CLASSIFICATION OF BOARD OF DIRECTORS

  The Boatmen's Board is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Boatmen's will be elected at each annual meeting of the shareholders. Although it promotes stability and continuity of the Board of Directors, classification of the Boatmen's Board may have the effect of decreasing the number of directors that could otherwise be elected by anyone who obtains a controlling interest in Boatmen's Common and thereby could impede a change in control of Boatmen's. Because fewer directors will be elected at each annual meeting, such classification also will reduce the effectiveness of cumulative voting as a means of establishing or increasing minority representation on the Boatmen's Board.

 PREEMPTIVE RIGHTS

  The holders of Boatmen's Common have no preemptive right to acquire any additional unissued shares or treasury shares of Boatmen's.

 LIQUIDATION RIGHTS

  In the event of liquidation, dissolution or winding up of Boatmen's, whether voluntary or involuntary, the holders of Boatmen's Common will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

 ASSESSMENT AND REDEMPTION

  Shares of Boatmen's Common presently issued and outstanding are, and shares to be issued in the Merger will be, validly issued, fully paid and non-assessable. Shares of Boatmen's Common do not have any redemption provisions.


BOATMEN'S SERIES B PREFERRED

 DIVIDEND RIGHTS

  Holders of shares of Boatmen's Series B Preferred will be entitled to receive, when and as declared by the Boatmen's Board, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on Boatmen's Series B Preferred are cumulative and no cash dividends can be declared or paid on any shares of Boatmen's Common unless full cumulative dividends on Boatmen's Series B Preferred have been paid, or declared and funds sufficient for the payment thereof set apart.

 LIQUIDATION RIGHTS

  In the event of the dissolution, liquidation or winding up of Boatmen's, the holders of Boatmen's Series B Preferred will be entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to Boatmen's Series B Preferred (if any such shares are then outstanding) but before any distribution on shares of Boatmen's Common, liquidating dividends of $100 per share plus accumulated dividends.

 REDEMPTION

  Shares of Boatmen's Series B Preferred are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, provided, that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to Boatmen's Series B Preferred; and (ii) Boatmen's is not then in default or arrears with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to Boatmen's Series B Preferred.

 VOTING RIGHTS

  Each share of Boatmen's Series B Preferred has equal voting rights, share for share, with each share of Boatmen's Common.

 SUPERIOR STOCK

  Boatmen's may, without the consent of holders of Boatmen's Series B Preferred, issue preferred stock with superior or equal rights or preferences. The shares of Boatmen's New Preferred to be issued in the Merger will rank prior to the Boatmen's Series B Preferred as to dividends and upon liquidation.


BOATMEN'S NEW PREFERRED DEPOSITARY SHARES

  The Boatmen's New Preferred Depositary Shares, as described below, are substantially similar to the Fourth Financial Preferred Depositary Shares.

 GENERAL

  The shares of Boatmen's New Preferred are represented by the Boatmen's New Preferred Depositary Shares. Each Boatmen's New Preferred Depositary Share represents a 1/16th interest in a share of Boatmen's New Preferred. Pursuant to the Merger Agreement, Boatmen's has agreed to file all documents required to list the Boatmen's New Preferred Depositary Shares on Nasdaq. See "MERGER -- Certain Other Agreements -- Agreements of Boatmen's." The Boatmen's New Preferred Depositary Shares will be freely transferrable under the Securities Act, subject to the restrictions described under "MERGER -- Resale of Boatmen's Common, Boatmen's Preferred and Boatmen's New Preferred Depositary Shares."

  The shares of the Boatmen's New Preferred underlying the Boatmen's New Preferred Depositary Shares will be deposited under a separate Deposit Agreement, dated as of February 24, 1992, (the

"Deposit Agreement") between Fourth Financial and BANK IV (the "Depositary") and evidenced by Boatmen's New Preferred Depositary Receipts. Pursuant to the Merger Agreement, the Depositary Agreement will, at the Effective Time, be automatically assumed by Acquisition Sub, will be assigned by it to Boatmen's and will, thereafter, relate to the shares of Boatmen's New Preferred issued in the Merger. Subject to the terms of the Deposit Agreement, each owner of a Boatmen's New Preferred Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Boatmen's New Preferred underlying such Boatmen's New Preferred Depositary Share, to all the rights and preferences of the Boatmen's New Preferred underlying such Boatmen's New Preferred Depositary Share (including dividend, voting, redemption, conversion, and liquidation rights).

  Upon consummation of the Merger and return of a properly completed transmittal letter, Boatmen's New Preferred Depositary Receipts will be distributed by the Exchange Agent in exchange for Fourth Financial Preferred Depositary Receipts. See "MERGER -- Exchange of Stock Certificates and Depositary Receipts."

 DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Boatmen's New Preferred to the record holders of Boatmen's New Preferred Depositary Shares relating to such Boatmen's New Preferred in proportion to the numbers of such Boatmen's New Preferred Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Boatmen's New Preferred Depositary Receipts a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Boatmen's New Preferred Depositary Receipts.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Boatmen's New Preferred Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Boatmen's, sell such property and distribute the net proceeds from such sale to such holders.

 CONVERSION

  A holder of Boatmen's New Preferred Depositary Receipts may participate in the conversion of the Boatmen's New Preferred as discussed below under "-- Boatmen's New Preferred -- Conversion Rights." If the Boatmen's New Preferred Depositary Shares represented by a Boatmen's New Preferred Depositary Receipt are to be converted in part only, a new Boatmen's New Preferred Depositary Receipt will be issued by the Depositary for the Boatmen's New Preferred Depositary Shares not to be converted. No fractional shares of Boatmen's Common will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by Boatmen's equal to the value of the fractional interest, based upon the closing price of the Boatmen's Common on the last business day prior to the date of conversion.

 REDEMPTION OF BOATMEN'S NEW PREFERRED DEPOSITARY SHARES

  If the Boatmen's New Preferred is redeemed, the Boatmen's New Preferred Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of the Boatmen's New Preferred held by the Depositary. The Depositary will mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Boatmen's New Preferred Depositary Shares to be so redeemed at their respective addresses appearing in the books of the Depositary. The redemption price per Boatmen's New Preferred Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to the Boatmen's New Preferred. Whenever Boatmen's redeems shares of Boatmen's New Preferred held by the Depositary, the Depositary will redeem as of the same redemption date the number of Boatmen's New Preferred Depositary Shares relating to shares of Boatmen's New Preferred so redeemed. If less than all the Boatmen's New Preferred Depositary Shares are to be redeemed, the Boatmen's New Preferred Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Boatmen's New Preferred Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Boatmen's New Preferred Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Boatmen's New Preferred Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Boatmen's New Preferred Depositary Receipts evidencing such Boatmen's New Preferred Depositary Shares.

 VOTING THE BOATMEN'S NEW PREFERRED

  Upon receipt of notice of any meeting at which the holders of the Boatmen's New Preferred are entitled to vote as discussed below under "-- Boatmen's New Preferred -- Voting", the Depositary will mail the information contained in such notice of meeting to the record holders of the Boatmen's New Preferred Depositary Shares relating to such Boatmen's New Preferred. Each record holder of such Boatmen's New Preferred Depositary Shares on the record date (which will be the same date as the record date for the Boatmen's New Preferred) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Boatmen's New Preferred underlying such holder's Boatmen's New Preferred Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Boatmen's New Preferred underlying such Boatmen's New Preferred Depositary Shares in accordance with such instructions, and Boatmen's will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Boatmen's New Preferred to the extent it does not receive specific instructions from the holders of Boatmen's New Preferred Depositary Shares relating to such Boatmen's New Preferred.

 AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

  The form of Boatmen's New Preferred Depositary Receipt evidencing the Boatmen's New Preferred Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Boatmen's, as assignee of Acquisition Sub (successor by merger with Fourth Financial), and the Depositary. Any amendment, however, which materially and adversely alters the rights of the existing holders of Boatmen's New Preferred Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Boatmen's New Preferred Depositary Shares then outstanding. The Deposit Agreement may be terminated by Boatmen's or the Depositary if, among other reasons, (i) all outstanding Boatmen's New Preferred Depositary Shares have been redeemed or converted into Boatmen's Common, or (ii) there has been a final distribution in respect of the Boatmen's New Preferred in connection with any liquidation, dissolution or winding up of Boatmen's and such distribution has been distributed to the holders of the related Boatmen's New Preferred Depositary Shares.

 CHARGES OF DEPOSITARY

  Boatmen's will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary Agreement. Boatmen's will pay charges of the Depositary in connection with the initial deposit of the Boatmen's New Preferred and any redemption of the Boatmen's New Preferred. Holders of Boatmen's New Preferred Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

 MISCELLANEOUS

  The Depositary will forward to the holders of Boatmen's New Preferred Depositary Shares all reports and communications from Boatmen's which are delivered to the Depositary and which Boatmen's is required to furnish to the holders of the Boatmen's New Preferred.

  Neither the Depositary nor Boatmen's will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of Boatmen's and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Boatmen's New Preferred Depositary Shares or Boatmen's New Preferred unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, holders of Boatmen's New Preferred Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

 RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to Boatmen's notice of its election to do so, and Boatmen's may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.


BOATMEN'S NEW PREFERRED

  The shares of Boatmen's New Preferred, as described below, are substantially similar to the shares of Fourth Financial Preferred. The shares of Boatmen's New Preferred will rank prior to the shares of Boatmen's Series B Preferred and the Boatmen's Series C Preferred as to dividends and upon liquidation.

 DIVIDENDS

  Holders of the Boatmen's New Preferred will be entitled to receive, when and as declared by the Boatmen's Board, out of assets of Boatmen's legally available for payment, cash dividends at the rate of

7.00% of the liquidation preference per annum (equivalent to $1.75 per annum per Boatmen's New Preferred Depositary Share). Dividends will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will be payable quarterly on March 1, June 1, September 1, and December 1 of each year. Dividends on the Boatmen's New Preferred will be cumulative from the date of original issue. Each dividend will be payable to holders of record as they appear on the stock register of Boatmen's on the record dates fixed by the Boatmen's Board.

  If at any time there are outstanding shares of any other series of preferred stock ranking junior to or on a parity with the Boatmen's New Preferred as to dividends, no dividends will be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Boatmen's New Preferred for all dividend payment periods terminating on or prior to the date of payment of such dividends. If dividends on the Boatmen's New Preferred and on any other series of preferred stock ranking on a parity as to dividends with the Boatmen's New Preferred are in arrears, in making any dividend payment on account of such arrears, Boatmen's will make payments ratably upon all outstanding shares of the Boatmen's New Preferred and shares of such other series of preferred stock in proportion to the respective amounts of dividends in arrears on the Boatmen's New Preferred and on such other series of preferred stock to the date of such dividend payment. Holders of shares of the Boatmen's New Preferred will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

  Unless full cumulative dividends on all outstanding shares of the Boatmen's New Preferred will have been paid or declared and set aside for payment for all past dividend payment periods, no dividends (other than a dividend in Boatmen's Common or in any other stock ranking junior to the Boatmen's New Preferred as to dividends and upon liquidation) will be declared upon the Boatmen's Common or upon any other stock ranking junior to the Boatmen's New Preferred as to dividends and upon liquidation, nor will any Boatmen's Common or any other stock of Boatmen's ranking junior to or on a parity with the Boatmen's New Preferred as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Boatmen's (except by conversion into or exchange for stock of Boatmen's ranking junior to the Boatmen's New Preferred as to dividends and upon liquidation). No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Boatmen's New Preferred which may be in arrears.

 CONVERSION RIGHTS

  Shares of the Boatmen's New Preferred will be convertible at any time at the option of the holder into shares of Boatmen's Common at a conversion price of $29 per share of Boatmen's Common (equivalent to a conversion rate of approximately .862 share of Boatmen's Common for each Boatmen's New Preferred Depositary Share), subject to adjustment as described below (except that a share of Boatmen's New Preferred that has been called for redemption will be convertible up to and including but not after the close of business on the tenth day preceding the date fixed for redemption).

  The conversion price is subject to adjustment upon certain events, including the issuance of Boatmen's Common as a dividend or distribution on shares of Boatmen's Common; subdivisions, splits, combinations or reclassifications of outstanding shares of Boatmen's Common; the issuance to holders of Boatmen's Common generally of rights or warrants to subscribe for Boatmen's Common at less than the then current market price; or the distribution to holders of the Boatmen's Common of evidences of indebtedness, assets (excluding cash dividends or distributions payable out of consolidated earnings or earned surplus), or rights or warrants to subscribe for securities of Boatmen's other than those mentioned above.

  In the case of (i) any consolidation or merger to which Boatmen's is a party (other than one in which Boatmen's is the continuing corporation and the outstanding shares of the Boatmen's Common are not changed into or exchanged for stock or other securities of any other person or cash or other property as a result of or in connection with the consolidation or merger), (ii) a sale or conveyance of the properties and assets of Boatmen's as, or substantially as, an entirety, or (iii) any statutory exchange of securities with another corporation, there will be no adjustment of the conversion price, but the holder of each share of Boatmen's New Preferred then outstanding will have the right thereafter to convert such share into the kind and amount of securities, cash, or other property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance if such share had been converted immediately before the effective date of such consolidation, merger, statutory exchange, sale or conveyance.

  Upon conversion, no adjustments will be made for accrued dividends and, therefore, Boatmen's New Preferred Depositary Shares surrendered for conversion after the record date next preceding a dividend payment date for the Boatmen's New Preferred and before the dividend payment date must be accompanied by payment of an amount equal to the dividend thereon which is to be paid on such dividend payment date (unless the Boatmen's New Preferred Depositary Shares surrendered for conversion have been called for redemption prior to such dividend payment date).

  No adjustment of the conversion price will be required to be made in any case unless the adjustment amounts to 1% or more of the conversion price, but any adjustment not made by reason of this limitation will be required to be carried forward cumulatively and taken into account in any subsequent adjustments.

  If at any time Boatmen's makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of Boatmen's, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion price of the Boatmen's New Preferred is reduced, such reduction may be deemed to be the receipt of taxable income by holders of the Boatmen's New Preferred Depositary Shares.

  A holder may effect the conversion of any whole number of Boatmen's New Preferred Depositary Shares (whether or not evenly divisible by sixteen) by delivering the Boatmen's New Preferred Depositary Receipts evidencing such shares to the Depositary. Boatmen's will issue to the Depositary a certificate for any fractional share of Boatmen's New Preferred remaining unconverted.

  Fractional shares of Boatmen's Common will not be delivered upon conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, based on the then current market price of Boatmen's Common.

  REDEMPTION

  Shares of Boatmen's New Preferred will not be redeemable prior to March 1, 1997. Subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System, if required, the shares of Boatmen's New Preferred will be redeemable at the option of Boatmen's, in whole or in part, at any time or from time to time, on and after March 1, 1997, on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $400 per share (equivalent to $25 per Boatmen's New Preferred Depositary Share) plus accrued and unpaid dividends to the redemption date.

  The Boatmen's New Preferred will not be subject to any sinking fund or other obligation of Boatmen's to redeem or retire the Boatmen's New Preferred.

  At its election, Boatmen's, before the redemption date, may deposit the funds for such redemption, in trust, with a designated depositary and authorize such depositary to complete the redemption notice, and, after such deposit, all rights of the holders of Boatmen's New Preferred and related Boatmen's New Preferred Depositary Shares so called for redemption will cease, except the right to receive the redemption price. As and to the extent, however, that Boatmen's or the Depositary is required or permitted under the abandoned property laws of any jurisdiction to escheat any redemption funds held for the benefit of any holder, Boatmen's and the Depositary will be absolved of any further liability or obligation to such holder to the full extent provided by law. Notwithstanding the foregoing, if any dividends on the Boatmen's New Preferred are in arrears, no shares of Boatmen's New Preferred or Boatmen's New Preferred Depositary Shares may be redeemed unless all outstanding shares of Boatmen's New Preferred are simultaneously redeemed, and Boatmen's will not purchase or otherwise acquire any shares of Boatmen's New Preferred or Boatmen's New Preferred Depositary Shares; provided, however, that the foregoing will not prevent the purchase or acquisition of shares of Boatmen's New Preferred or Boatmen's New Preferred Depositary Shares by Boatmen's pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Boatmen's New Preferred or Boatmen's New Preferred Depositary Shares.

  If a notice of redemption has been given, from and after the redemption date for the shares of Boatmen's New Preferred called for redemption (unless default will be made by Boatmen's in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Boatmen's New Preferred so called for redemption will cease to accrue and such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of Boatmen's (except the right to receive the redemption price) will cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Boatmen's Board will so require and the notice will so state), the redemption price set forth above will be paid out of funds provided by Boatmen's. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

 LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary dissolution, liquidation, or winding up of Boatmen's, the holders of the Boatmen's New Preferred will be entitled to receive and to be paid out of assets of Boatmen's available for distribution to its shareholders, before any payment or distribution is made to holders of Boatmen's Common or any other class of stock ranking junior to the Boatmen's New Preferred upon liquidation, a liquidating distribution of $400 per share of Boatmen's New Preferred (equivalent to $25 per Boatmen's New Preferred Depositary Share) plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the Boatmen's New Preferred will have no right or claim to any of the remaining assets of Boatmen's. If, upon any voluntary or involuntary dissolution, liquidation, or winding up of Boatmen's, the amounts payable with

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respect to the Boatmen's New Preferred and any other shares of stock of
Boatmen's ranking as to any such distribution on a parity with the Boatmen's New Preferred are not paid in full, the holders of the Boatmen's New Preferred and of such other shares will share ratably in any such distribution of assets of Boatmen's in proportion to the full respective distributable amounts to which they are entitled. Neither the sale of all or substantially all the property or business of Boatmen's, nor the merger or consolidation of Boatmen's into or with any other corporation will be deemed to be a dissolution, liquidation, or winding up, voluntary or involuntary, of Boatmen's.

 VOTING

  Except as otherwise expressly required by applicable law or as described below, holders of the Boatmen's New Preferred Depositary Shares or the Boatmen's New Preferred will not be entitled to vote on any matter, including but not limited to any merger, consolidation or transfer of assets, and will not be entitled to notice of any meeting of shareholders of Boatmen's. Whenever the approval or other action of holders of the Boatmen's New Preferred is required by applicable law or by the Restated Articles of Incorporation of Boatmen's, each share of the Boatmen's New Preferred will be entitled to one vote and, except as described below, the affirmative vote of a majority of such shares at a meeting at which a majority of such shares are present or represented will be sufficient to constitute such approval or other action. Holders of Boatmen's New Preferred Depositary Shares will be entitled to vote the shares of Boatmen's New Preferred which their Boatmen's New Preferred Depositary Shares represent. See "--Boatmen's New Preferred Depositary Shares -- Voting."

  The affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Boatmen's New Preferred is required to amend the Restated Articles of Incorporation of Boatmen's to create or authorize any class of stock ranking on a parity with or prior to the Boatmen's New Preferred in respect of dividends or distribution of assets on liquidation or otherwise adversely affect the preferences, rights, powers or privileges, qualifications, limitations and restrictions of the Boatmen's New Preferred.

  If at any time Boatmen's falls in arrears in the payment of dividends on the Boatmen's New Preferred in an aggregate amount at least equal to the full accrued dividends for six quarterly dividend periods, the number of directors of Boatmen's will be increased by two and the holders of the Boatmen's New Preferred (and all classes of preferred stock ranking on parity thereto), voting separately as a single class, will have the exclusive right to elect two directors to fill the positions so created, and such right will continue annually until all dividends in arrears for any past dividend period have been paid in full or declared or set aside for payment. Immediately upon the cessation of such special voting rights the terms of the directors so elected will terminate.

 OTHER ASPECTS

  Holders of the Boatmen's New Preferred will have no preemptive rights. Shares of Boatmen's New Preferred, when issued, will be validly issued, fully paid and nonassessable.

  The Boatmen's New Preferred Depositary Shares have been approved for quotation on Nasdaq under the symbol "BOATZ."

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

                       COMPARISON OF SHAREHOLDER RIGHTS

          The rights of holders of shares of Boatmen's Common and Boatmen's New Preferred are governed by the corporate law of Missouri, the state of Boatmen's incorporation, and by the Restated Articles of Incorporation, Bylaws and other corporate documents of Boatmen's. The rights of holders of shares of Fourth Financial Common and Fourth Financial Preferred are governed by the Kansas Corporate Law, and by the Articles of Incorporation, Bylaws and other corporate documents of Fourth Financial. A summary of the material differences between the respective rights of shareholders of Fourth Financial and Boatmen's is set forth below.


SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

          BUSINESS COMBINATIONS

          The Missouri Corporate Law provides that unless a corporation's articles of incorporation or bylaws provide otherwise, certain business combinations including mergers require the approval of the holders of at least two-thirds of the outstanding shares entitled to vote on the subject transaction.

          The Restated Articles of Incorporation of Boatmen's provide that, in addition to any affirmative vote required by law, any Business Combination (as hereafter defined) will require the affirmative vote of the holders of not less than 80% of the issued and outstanding shares of Boatmen's Common. Notwithstanding the foregoing, however, the Restated Articles of Incorporation of Boatmen's also provide that any such Business Combination may be approved by the affirmative vote required by law if it has been approved by 75% of the entire Boatmen's Board. As used in this paragraph, the term "Business Combination" means (i) any merger or consolidation of Boatmen's or any subsidiary of Boatmen's with (a) any individual or entity who, together with certain affiliates or associates, owns greater than 5% of Boatmen's Common (a "Substantial Shareholder"), or (b) any other corporation which, after such merger or consolidation, would be a Substantial Shareholder, regardless of which entity survives; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Substantial Shareholder of all or substantially all of the assets of Boatmen's or any of its subsidiaries; (iii) the adoption of any plan or proposal for the liquidation of Boatmen's by or on behalf of a Substantial Shareholder; or (iv) any transaction involving Boatmen's or any of its subsidiaries, if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Boatmen's of which a Substantial Shareholder is the beneficial owner.

          The Kansas Corporate Law provides that certain business combinations including mergers require the approval of a majority of the outstanding shares of the corporation entitled to vote on the subject transaction.

          The Restated Articles of Incorporation of Fourth Financial provide that, except to the extent any higher vote may be required by law or the Restated Articles of Incorporation of Fourth Financial, certain Business Combinations (as hereafter defined) require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Fourth Financial entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. As used in this discussion, the term "Business Combination" means (i) any merger or consolidation of Fourth Financial or any of its majority owned subsidiaries with either an Interested Stockholder (as hereafter defined) or any other corporation which is, or after such merger or consolidation would be, an Affiliate (as hereafter defined) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with an Interested Stockholder or an Affiliate of any Interested Stockholder of any assets of Fourth Financial or any of its majority owned subsidiaries having an aggregate Fair Market Value (as determined in the Restated Articles of Incorporation of Fourth Financial) of $10 million or more;
(iii) the issuance or transfer by Fourth Financial or any of its majority owned subsidiaries of any securities of Fourth Financial or any of its majority owned subsidiaries to an Interested Stockholder or an Affiliate of an Interested Stockholder in exchange for cash, securities, or other property having an aggregate Fair Market Value (as determined in the Restated Articles of Incorporation of Fourth Financial) of $10 million or more; (iv) the adoption of any plan or proposal for the liquidation of Fourth Financial proposed by or on behalf of an Interested Stockholder or an Affiliate of an Interested Stockholder; or (v) any reclassification of securities, or recapitalization of Fourth Financial, or any merger or consolidation of Fourth Financial with any of its majority owned subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Fourth Financial or any of its majority owned subsidiaries which is directly or indirectly owned by an Interested Stockholder or an Affiliate of an Interested Stockholder. As used in this discussion, the term "Interested Stockholder" means any person who or which (a) is the beneficial owner of 20% or more of the voting power of the outstanding Voting Stock, (b) is an Affiliate of Fourth Financial and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 20% or more of the voting power of the then outstanding Voting Stock of Fourth Financial, or (c) is an assignee or has otherwise succeeded to any shares of Voting Stock of Fourth Financial which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder if such assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act. As used in this paragraph, the term "Affiliate" has the same meanings ascribed such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect January 1, 1985.

          The foregoing 80% vote is not, however, required if (i) in the case of a Business Combination that does not involve any cash or other consideration being received by the shareholders of Fourth Financial solely in their capacity of shareholders, the Business Combination has been approved by the majority of the Disinterested Directors (as hereafter defined) of Fourth Financial, or (ii) in the case of any other Business Combination, the Business Combination is approved by a majority of the Disinterested Directors and the specific price and procedure requirements set forth in the Restated Articles of Incorporation of Fourth Financial are satisfied. As used in this paragraph, the term Disinterested Director means any member of the Fourth Financial Board who is not an Interested Stockholder, who is unaffiliated with any Interested Stockholder, and who was a member of the Fourth Financial Board prior to the time at which the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Fourth Financial Board.

          Because of the differences between the Missouri Corporate Law and the Kansas Corporate Law, it is more difficult for Boatmen's shareholders to cast sufficient votes to approve certain business combinations than it is for Fourth Financial shareholders.

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

          REMOVAL OF DIRECTORS

          The Missouri Corporate Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, one or more directors or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote in an election of the directors. Directors may be removed only at a meeting called expressly for that purpose. If a corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors and if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which he or she is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the articles of incorporation, any references to a vote of the holders of outstanding shares are to outstanding shares of that class and not to the vote of the outstanding shares as a whole. Any director of a corporation may be removed for cause by an action of a majority of the entire board of directors if the director fails to meet the qualifications stated in the corporation's articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation. Notice of the proposed removal by the directors must be given to all directors of a corporation prior to action thereon.

          The Restated Articles of Incorporation of Boatmen's provide that, at a meeting called expressly for that purpose, a director or the entire Boatmen's Board (other than directors elected by holders of preferred stock pursuant to certain special rights) may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. Notwithstanding the foregoing, however, if less than the entire Board of Directors is to be removed without cause, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part. At a meeting called expressly for that purpose, a director (other than those elected by holders of preferred stock), may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election.

          The Kansas Corporate Law provides that any director, or the entire board of directors, may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors; provided, however, that (i) unless the articles of incorporation of the corporation otherwise provide, in the case of a corporation whose board of directors is divided into classes, shareholders may effect such removal only for cause; or
(ii) in the case of a corporation having cumulative voting for directors, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against the removal of such director would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if there are classes of directors, at an election of the class of directors of which such director is a part. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the articles of incorporation of the corporation, the above-referenced provision of the Kansas Corporate Law applies, with respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. The Restated Articles of Incorporation of Fourth Financial provide for three classes of directors.

          While the Restated Articles of Incorporation of Boatmen's make it difficult to remove members of a board of directors divided into classes, as are those of both Boatmen's and Fourth Financial, Kansas Corporate Law prevents such removal without cause.

          AMENDMENTS TO ARTICLES OF INCORPORATION

          Under the Missouri Corporate Law, a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its voting shares and the affirmative vote the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class; provided, however, that if the corporation's articles of incorporation or bylaws provide for cumulative voting in the election of directors, the number of directors of the corporation may not be decreased to less than three by amendment to the corporation's articles of incorporation when the number of shares voting against the proposal for decrease would be sufficient to elect a director if the shares were voted cumulatively at an election of three directors; and provided, further, that a proposed amendment which provides that
Section 351.407 of the Missouri Corporate Law does not apply to "control share acquisitions" of shares of a corporation requires the affirmative vote of the holders of two-thirds of such corporation's voting shares.

          Article XII of the Restated Articles of Incorporation of Boatmen's provides that Boatmen's may amend, alter, change or repeal provisions of the Restated Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Restated Articles of Incorporation relating to the classification and number of directors, the approval of Business Combinations (which provision is described above under "-- Shareholder Vote Required for Certain Transactions -- Business Combinations"), and the aforementioned exceptions to Article XII, which require the affirmative vote of the holders of 80% of Boatmen's Common then entitled to vote at a meeting of shareholders called for that purpose.

          The Kansas Corporate Law provides that a corporation may amend its articles of incorporation upon receiving the affirmative vote of the holders of a majority of its outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class. Holders of outstanding shares of a class are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the provisions of the articles of incorporation of the corporation, if the amendment changes the aggregate number of authorized shares of such class, changes the par value of the shares of such class, or alters or changes the powers, preferences or special rights of such class so as to affect such shareholders adversely. Whenever any provision of the articles of incorporation of a corporation require, for action by the board of directors, by holders of any class or series of shares or by the holders of any other securities having voting power, the vote of a greater number or proportion than is otherwise required by the Kansas Corporate Law, then such provision of the articles of incorporation requiring such greater vote may not be altered, amended or repealed except by such greater vote.

          The Restated Articles of Incorporation of Fourth Financial provide that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock of Fourth Financial, voting together as a single class, is required to amend or appeal or adopt any provisions inconsistent with Article VIII of the Articles of Incorporation of Fourth Financial (which Article is described above under "-- Shareholder Vote Required for Certain Transactions -- Business Combinations") unless such amendment has been approved by a majority of the Disinterested Directors of Fourth Financial in which case only the usual vote is required to amend such Article.

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

          The rights of shareholders of Boatmen's and those of Fourth Financial are not materially different in these respects.


NOTICE OF SHAREHOLDER NOMINATIONS OF DIRECTORS

          Neither the Missouri Corporate Law nor the Kansas Corporate Law contains any specific provisions regarding notice of shareholders' nominations of directors.

          The Bylaws of Boatmen's provide that a shareholder may nominate a person for director only if he delivers notice of such nomination to the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as the Secretary shall reasonably request, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting. The Bylaws of Fourth Financial provide that nominations, other than those made by the Fourth Financial Board, must be in writing, must include the information prescribed in the Bylaws, and must be delivered or mailed to the President of Fourth Financial not less than fourteen days nor more than 50 days prior to any meeting of the shareholders called for the election of directors, or, if less than 21 days' notice of the meeting is given to shareholders, not later than the close of business on the seventh day following the day on which notice of the meeting was mailed.

          The rights of shareholders of Boatmen's and those of Fourth Financial are not materially different in these respects.


SHAREHOLDER PROPOSAL PROCEDURES

          The Missouri Corporate Law does not contain any specific provisions regarding notice of shareholders' proposals.

          The Bylaws of Boatmen's provide that in order for any business to be transacted at any meeting of the shareholders, other than business proposed by or at the direction of the Boatmen's Board, notice thereof must be received from the proposing shareholder by the Secretary of Boatmen's, accompanied or promptly followed by such supporting information as he reasonably requests, not less than 75 days prior to the date of any annual meeting or more than seven days after the mailing of notice of any special meeting.

          Neither the Kansas Corporate Law nor the Restated Articles of Incorporation or Bylaws of Fourth Financial contain any specific provisions regarding notice of shareholders' proposals.

          The provisions of the Bylaws of Boatmen's make it more difficult for the shareholders of Boatmen's than for those of Fourth Financial to present proposals for business to be transacted at their meetings.


SHAREHOLDER RIGHTS PLAN

          Boatmen's has adopted a shareholder rights plan pursuant to which holders of a share of Boatmen's Common also hold one preferred share purchase right which may be exercised upon the

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

occurrence of certain "triggering events" specified in the Boatmen's Rights Agreement (as hereafter defined). Shareholder rights plans such as Boatmen's plan are intended to encourage potential hostile acquirors of a "target" corporation to negotiate with the Board of Directors of the target corporation in order to avoid occurrence of the "triggering events" specified in such plans. Shareholder rights plans are intended to give the directors of a target corporation the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether or not it is in the best interests of the corporation and its shareholders. Notwithstanding these purposes and intentions of shareholder rights plans, such plans, including that of Boatmen's, could have the effect of discouraging a business combination which shareholders believe to be in their best interests. The provisions of the Boatmen's Rights Agreement are discussed below.

          On August 14, 1990, the Boatmen's Board declared a dividend, payable on August 31, 1990 (the "Boatmen's Dividend Record Date"), of one preferred share purchase right (a "Boatmen's Right") for each outstanding share of Boatmen's Common. Each Boatmen's Right entitles the registered holder to purchase from Boatmen's one one-hundredth of a share of Boatmen's Series C Preferred at a price of $110 (the "Boatmen's Purchase Price"), subject to adjustment. The description and terms of the Boatmen's Rights are set forth in a Rights Agreement (the "Boatmen's Rights Agreement") between Boatmen's and Boatmen's Trust Company, as Rights Agent (the "Rights Agent"), and the following description is qualified in its entirety by the Boatmen's Rights Agreement.

          Until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (a "Boatmen's Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common; or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes a Boatmen's Acquiring Person) following the commencement of, or announcement of an intention to make, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding shares of Boatmen's Common (the earlier of such dates being called the "Boatmen's Distribution Date"), the Boatmen's Rights will be evidenced, with respect to any of the Boatmen's Common share certificates outstanding as of the Boatmen's Dividend Record Date, by such Boatmen's Common share certificates, with a copy of a Summary of Rights attached thereto.

          The Boatmen's Rights Agreement provides that until the Boatmen's Distribution Date (or earlier redemption or expiration of the Boatmen's Rights) the Boatmen's Rights will be transferred only with shares of Boatmen's Common. New Boatmen's Common share certificates issued after the Boatmen's Dividend Record Date, upon transfer or new issuance of Boatmen's Common, including issuance of shares pursuant to the Merger, will contain a notation incorporating the Boatmen's Rights Agreement by reference, and the surrender for transfer of any certificates for Boatmen's Common outstanding as of the Boatmen's Dividend Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Boatmen's Rights associated with the Boatmen's Common shares represented by such certificate. As soon as practicable following the Boatmen's Distribution Date, separate certificates evidencing the Boatmen's Rights (the "Boatmen's Right Certificates") will be mailed to holders of record of Boatmen's Common as of the close of business on the Boatmen's Distribution Date and such separate Boatmen's Right Certificates alone will evidence the Boatmen's Rights.

          The Boatmen's Rights are not exercisable until the Boatmen's Distribution Date. The Boatmen's Rights will expire on August 14, 2000 (the "Final Expiration Date"), unless the Final Expiration Date

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

is extended or unless the Boatmen's Rights are earlier redeemed by Boatmen's, in each case as described below.

          The Boatmen's Purchase Price payable, and the number of shares of Boatmen's Series C Preferred or other securities or property issuable, upon exercise of the Boatmen's Rights are subject to adjustment from time to time upon the occurrence of certain events in order to prevent dilution. In addition, the number of outstanding Boatmen's Rights and the number of one one-hundredths of a share of Boatmen's Series C Preferred issuable upon exercise of each Boatmen's Right are also subject to adjustment in the event of a stock split of Boatmen's Common or a stock dividend on Boatmen's Common payable in shares of Boatmen's Common or subdivisions, consolidations or combinations of shares of Boatmen's Common occurring, in any such case, prior to the Boatmen's Distribution Date.

          Shares of Boatmen's Series C Preferred purchasable upon exercise of the Boatmen's Rights will not be redeemable. Each share of Boatmen's Series C Preferred will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared on each share of Boatmen's Common. In the event of liquidation, the holders of the Shares of Boatmen's Series C Preferred will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made on each share of Boatmen's Common. Each share of Boatmen's Series C Preferred will have 100 votes, voting together with the Boatmen's Common shares. Finally, in the event of any merger, consolidation or other transaction in which shares of Boatmen's Common are exchanged, each share of Boatmen's Series C Preferred will be entitled to receive 100 times the amount received on each share of Boatmen's Common. The Boatmen's Rights are protected by customary anti-dilution provisions.

          Because of the nature of the Boatmen's Series C Preferred dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of Boatmen's Series C Preferred purchasable upon exercise of each Boatmen's Right should approximate the value of one Boatmen's Common share.

          In the event that Boatmen's is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Boatmen's Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Boatmen's Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Boatmen's Right. In the event that (i) any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of Boatmen's Common (unless such person first acquires 20% or more of the outstanding shares of Boatmen's Common by a purchase pursuant to a tender offer for all of the Boatmen's Common for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding shares of Boatmen's Common); or (ii) during such time as there is a Boatmen's Acquiring Person, there is a reclassification of securities or a recapitalization or reorganization of Boatmen's or other transaction or series of transactions involving Boatmen's which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Boatmen's or any of its subsidiaries beneficially owned by the Boatmen's Acquiring Person, proper provision will be made so that each holder of a Boatmen's Right, other than Boatmen's Rights beneficially owned by the Boatmen's Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Boatmen's Common having a market value of two times the exercise price of the Boatmen's Right.

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

          At any time after the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common, and prior to the acquisition by such Boatmen's Acquiring Person of 50% or more of the outstanding shares of Boatmen's Common, the Boatmen's Board may exchange the Boatmen's Rights (other than Boatmen's Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Boatmen's Common per Boatmen's Right (subject to adjustment).

          With certain exceptions, no adjustment in the Boatmen's Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Boatmen's Purchase Price. No fractional shares of Boatmen's Series C Preferred will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Boatmen's Series C Preferred and which may, at the election of Boatmen's, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Boatmen's Common on the last trading day prior to the date of exercise.

          At any time prior to the acquisition by a Boatmen's Acquiring Person of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common, the Boatmen's Board may redeem the Boatmen's Rights in whole, but not in part, at a price of $0.01 per Boatmen's Right (the "Boatmen's Redemption Price"). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the Boatmen's Board in its sole discretion may establish.

          In addition, if a bidder who does not beneficially own more than 1% of the shares of Boatmen's Common and all other voting shares of Boatmen's (together the "Voting Shares") (and who has not within the past year owned in excess of 1% of the Voting Shares and, at a time he held a greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of Boatmen's) proposes to acquire all of the Voting Shares for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then Boatmen's, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the proposal of the bidder. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Boatmen's Rights will be automatically redeemed at the Boatmen's Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Boatmen's Common. Immediately upon any redemption of the Boatmen's Rights, the right to exercise the Boatmen's Rights will terminate and the only right of the holders of Boatmen's Rights will be to receive the Boatmen's Redemption Price.

          The terms of the Boatmen's Rights may be amended by the Boatmen's Board without the consent of the holders of the Boatmen's Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Boatmen's Common then known to Boatmen's to be beneficially owned by any person or group of affiliated or associated persons; or (ii) 10%, except that from and after such time as any person becomes a Boatmen's Acquiring Person no such amendment may adversely affect the interests of the holders of the Boatmen's Rights.

          Until a Boatmen's Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Boatmen's, including, without limitation, the right to vote or to receive dividends.

          Fourth Financial does not have a shareholder rights plan. The existence of the Boatmen's Rights Agreement makes it more difficult in its case than in the case of Fourth Financial for a potential acquiror to effect a business combination that has not been negotiated with the board of directors.


DISSENTERS' RIGHTS

          Under the Missouri Corporate Law, a shareholder of a corporation is entitled to receive payment for the fair value of his or her shares if such shareholder dissents from a sale or exchange of substantially all of the property and assets of the corporation or a merger or consolidation to which such corporation is a party. A shareholder is also entitled to receive payment for the fair value of his or her shares if such shareholder dissents from according voting rights to "control shares" in a control share acquisition, as further described below. Because Boatmen's is not merging directly with Fourth Financial, Boatmen's shareholders will not be entitled to assert such rights in connection with the Merger.

          Pursuant to Kansas Corporate Law, a stockholder who files a written objection to a merger or consolidation with a corporation and who either does not vote or votes against said merger or consolidation and demands, in writing, payment of the value of his shares of stock is entitled to receive payment for the fair value of his or her shares. The foregoing provisions of the Kansas Corporate Law are not, however, applicable to any class or series of a class of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders at which the agreement of merger or consolidation is to be acted upon, were either (i) registered on a national securities exchange, or (ii) held of record by not less than 2,000 shareholders unless the articles of incorporation of the corporation issuing such stock provide otherwise. Under the Kansas Corporate Law, Nasdaq is not deemed to be a national securities exchange for purposes of the foregoing provisions. As the Fourth Financial Common is held of record by more than 2,000 shareholders and the Articles of Incorporation of Fourth Financial do not provide for dissenters' rights in such cases, holders of Fourth Financial Common do not have dissenters' rights in connection with the Merger. As the Fourth Financial Preferred is held of record by less than 2,000 shareholders and such shares are not registered on a national securities exchange, holders of Fourth Financial Preferred will have dissenters' rights in connection with the Merger. See "MERGER -- Appraisal Rights of Dissenting Shareholders."

          Because of the differences between the Missouri Corporate Law and the Kansas Corporate Law, there are more opportunities for Boatmen's shareholders to exercise dissenters' rights than there are for those of Fourth Financial.

TAKEOVER STATUTES

          The Missouri Corporate Law contains provisions regulating a broad range of business combinations, such as a merger or consolidation, between a Missouri corporation which is a "resident domestic corporation," as defined in the statute with shares of its stock registered under the federal securities laws or that makes an election by appropriate provisions in its articles of incorporation, and an "interested shareholder" (which is defined as any owner of 20% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless, among other things, the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five year freeze" provision is effective even if all the parties should subsequently decide that they wish to engage in a business combination. The Missouri Corporate Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of a Missouri corporation acquired in control share acquisitions unless a resolution granting such voting rights is approved at a meeting of shareholders by affirmative majority vote of
(i) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares; and (ii) all outstanding shares entitled to vote at such meeting voting by class if required by the terms of such shares, excluding all interested shares. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or a majority, under various circumstances, of the voting power of the stock of an "issuing public corporation." An "issuing public corporation" is a Missouri corporation with (i) one hundred or more shareholders; (ii) its principal place of business, principal office or substantial assets in Missouri; and (iii) either (a) more than 10% of its shareholders resident in Missouri; (b) more than 10% of its shares owned by Missouri residents; or (c) 10,000 shareholders resident in Missouri. Boatmen's meets the statutory definition of an issuing public corporation. If a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

          The Kansas Corporate Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an issuing public corporation acquired in control share acquisitions unless the articles of incorporation or bylaws of the corporation provide that this provision of the Kansas Corporate Law does not apply or a resolution granting voting rights is approved by (i) the affirmative vote of a majority of all outstanding shares entitled to vote at the election of directors voting by class if required by the terms of the shares; and (ii) the affirmative vote of a majority of all outstanding shares entitled to vote at the election of directors voting by class if required by the terms of the shares, excluding all interested shares. As used in this paragraph, a "control share acquisition" means the acquisition of one-fifth, one-third or a majority of all voting power under various circumstances of the issuing public corporation. "Issuing public corporation" means a Kansas corporation which has (i) 100 or more shareholders; (ii) its principal place of business, principal office, or substantial assets within Kansas; and (iii) either (a) more than 10% of its shareholders resident in Kansas, (b) more than 10% of its shares owned by Kansas residents, or (c) 2,500 shareholders resident in Kansas. The Bylaws of Fourth Financial provide that
(i) the foregoing control share acquisition provisions of the Kansas Corporate Law do not apply to control share acquisitions of shares of Fourth Financial;
(ii) Fourth Financial does not have the right to call for redemption of shares acquired in a control share acquisition; and (iii) an objecting shareholder does not have dissenters' rights provided under the control share acquisition provisions of the Kansas Corporate Law.

          The Kansas Corporate Law prohibits, subject to certain exceptions set forth therein, various business combinations with "interested stockholders" (as hereafter described) including mergers or consolidations of the corporation, or of any direct or indirect majority-owned subsidiary of the corporation, with an interested stockholder for a period of three years following the date such stockholder became an interested stockholder unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (determined in accordance with the Kansas Corporate Law); or (c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders of the corporation (but not by written consent of the shareholders), by the affirmative vote at least 66-2/3% of the outstanding voting shares of the corporation which are not owned by the interested stockholder. "Interested stockholder" means any person, other than the corporation or any direct or indirect majority-owned subsidiary of the corporation, that is (i) the owner of 15% or more of the outstanding voting shares of the corporation; or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

          The rights of shareholders of Boatmen's and those of Fourth Financial are not materially different in these respects.


LIABILITY OF DIRECTORS; INDEMNIFICATION

          In accordance with the Missouri Corporate Law, and pursuant to the Restated Articles of Incorporation of Boatmen's, Boatmen's will indemnify its directors and certain of its executive officers, and may indemnify other employees or agents as it deems appropriate, against reasonably incurred liabilities arising from any actual or threatened, pending or completed action, suit, or proceeding by reason of the fact that the indemnified person was a director, officer, employee or agent of Boatmen's, or is or was serving at the request of Boatmen's as a director, officer, employee, or agent of another entity or enterprise, provided the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Boatmen's. With respect to any criminal action or proceeding, the indemnified person must have had no reasonable cause to believe his conduct was unlawful.
In the case of an action or suit by or in the right of Boatmen's, Boatmen's may not indemnify any person against judgments or fines, or as to any claim, matter, or issue as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to Boatmen's, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Unless ordered by a court, indemnification of a director, officer, employee or agent of the corporation is only proper if a determination is made that such person met the applicable standard of conduct required. Such a determination must be made by the board of directors by a majority vote of a quorum of non-party directors, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors directs, by independent legal counsel in a written opinion, or by the shareholders. A corporation may pay expenses incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of said action, suit or proceeding upon the authorization of the board of directors which will so authorize upon the receipt of an undertaking on behalf of the director, officer, employee or agent to repay such amount unless it ultimately be determined that he or she is entitled to be indemnified as authorized under the Missouri Corporate Law. The indemnification and advancement of expenses is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in a person's official capacity and as to an action in another capacity while holding such office. A corporation has the power to purchase and maintain insurance on behalf of any person against any liability asserted against such a person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the Missouri Corporate Law. The Restated Articles of Incorporation of Boatmen's also provide, as permitted by the Missouri Corporate Law, for additional indemnification for persons indemnifiable under the Missouri Corporate Law provided no such person will thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct. The Missouri Corporate Law also provides that to the extent a director, officer, employee or agent of a Missouri corporation has been successful in the defense of any action, suit or proceeding or any claim, issue or matter therein, such corporation must indemnify such person for expenses, including attorneys' fees, actually and reasonably incurred in connection with such action, suit or proceeding.

          The Kansas Corporate Law is substantially similar to the Missouri Corporate Law with respect to the indemnification of directors, officers and employees. The Bylaws of Fourth Financial provide for indemnification of directors, officers and employees of Fourth Financial to the fullest extent permissible under the Kansas Corporate Law.

          The Kansas Corporate Law also provides that a member of the board of directors of a corporation is fully protected in the performance of his or her duties in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any officer or employee of the corporation, committees of the board of directors or by any other person as to matters the member reasonably believes are within the other person's professional or expert competence and who has been
selected with reasonable care by or on behalf of the corporation.   The Restated
Articles of Incorporation of Fourth Financial provide that no director of Fourth Financial will be held personally liable to Fourth Financial or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that a director will be liable for any breach of the director's duty of loyalty to Fourth Financial or its shareholders, for acts and omissions not in good faith which involve intentional misconduct or a knowing violation of law, under the provisions of Kansas Statutes Annotated 17-6424 (regarding unlawful dividend payments, stock purchases and redemptions), or for any transaction from which the director derived an improper personal benefit.

          The rights of shareholders of Boatmen's and those of Fourth Financial are not materially different in these respects.


CONSIDERATION OF NON-SHAREHOLDER INTERESTS

          The Missouri Corporate Law provides that in exercising business judgment in consideration of acquisition proposals, a Missouri corporation's board of directors may consider the following factors, among others (i) the consideration being offered; (ii) the existing political, economic, and other factors bearing on security prices generally, or the corporation's securities in particular; (iii) whether the acquisition proposal may violate any applicable laws; (iv) social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation, and the communities in which the corporation conducts its businesses; (v) the financial condition and earning prospects of the person making the acquisition proposal; and (vi) the competence, experience and integrity of the person making the acquisition proposal.

          Neither the Kansas Corporate Law nor the Restated Articles of Incorporation or Bylaws of Fourth Financial contain provisions similar to those described in the preceding paragraph. Accordingly, it is more difficult for directors of Fourth Financial to consider interests other than those of its shareholders than it is for directors of Boatmen's.

                                 LEGAL OPINION

          The legality of the securities offered hereby will be passed upon by Lewis, Rice & Fingersh, L.C. Members of Lewis, Rice & Fingersh, L.C., and attorneys employed by them owned, directly or indirectly, as of November 1, 1995, 76,995 shares of Boatmen's Common.


                                    EXPERTS

INDEPENDENT AUDITORS FOR BOATMEN'S

          The consolidated financial statements of Boatmen's incorporated by reference in Boatmen's Annual Report (Form 10-K) for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated balance sheets of Worthen Banking Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 incorporated by reference herein have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP and Frost & Company, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

INDEPENDENT AUDITORS FOR FOURTH FINANCIAL

          The consolidated financial statements of Fourth Financial Corporation appearing in Fourth Financial Corporation's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1992 is based in part on the reports of Arthur Andersen LLP, Sartain Fischbein & Co., and GRA, Thompson, White & Co., P.C., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                             SHAREHOLDER PROPOSALS

          Shareholder proposals for the annual meeting of Boatmen's shareholders to be held in April, 1996 must have been received by Boatmen's not later than November 14, 1995 in order to have been considered for inclusion in the 1996 proxy statement. Shareholder proposals must also satisfy the requirements set forth in the Bylaws of Boatmen's described under "COMPARISON OF SHAREHOLDER RIGHTS -- Shareholder Proposal Procedures." Shareholder proposals for the 1997 annual meeting of Boatmen's must meet the requirements established by the S.E.C. for shareholder proposals and must be received by Boatmen's on a date to be determined and announced in Boatmen's proxy statement for its 1996 annual meeting in order to be considered for inclusion in the 1997 proxy statement. Upon receipt of any such proposal, Boatmen's will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

          If the Merger has not been consummated by then for any reason, Fourth Financial expects that its 1996 Annual Meeting of Shareholders will be held in April, 1996. Shareholder proposals for the annual meeting of Fourth Financial to be held in April, 1996 (assuming that the Merger has not then been consummated for any reason) must have been received by Fourth Financial not later than November 15, 1995 in order to have been considered for inclusion in the 1996 proxy statement of Fourth Financial.

                                ---------------

                                                                   APPENDIX A

===============================================================================



                          AGREEMENT AND PLAN OF MERGER



                                  by and among


                         FOURTH FINANCIAL CORPORATION,
                             a Kansas corporation,



                                      and


                          BOATMEN'S BANCSHARES, INC.,
                            a Missouri corporation,



                                      and


                             ACQUISITION SUB, INC.,
                             a Kansas corporation,



                             Dated August 25, 1995.


===============================================================================


                               TABLE OF CONTENTS
                               -----------------

                                                                           Page
                                                                           ----
ARTICLE ONE        TERMS OF THE MERGER AND CLOSING
   Section 1.01.   Merger.................................................  A-1
   Section 1.02.   Merging Corporation....................................  A-1
   Section 1.03.   Surviving Corporation..................................  A-1
   Section 1.04.   Effect of the Merger...................................  A-1
   Section 1.05.   Conversion of Fourth Common............................  A-1
   Section 1.06.   Conversion of Fourth Preferred.........................  A-2
   Section 1.07.   Share Adjustments......................................  A-3
   Section 1.08.   Closing................................................  A-3
   Section 1.09.   Exchange Procedures; Surrender of Certificates.........  A-3
   Section 1.10.   Closing Date...........................................  A-4
   Section 1.11.   Closing Deliveries.....................................  A-4

ARTICLE TWO        REPRESENTATIONS OF FOURTH

   Section 2.01.   Organization and Capital Stock.........................  A-5
   Section 2.02.   Authorization; No Defaults.............................  A-6
   Section 2.03.   Subsidiaries...........................................  A-6
   Section 2.04.   Financial Information..................................  A-6
   Section 2.05.   Absence of Changes.....................................  A-7
   Section 2.06.   Regulatory Enforcement Matters.........................  A-7
   Section 2.07.   Tax Matters............................................  A-8
   Section 2.08.   Litigation.............................................  A-8
   Section 2.09.   Employment Agreements..................................  A-8
   Section 2.10.   Reports................................................  A-9
   Section 2.11.   Loan Portfolio.........................................  A-9
   Section 2.12.   Investment Portfolio...................................  A-9
   Section 2.13.   Interest Rate Risk Management Instruments..............  A-9
   Section 2.14.   Employee Matters and ERISA............................. A-10
   Section 2.15.   Title to Properties; Insurance......................... A-11
   Section 2.16.   Environmental Matters.................................. A-11
   Section 2.17.   Compliance with Law.................................... A-12
   Section 2.18.   Brokerage.............................................. A-12
   Section 2.19.   Non-Banking Activities of Fourth and its Subsidiaries.. A-12
   Section 2.20.   Trust Administration................................... A-12
   Section 2.21.   State Takeover Laws.................................... A-13
   Section 2.22.   Pooling of Interests; Tax-Free Reorganization.......... A-13
   Section 2.23.   Certain Contracts...................................... A-13
   Section 2.24.   No Undisclosed Liabilities............................. A-13
   Section 2.25.   Fair Lending; Community Reinvestment Act............... A-13
   Section 2.26.   Statements True and Correct............................ A-13

                                     A-i

ARTICLE THREE      REPRESENTATIONS OF BOATMEN'S AND ACQUISITION SUB

   Section 3.01.   Organization and Capital Stock......................... A-14
   Section 3.02.   Authorization.......................................... A-15
   Section 3.03.   Subsidiaries........................................... A-15
   Section 3.04.   Financial Information.................................. A-15
   Section 3.05.   Absence of Changes..................................... A-16
   Section 3.06.   Litigation............................................. A-16
   Section 3.07.   Reports................................................ A-16
   Section 3.08.   Compliance With Law.................................... A-16
   Section 3.09.   Pooling of Interests; Tax-Free Reorganization.......... A-16
   Section 3.10.   Tax Matters............................................ A-16
   Section 3.11.   Interest Rate Risk Management Instruments.............. A-17
   Section 3.12.   Brokerage.............................................. A-17
   Section 3.13.   Non-Banking Activities of Boatmen's and its
                     Subsidiaries......................................... A-17
   Section 3.14.   State Takeover Laws.................................... A-17
   Section 3.15.   Fair Lending; Community Reinvestment Act............... A-17
   Section 3.16.   Knowledge as to Certain Conditions..................... A-17
   Section 3.17.   Regulatory Enforcement Matters......................... A-17
   Section 3.18.   Statements True and Correct............................ A-18

ARTICLE FOUR       AGREEMENTS OF FOURTH

   Section 4.01.   Business in Ordinary Course............................ A-18
   Section 4.02.   Breaches............................................... A-21
   Section 4.03.   Submission to Shareholders............................. A-21
   Section 4.04.   Consents to Contracts and Leases....................... A-21
   Section 4.05.   Consummation of Agreement.............................. A-21
   Section 4.06.   Environmental Reports.................................. A-21
   Section 4.07.   Restriction on Resales................................. A-22
   Section 4.08.   Subsidiary Bank Mergers................................ A-22
   Section 4.09.   Access to Information.................................. A-22

ARTICLE FIVE       AGREEMENTS OF BOATMEN'S AND ACQUISITION SUB

   Section 5.01.   Regulatory Approvals and Registration Statement;
                     Submission to Shareholders........................... A-23
   Section 5.02.   Breaches............................................... A-24
   Section 5.03.   Consummation of Agreement.............................. A-24
   Section 5.04.   Stock Options.......................................... A-24
   Section 5.05.   Directors and Officers' Liability Insurance and
                     Indemnification...................................... A-25
   Section 5.06.   Employee Benefits...................................... A-25
   Section 5.07.   Board Composition...................................... A-26
   Section 5.08.   Other Agreements....................................... A-26
   Section 5.09.   Access to Information.................................. A-26

ARTICLE SIX        CONDITIONS PRECEDENT TO THE MERGER

   Section 6.01.   Conditions to Boatmen's Obligations.................... A-27
   Section 6.02.   Conditions to Fourth's Obligations..................... A-28

ARTICLE SEVEN      TERMINATION OR ABANDONMENT

   Section 7.01.   Mutual Agreement....................................... A-29
   Section 7.02.   Breach of Agreements................................... A-29
   Section 7.03.   Environmental Reports.................................. A-30
   Section 7.04.   Failure of Conditions.................................. A-30
   Section 7.05.   Regulatory Approval Denial............................. A-30
   Section 7.06.   Shareholder Approval Denial............................ A-30
   Section 7.07.   Regulatory Enforcement Matters......................... A-30
   Section 7.08.   Termination Date....................................... A-30
   Section 7.09.   Due Diligence Review................................... A-30
   Section 7.10.   Fourth Option Agreement................................ A-31

ARTICLE EIGHT      GENERAL

   Section 8.01.   Confidential Information............................... A-31
   Section 8.02.   Publicity.............................................. A-31
   Section 8.03.   Return of Documents.................................... A-31
   Section 8.04.   Notices................................................ A-31
   Section 8.05.   Liabilities............................................ A-32
   Section 8.06.   Nonsurvival of Representations, Warranties and
                     Agreements........................................... A-33
   Section 8.07.   Entire Agreement....................................... A-33
   Section 8.08.   Headings and Captions.................................. A-33
   Section 8.09.   Waiver, Amendment or Modification...................... A-33
   Section 8.10.   Rules of Construction.................................. A-33
   Section 8.11.   Counterparts........................................... A-33
   Section 8.12.   Successors and Assigns................................. A-33
   Section 8.13.   Severability........................................... A-34
   Section 8.14.   Governing Law; Assignment.............................. A-34
   Section 8.15.   Definition of Material Adverse Effect.................. A-34

EXHIBIT 4.07    - Form of Affiliate's Letter

                                     A-iii

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


    This is an AGREEMENT AND PLAN OF MERGER (this "Agreement") made August 25, 1995, by and among FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Fourth"), BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Boatmen's"), and ACQUISITION SUB, INC., a Kansas corporation and wholly-owned subsidiary of Boatmen's ("Acquisition Sub").

    In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows.


                                  ARTICLE ONE
                                  -----------

                        TERMS OF THE MERGER AND CLOSING
                        -------------------------------

    SECTION 1.01.  MERGER.  Pursuant to the terms and provisions of this
    ------------   ------
Agreement and the General Corporation Code of Kansas (the "Corporate Law"), Fourth shall merge with and into Acquisition Sub (the "Merger").

    SECTION 1.02.  MERGING CORPORATION.  Fourth shall be the merging corporation
    ------------   -------------------
under the Merger and its corporate identity and existence, separate and apart from Acquisition Sub, shall cease on consummation of the Merger.

    SECTION 1.03.  SURVIVING CORPORATION.  Acquisition Sub shall be the
    ------------   ---------------------
surviving corporation in the Merger. No changes in the articles of incorporation of Acquisition Sub shall be effected by the Merger.

    SECTION 1.04.  EFFECT OF THE MERGER.  The Merger shall have all of the
    ------------   --------------------
effects provided by this Agreement and the Corporate Law.

    SECTION 1.05.  CONVERSION OF FOURTH COMMON.
    ------------   ---------------------------

    (a) At the Effective Time (as defined in Section 1.10 hereof), each share of common stock, par value $5.00 per share, of Fourth (the "Fourth Common") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of common stock, par value $1.00 per share, of Boatmen's (together with any rights attached thereto under or by virtue of the Rights Agreement, dated August 14, 1990, as amended, between Boatmen's and the Rights Agent named therein, prior to the Distribution Date (as defined in the Rights Agreement), the "Boatmen's Common"). The shares of Boatmen's Common to be issued pursuant to the foregoing sentence, together with any cash payment in lieu of fractional shares, as provided below, is referred to herein as the "Common Merger Consideration." No fractional shares of Boatmen's Common shall be issued and, in lieu thereof, holders of shares of Fourth Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Fourth Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of Boatmen's Common on the Nasdaq Stock Market's National Market ("Nasdaq") on the business day immediately preceding the date on which the Effective Time occurs.

    (b) At the Effective Time, all of the shares of Fourth Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Fourth Common (the "Common Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Common Merger Consideration upon the surrender of such Common Certificate or Common Certificates in accordance with Section 1.09 hereof.

    (c) At the Effective Time, each share of Fourth Common, if any, held in the treasury of Fourth or by any direct or indirect subsidiary of Fourth (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Fourth or any of its subsidiaries in respect of a debt previously contracted) immediately prior to the Effective Time shall be canceled.

    (d) Each share of common stock, par value $1.00 per share, of Acquisition Sub outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

    SECTION 1.06.  CONVERSION OF FOURTH PREFERRED.
    ------------   ------------------------------

    (a) At the Effective Time, each share of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation preference $400 per share, of Fourth (the "Fourth Preferred"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of 7% cumulative convertible preferred stock, stated value $100 per share, liquidation preference $400 per share, of Boatmen's (the "Boatmen's Preferred")(and, as a result, each depositary share representing a one-sixteenth (1/16) interest in a share of Fourth Preferred shall be converted into the right to receive a one-sixteenth (1/16) share of Boatmen's Preferred). The terms of the Boatmen's Preferred shall be substantially the same as the terms of the Fourth Preferred (with such stock being convertible at the same conversion price into the number of shares of Boatmen's Common included in the Common Merger Consideration). The shares of Boatmen's Preferred to be issued pursuant to the foregoing sentence are referred to herein as the "Preferred Merger Consideration"; the Common Merger Consideration and the Preferred Merger Consideration are referred to herein collectively as the "Merger Consideration."

    (b) At the Effective Time, all of the shares of Fourth Preferred, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Fourth Preferred ("Preferred Certificates"; the Common Certificates and the Preferred Certificates are referred to herein collectively as the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Preferred Merger Consideration upon the surrender of such Preferred Certificate or Preferred Certificates in accordance with Section 1.09 hereof.

    (c) At the Effective Time, any deposit agreements pursuant to which shares of Fourth Preferred are held subject to depositary receipts shall automatically, and without further action on the part of Boatmen's or Acquisition Sub, be assumed by Acquisition Sub.

    SECTION 1.07.  SHARE ADJUSTMENTS.  If between the date hereof and the
    ------------   -----------------
Effective Time a share of Boatmen's Common shall be changed into a different number of shares of Boatmen's Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Boatmen's Common into which a share of Fourth Common shall be converted pursuant to Section 1.05(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Fourth shall be entitled to receive such number of shares of Boatmen's Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

    SECTION 1.08.  CLOSING.  The closing of the Merger (the "Closing") shall
    ------------   -------
take place at a location mutually agreeable to the parties at 10:00 A.M. Central Time on the Closing Date described in Section 1.10 hereof.

    SECTION 1.09.  EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.
    ------------   ----------------------------------------------

    (a) Boatmen's Trust Company shall act as Exchange Agent in the Merger (the "Exchange Agent").

    (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Boatmen's may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    (c) Notwithstanding anything to the contrary contained herein, no Common Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Fourth unless such "affiliate" shall have theretofore executed and delivered to Boatmen's the agreement referred to in Section 4.07 hereof.

    (d) No dividends that are otherwise payable on shares of Boatmen's Common constituting the Merger Consideration shall be paid after the sixtieth (60th) day after the Closing Date to persons entitled to receive such shares of Boatmen's Common until such persons surrender their Certificates in exchange for shares of such Boatmen's Common. Upon such surrender, there shall be paid to the person in whose name the shares of Boatmen's Common shall be issued any dividends which shall have become payable with respect to such shares of Boatmen's Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the sixtieth (60th) day after the Closing Date and the time of such surrender.

    (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Boatmen's in its sole discretion, the posting by such person of a bond in such amount as Boatmen's may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

    (f) Notwithstanding anything in this Agreement to the contrary, for a period of ninety (90) days after the Closing Date holders of Common Certificates representing shares of Fourth Common shall be entitled to vote as holders of shares of Boatmen's Common notwithstanding that such Common Certificates shall not have been exchanged for shares of Boatmen's Common as provided in this
Section 1.09.

    SECTION 1.10.  CLOSING DATE.  At Boatmen's election, the Closing shall take
    ------------   ------------
place on (i) the last business day of, or (ii) the first business day of the month following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Fourth and Boatmen's may agree (the "Closing Date"). The Merger shall be effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Kansas (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

    SECTION 1.11.  CLOSING DELIVERIES.
    ------------   ------------------

    (a) At the Closing, Fourth shall deliver to Boatmen's and Acquisition Sub:

             (i) a certified copy of the Restated Articles of Incorporation of Fourth and each of its subsidiaries;

             (ii) a Certificate signed by an appropriate officer of Fourth stating that, to the best knowledge of such officer, all of the conditions set forth in Sections 6.01(a) and 6.01(b) hereof have been satisfied or waived as provided therein;

             (iii) a certified copy of the resolutions of Fourth's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

             (iv) Certificate of the Kansas Secretary of State, dated a recent date, stating that Fourth is in good standing; and

             (v) Certificate of Merger executed by Fourth, reflecting the terms and provisions of this Agreement and in proper form for filing with the Secretary of State of the State of Kansas in order to cause the Merger to become effective pursuant to the Corporate Law.

    (b) At the Closing, Boatmen's and Acquisition Sub shall deliver to Fourth:

             (i) a Certificate signed by an appropriate officer of Boatmen's and Acquisition Sub, to the best knowledge of such officer, stating that all of the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(d) hereof (but excluding the approval of Fourth's shareholders) have been satisfied;

             (ii) a certified copy of the resolutions of Boatmen's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and

             (iii) a certified copy of the resolutions of Acquisition Sub's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby.


                                  ARTICLE TWO
                                  -----------

                           REPRESENTATIONS OF FOURTH
                           -------------------------

    Fourth hereby makes the following representations and warranties:

    SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) Fourth is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Fourth is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A.").

    (b) The authorized capital stock of Fourth consists of (i) 50,000,000 shares of Fourth Common, of which, as of the date hereof, 27,626,660 shares are issued, 2,099 are held as treasury shares, and 27,624,561 are issued and outstanding,
(ii) 250,000 shares of Fourth Preferred, of which, as of the date hereof, 248,666 shares are issued and outstanding, and (iii) 5,000,000 shares of Class B preferred stock, of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of Fourth Common and Fourth Preferred are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Fourth Common or Fourth Preferred has been issued in violation of any preemptive rights of the current or past shareholders of Fourth. As of the date hereof, Fourth had reserved 2,964,510 shares of Fourth Common for issuance under Fourth's Stock Option Plans (as defined in Section 5.04 hereof) and 3,447,121 shares of Fourth Common for issuance pursuant to the conversion provisions of the Fourth Preferred. As of the date hereof, Fourth had outstanding employee stock options representing the right to acquire not more than 1,693,474 shares of Fourth Common pursuant to the Stock Option Plans.

    (c) Except as set forth in subsection 2.01(b) above and that certain Stock Option Agreement to be entered into between Fourth and Boatmen's (the "Fourth Option Agreement"), there are no shares of capital stock or other equity securities of Fourth outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Fourth Common or other capital stock of Fourth or contracts, commitments, understandings or arrangements by which Fourth is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

    SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Fourth's Board of Directors has,
    ------------   --------------------------
by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by Fourth of its obligations hereunder. Nothing in the articles of incorporation or bylaws of Fourth, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit Fourth from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Fourth and constitutes a legal, valid and binding obligation of Fourth, enforceable against Fourth in accordance with its terms and, except for the requisite approval of the shareholders of Fourth, no other corporate acts or proceedings are required to be taken by Fourth to authorize the execution, delivery and performance of this Agreement. Fourth and its subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or association, as the case may be, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement, whether written or oral, which default or violation would have a Material Adverse Effect (as defined in Section 8.15 hereof) on Fourth, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation.

    SECTION 2.03.  SUBSIDIARIES.  Each of Fourth's banking subsidiaries and its
    ------------   ------------
other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of that certain confidential writing delivered by Fourth to Boatmen's and executed by both Fourth and Boatmen's concurrently with the delivery and execution of this Agreement (the "Disclosure Schedule"), is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All of the issued and outstanding shares of capital stock of each such subsidiary (except as may be otherwise specified in Section 2.03 of the Disclosure Schedule) are owned by Fourth or Fourth's subsidiaries, as the case may be, free and clear of all material liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, assessibility under 12 U.S.C. (S)55 and comparable state laws, if applicable, and as may be stated in Section 2.03 of the Disclosure Schedule. There are no options, warrants or rights outstanding to acquire any capital stock of any of Fourth's subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Fourth's subsidiaries, nor does any such subsidiary have any obligation of any nature with respect to its unissued shares of stock. Except as may be disclosed in Section 2.03 of the Disclosure Schedule, neither Fourth nor any of Fourth's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

    SECTION 2.04.  FINANCIAL INFORMATION.  The consolidated balance sheets of
    ------------   ---------------------
Fourth and its subsidiaries as of December 31, 1994 and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1994, together with the notes thereto, included in Fourth's Form 10-K for the year ended December 31, 1994, as currently on file with the Securities and Exchange Commission (the "S.E.C."), and the unaudited consolidated balance sheets of Fourth and its subsidiaries as of March 31, 1995 and June 30, 1995 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in Fourth's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C., and the year-end and quarterly Reports of Condition and Reports of Income of BANK IV, National Association and BANK IV Oklahoma, National Association (individually, a "Subsidiary Bank"; collectively, the "Subsidiary Banks") for 1994 and June 30, 1995, respectively, as currently on file with the Office of the Comptroller of the Currency (the "O.C.C.") (together, the "Fourth Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory accounting reporting differences required by the Subsidiary Banks' reports) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 2.05.  ABSENCE OF CHANGES.  Since December 31, 1994, there has not
    ------------   ------------------
been any change in the financial condition, the results of operations or the business of Fourth and its subsidiaries taken as a whole which would have a Material Adverse Effect on Fourth, except as disclosed by Fourth since December 31, 1994 in its periodic reports filed with the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since the date of their respective most recent O.C.C. examination report, there has been no change in the financial condition, the results of operations or the business of either of the Subsidiary Banks which would have a Material Adverse Effect on either of the Subsidiary Banks, except as disclosed by such Subsidiary Banks since December 31, 1994 in their respective quarterly Reports of Condition and Reports of Income filed with the O.C.C.

    SECTION 2.06.  REGULATORY ENFORCEMENT MATTERS.  Except as may be disclosed
    ------------   ------------------------------
in Section 2.06 of the Disclosure Schedule, neither Fourth nor any Subsidiary Bank or any other of its subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been since January 1, 1993, a recipient of any supervisory letter from, or since January 1, 1993, has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Fourth or any of its subsidiaries been advised since January 1, 1993, by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. As used in this Agreement, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Fourth or any of its subsidiaries.

    SECTION 2.07.  TAX MATTERS.
    ------------   -----------

    (a) Each of Fourth and its subsidiaries has filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as set forth in Section 2.07(a) of the Disclosure Schedule or except as it may relate to a Tax or Tax liability that Fourth is in good faith contesting, neither Fourth nor its subsidiaries are (a) delinquent in the payment of any Taxes (as defined below in this Section 2.07) shown on such returns or reports or on any written assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes. Except as set forth in Section 2.07(a) of the Disclosure Schedule, the United States Federal income tax returns of Fourth and its subsidiaries have been examined by the Internal Revenue Service (the "I.R.S.") and any liability with respect thereto has been satisfied for all years to and including 1990, and either no material deficiencies were asserted as a result of such examination for which Fourth does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of Fourth for the year ended December 31, 1994, is adequate to cover all of the liabilities for Taxes of Fourth and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1994. As used in this Agreement, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

    (b) Except as set forth in Section 2.07(b) of the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Fourth or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Fourth Employee Plan (as defined in Section 2.14(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

    (c) Except as set forth in Section 2.07(c) of the Disclosure Schedule, Fourth has not been subject to any disallowance of a deduction under Section 162(m) of the Code nor does Fourth reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Fourth ended on or before the Closing Date.

    SECTION 2.08.  LITIGATION.  Except as may be disclosed in Section 2.08 of
    ------------   ----------
the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Fourth, threatened, against Fourth or any of its subsidiaries, or of which the property of Fourth or any of its subsidiaries is or would be subject, which would have a Material Adverse Effect on Fourth.

    SECTION 2.09.  EMPLOYMENT AGREEMENTS.  Except as may be disclosed in Section
    ------------   ---------------------
2.09 of the Disclosure Schedule, neither Fourth nor any of its subsidiaries is a party to or bound by any agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer or employee which, by its terms, is not terminable by Fourth or such subsidiary on thirty (30) days written notice or less without the payment of any amount in excess of $25,000 by reason of such termination. A true, accurate and complete list of each such agreement and any and all amendments or supplements thereto is included in Section 2.09 of the Disclosure Schedule.

    SECTION 2.10.  REPORTS.  Except as may be disclosed in Section 2.10 of the
    ------------   -------
Disclosure Schedule, Fourth and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the O.C.C., (iii) the Federal Deposit Insurance Corporation (the "F.D.I.C."), (iv) the S.E.C., (v) any state securities authorities, (vi) Nasdaq, and (vii) any other Regulatory Agency with jurisdiction over Fourth or any of its subsidiaries. As of their respective dates, each of such reports and documents, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

    SECTION 2.11.  LOAN PORTFOLIO.  Except as may be disclosed in Section 2.11
    ------------   --------------
of the Disclosure Schedule, (i) the loans and discounts shown on the Fourth Financial Statements or which were entered into after the date of the most recent balance sheet included in the Fourth Financial Statements were and will be made in all material respects in the ordinary course of the business of Fourth and its subsidiaries, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity, (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be, and (iii) Fourth and its subsidiaries have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of such loans.

    SECTION 2.12.  INVESTMENT PORTFOLIO.  All United States Treasury securities,
    ------------   --------------------
obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Fourth or its subsidiaries, as reflected in the latest consolidated balance sheet of Fourth included in the Fourth Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts in accordance with generally accepted accounting principles, specifically including but not limited to FAS 115.

    SECTION 2.13.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.  All interest rate
    ------------   -----------------------------------------
swaps, caps, floors, option agreements and other interest rate risk management agreements with third parties, whether entered into for the account of Fourth or its subsidiaries or for the account of a customer of Fourth or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Fourth or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Fourth and each of its subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Fourth's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    SECTION 2.14.  EMPLOYEE MATTERS AND ERISA.
    ------------   --------------------------

    (a) Except as may be disclosed in Section 2.14(a) of the Disclosure Schedule, neither Fourth nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Fourth or any of its subsidiaries and to the knowledge of Fourth there is no present effort nor existing proposal to attempt to unionize any group of employees of Fourth or any of its subsidiaries.

    (b) Except as may be disclosed in Section 2.14(b) of the Disclosure Schedule, (i) Fourth and its subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Fourth nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no material unfair labor practice complaint against Fourth or any subsidiary pending or, to the knowledge of Fourth, threatened before the National Labor Relations Board,
(iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Fourth, threatened against or directly affecting Fourth or any subsidiary, and (iv) neither Fourth nor any subsidiary has experienced any material work stoppage or other material labor difficulty during the past five (5) years.

    (c) Except as may be disclosed in Section 2.14(c) of the Disclosure Schedule, neither Fourth nor any subsidiary maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of Fourth or any subsidiary (the "Fourth Employee Plans"). To the knowledge of Fourth, no present or former employee of Fourth or any subsidiary has been charged with breaching nor has breached a fiduciary duty under any of the Fourth Employee Plans. Neither Fourth nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Section 2.14(c) of the Disclosure Schedule, neither Fourth nor any subsidiary maintains, contributes to, or participates in, any plan that provides health, major medical, disability or life insurance benefits to former employees of Fourth or any subsidiary.

    (d) All liabilities of the Fourth Employee Plans subject to Title IV of ERISA have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No actuarial assumptions have been changed since the last written report of actuaries on such Fourth Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full to the extent due, subject only to normal retrospective adjustments in the ordinary course. Except as may be noted on the Fourth Financial Statements, Fourth and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA as of December 31, 1994. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has ever been incurred with respect to any of the Fourth Employee Plans, whether or not waived.

No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Fourth Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending or, to the knowledge of Fourth, threatened or imminent with respect to any Fourth Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Fourth or any of its subsidiaries would be liable after December 31, 1994, except as is reflected on the Fourth Financial Statements. After December 31, 1994, Fourth and its subsidiaries have no liability for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Fourth Employee Plan. All Fourth Employee Plans have been operated, administered and maintained materially in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA.

    (e) Except as may be disclosed in Section 2.14(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events) will (i) result in any material payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any director, officer or employee of Fourth or any of its affiliates from Fourth or any of its affiliates under any Fourth Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Fourth Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    SECTION 2.15.  TITLE TO PROPERTIES; INSURANCE.  Except as may be disclosed
    ------------   ------------------------------
in Section 2.15 of the Disclosure Schedule, (i) Fourth and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Fourth Financial Statements and easements, rights-of-way, and other restrictions which are not material) to all of their real properties (except Other Real Estate Owned, as such real estate is internally classified on the books of Fourth or its subsidiaries), (ii) all leasehold interests for real property and any material personal property used by Fourth and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Fourth, threatened with respect to such properties, (iv) Fourth and its subsidiaries have valid title or other ownership rights under licenses to all material intangible personal or intellectual property necessary to conduct the business and operations of Fourth and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property, and (v) all material insurable properties owned or held by Fourth and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size.

    SECTION 2.16.  ENVIRONMENTAL MATTERS.
    ------------   ---------------------

    (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which Fourth and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the

Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

    (b) Except as may be disclosed in Section 2.16 of the Disclosure Schedule, neither the conduct nor operation of Fourth or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of Fourth and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Fourth and its subsidiaries of Environmental Laws or obligate (or potentially obligate) Fourth or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to Fourth and its subsidiaries. Except as may be disclosed in Section 2.16 of the Disclosure Schedule, neither Fourth nor any of its subsidiaries has received any notice from any person or entity that Fourth or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

    SECTION 2.17.  COMPLIANCE WITH LAW.  Fourth and Subsidiary Banks have all
    ------------   -------------------
material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 2.18.  BROKERAGE.  Except as may be disclosed in Section 2.18 of the
    ------------   ---------
Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Fourth or its subsidiaries.

    SECTION 2.19.  NON-BANKING ACTIVITIES OF FOURTH AND ITS SUBSIDIARIES.
    ------------   -----------------------------------------------------
Neither Fourth nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the B.H.C.A. Without limiting the generality of the foregoing, any equity investment of Fourth and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the B.H.C.A.

    SECTION 2.20.  TRUST ADMINISTRATION.  Each Subsidiary Bank and each other
    ------------   --------------------
subsidiary of Fourth which is a trust company or otherwise acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Fourth. Neither Fourth, any subsidiary of Fourth, nor any director, officer or employee of Fourth or any of its subsidiaries acting on behalf of Fourth or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on Fourth. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Fourth, threatened, against or affecting Fourth or any of its subsidiaries relating to the compliance by Fourth or any such subsidiary with sound fiduciary principles and applicable regulations which would have a Material Adverse Effect on Fourth.

    SECTION 2.21.  STATE TAKEOVER LAWS.  The Board of Directors of Fourth has
    ------------   -------------------
approved the transactions contemplated by this Agreement and the Fourth Option Agreement such that Article VIII of the Articles of Incorporation of Fourth and the provisions of KAN. STAT. ANN. (S)(S) 17-1286 et seq. and 17-12,100 et seq. will not apply to this Agreement or the Fourth Option Agreement or any of the transactions contemplated hereby or thereby.

    SECTION 2.22.  POOLING OF INTERESTS; TAX-FREE REORGANIZATION.  As of the
    ------------   ---------------------------------------------
date of this Agreement, Fourth has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

    SECTION 2.23.  CERTAIN CONTRACTS.  Except as disclosed in Section 2.23 of
    ------------   -----------------
the Disclosure Schedule or filed or incorporated by reference in periodic reports filed by Fourth with the S.E.C. under the Exchange Act, neither Fourth nor any of its subsidiaries is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the S.E.C. or any other contract not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Fourth's subsidiaries), (ii) any agreement restricting the nature or geographic scope of any line of business or activity of Fourth or its subsidiaries, or
(iii) any agreement, indenture or other instrument relating to the borrowing of money by Fourth or any of its subsidiaries or the guarantee by Fourth or any of its subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business.

    SECTION 2.24.  NO UNDISCLOSED LIABILITIES.  Fourth and its subsidiaries do
    ------------   --------------------------
not have any material liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Fourth or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Fourth Financial Statements, (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Fourth and its subsidiaries since the date of the most recent balance sheet included in the Fourth Financial Statements, and (iii) as may be disclosed in Section 2.24 of the Disclosure Schedule.

    SECTION 2.25.  FAIR LENDING; COMMUNITY REINVESTMENT ACT.  As of the date
    ------------   ----------------------------------------
hereof, with the exception of routine investigation of consumer complaints, neither Fourth nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. As of the date hereof, each of Fourth's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "1" or "2" in its most recent CRA examination.

    SECTION 2.26.  STATEMENTS TRUE AND CORRECT.  None of the information
    ------------   ---------------------------
supplied or to be supplied by Fourth or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Joint Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any other documents to be filed with the S.E.C., Nasdaq or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Boatmen's and Fourth and at the time of the Boatmen's Shareholders' Meeting (as defined in Section 5.01(c) hereof) and the Fourth Shareholders' Meeting (as defined in
Section 4.03 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Fourth is responsible for filing with the S.E.C., Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                 ARTICLE THREE
                                 -------------

                REPRESENTATIONS OF BOATMEN'S AND ACQUISITION SUB
                ------------------------------------------------

    Boatmen's and Acquisition Sub hereby make the following representations and warranties:

    SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.
    ------------   ------------------------------

    (a) Boatmen's is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Missouri with full corporate power and authority to carry on its business as it is now being conducted. Boatmen's is a bank holding company registered with the Federal Reserve Board under the B.H.C.A. Acquisition Sub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Kansas with full corporate power and authority to carry on its business as it is now being conducted.

    (b) The authorized capital stock of Boatmen's consists of (i) 200,000,000 shares of Boatmen's Common, of which, as of August 23, 1995, 129,350,750 shares were issued and outstanding, and (ii) 10,300,000 Cumulative Preferred Shares, no par value per share, of which 35,045 shares are designated "7% Cumulative Redeemable Preferred Stock, Series B", $100.00 stated value per share (the "Boatmen's Series B Preferred Stock"), and 2,000,000 shares are designated "Junior Participating Preferred Stock, Series C", no par value per share (the "Boatmen's Series C Preferred Stock"). No shares of the Boatmen's Series C Preferred Stock are issued and outstanding and 11,321 shares of the Boatmen's Series B Preferred Stock were issued and outstanding as of August 23, 1995. All of the issued and outstanding shares of Boatmen's Common and Boatmen's Series B Preferred Stock are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Boatmen's Common has been issued in violation of any preemptive rights of the current or past shareholders of Boatmen's. As of August 23, 1995, Boatmen's had outstanding options and other rights to acquire not more than 4,911,941 shares of Boatmen's Common and no shares of the Boatmen's Series B Preferred Stock or the Boatmen's Series C Preferred Stock.

    (c) Acquisition Sub has authorized capital of 10,000 shares of common stock, par value one dollar ($1.00) per share (the "Acquisition Sub Common"). As of the date hereof, 1,000 shares of Acquisition Sub Common are issued and outstanding, fully paid and non-assessable and owned by Boatmen's.

    (d) The shares of Boatmen's Common and Boatmen's Preferred that are to be issued to the shareholders of Fourth pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable, free of preemptive rights with no personal liability attaching to the ownership thereof.

    SECTION 3.02.  AUTHORIZATION.  The Board of Directors of Boatmen's and the
    ------------   -------------
Board of Directors and sole shareholder of Acquisition Sub have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their respective duly authorized officers and the performance by such respective entity of their obligations hereunder. Nothing in the articles of incorporation or bylaws of Boatmen's or Acquisition Sub, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries are bound or subject would prohibit Boatmen's or Acquisition Sub from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Boatmen's and Acquisition Sub and constitutes a legal, valid and binding obligation of Boatmen's and Acquisition Sub, enforceable against Boatmen's and Acquisition Sub in accordance with its terms and, except for the requisite approval of the shareholders of Boatmen's, no other corporate acts or proceedings are required to be taken by Boatmen's or Acquisition Sub to authorize the execution, delivery and performance of this Agreement. Boatmen's and its subsidiaries are neither in default under nor in violation of any provision of their articles of incorporation or association, as the case may be, bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement, whether written or oral, which default or violation would have a Material Adverse Effect on Boatmen's, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Except for the requisite approval of the Federal Reserve Board, the Oklahoma State Bank Department and the Kansas State Banking Board, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by Boatmen's or Acquisition Sub.

    SECTION 3.03.  SUBSIDIARIES.  Each of The Boatmen's National Bank of St.
    ------------   ------------
Louis, Boatmen's First National Bank of Kansas City, Boatmen's Sunwest, Inc. and Boatmen's Arkansas, Inc. (collectively, "Boatmen's Significant Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

    SECTION 3.04.  FINANCIAL INFORMATION.  The consolidated balance sheets of
    ------------   ---------------------
Boatmen's and its subsidiaries as of December 31, 1993 and 1994 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1994, together with the notes thereto, included in Boatmen's Form 10-K for the year ended December 31, 1994, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of Boatmen's and its subsidiaries as of March 31, 1995 and June 30, 1995 and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six
(6) months, respectively, then ended included in Boatmen's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C. (together, the "Boatmen's Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Boatmen's and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

    SECTION 3.05.  ABSENCE OF CHANGES.  Since December 31, 1994, there has not
    ------------   ------------------
been any change in the financial condition, the results of operations or the business of Boatmen's and its subsidiaries taken as a whole which would have a Material Adverse Effect on Boatmen's, except as disclosed by Boatmen's since December 31, 1994 in its periodic reports filed with the S.E.C. under the Exchange Act.

    SECTION 3.06.  LITIGATION.  There is no litigation, claim or other
    ------------   ----------
proceeding pending or, to the knowledge of Boatmen's, threatened, against Boatmen's or any of its subsidiaries, or of which the property of Boatmen's or any of its subsidiaries is or would be subject which would have a Material Adverse Effect on Boatmen's.

    SECTION 3.07.  REPORTS.  Boatmen's and each of Boatmen's Significant
    ------------   -------
Subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the S.E.C., (ii) the Federal Reserve Board, (iii) the O.C.C., (iv) the F.D.I.C., (v) any applicable state securities or banking authorities having jurisdiction, (vi) Nasdaq, and (vii) any other Regulatory Agency with jurisdiction over Boatmen's or any of Boatmen's Significant Subsidiaries. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

    SECTION 3.08.  COMPLIANCE WITH LAW.  Boatmen's and Boatmen's Significant
    ------------   -------------------
Subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance in all material respects with all applicable laws and regulations.

    SECTION 3.09.  POOLING OF INTERESTS; TAX-FREE REORGANIZATION.  As of the
    ------------   ---------------------------------------------
date of this Agreement, Boatmen's has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

    SECTION 3.10.  TAX MATTERS.  Each of Boatmen's and its subsidiaries has
    ------------   -----------
filed with the appropriate governmental agencies all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it. Except as it may relate to a Tax or Tax liability that Boatmen's is in good faith contesting, neither Boatmen's nor its subsidiaries are (a) delinquent in the payment of any Taxes shown on such returns or reports or on any written assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes. The United States Federal income tax returns of Boatmen's and its subsidiaries have been examined by the I.R.S. and any liability with respect thereto has been satisfied for all years to and including 1989, and either no material deficiencies were asserted as a result of such examination for which Boatmen's does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of Boatmen's for the year ended December 31, 1994, is adequate to cover all of the liabilities for Taxes of Boatmen's and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1994.

    SECTION 3.11.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.  All interest rate
    ------------   -----------------------------------------
swaps, caps, floors, option agreements and other interest rate risk management agreements with third parties, whether entered into for the account of Boatmen's or its subsidiaries or for the account of a customer of Boatmen's or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Boatmen's or one of its subsidiaries enforceable in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Boatmen's and each of its subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Boatmen's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    SECTION 3.12.  BROKERAGE.  Except for fees payable to Donaldson, Lufkin &
    ------------   ---------
Jenrette, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Boatmen's or its subsidiaries.

    SECTION 3.13.  NON-BANKING ACTIVITIES OF BOATMEN'S AND ITS SUBSIDIARIES.
    ------------   --------------------------------------------------------
Neither Boatmen's nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the B.H.C.A. Without limiting the generality of the foregoing, any equity investment of Boatmen's and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the B.H.C.A.

    SECTION 3.14.  STATE TAKEOVER LAWS.  The Board of Directors of Boatmen's has
    ------------   -------------------
approved the transactions contemplated by this Agreement such that the provisions of Section 351.459 of the General and Business Corporation Law of Missouri will not apply to this Agreement or any of the transactions contemplated hereby.

    SECTION 3.15.  FAIR LENDING; COMMUNITY REINVESTMENT ACT.  As of the date
    ------------   ----------------------------------------
hereof, with the exception of routine investigation of consumer complaints, neither Boatmen's nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. As of the date hereof, each of Boatmen's depository institution subsidiaries as of the date hereof received a CRA rating of "1" or "2" in its most recent CRA examination.

    SECTION 3.16.  KNOWLEDGE AS TO CERTAIN CONDITIONS.  As of the date hereof,
    ------------   ----------------------------------
Boatmen's knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 6.01(d) hereof will not be obtained in a timely manner or why the accountant's letter referred to in
Section 6.01(f) hereof cannot be obtained.

    SECTION 3.17.  REGULATORY ENFORCEMENT MATTERS.  Neither Boatmen's nor any of
    ------------   ------------------------------
its subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any

Regulatory Agreement that materially impairs the ability of Boatmen's to obtain the regulatory approvals of the Merger.

    SECTION 3.18.  STATEMENTS TRUE AND CORRECT.  None of the information
    ------------   ---------------------------
supplied or to be supplied by Boatmen's or Acquisition Sub for inclusion in (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, and (iii) any other documents to be filed with the S.E.C., Nasdaq or any banking or other regulatory authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Boatmen's and Fourth and at the time of the Boatmen's Shareholders' Meeting and the Fourth Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Boatmen's is responsible for filing with the S.E.C., Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                  ARTICLE FOUR
                                  ------------

                              AGREEMENTS OF FOURTH
                              --------------------

    SECTION 4.01.  BUSINESS IN ORDINARY COURSE.
    ------------   ---------------------------

    (a) Fourth shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date of this Agreement, except that Fourth may declare and pay its regular quarterly dividend on the Fourth Common not to exceed $0.29 per share and its regular quarterly dividend on the Fourth Preferred at approximately the same times during each quarter which it has historically declared and paid such dividends; provided, however, that beginning in the fourth quarter of 1995 and for each quarter thereafter Fourth may declare and pay a conforming quarterly dividend on the Fourth Common not to exceed $0.37 per share and, in order to take into account the fact that Boatmen's quarterly dividend is paid one month later than Fourth's quarterly dividend, Fourth may pay an additional one time conforming dividend in a per share amount equal to $0.10; provided, further, that Fourth and Boatmen's shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Fourth shareholders shall receive a quarterly dividend from either Fourth or Boatmen's but not from both during or with respect to such quarter.

    (b) Fourth shall, and shall cause each of its subsidiaries to, continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, and by way of amplification and not limitation, Fourth and each of its subsidiaries will not, without the prior written consent of Boatmen's (which shall not be unreasonably withheld):

             (i) issue any Fourth Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Fourth Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Fourth or any of its subsidiaries (except for the issuance of Fourth Common pursuant to the valid exercise of Fourth Stock Options, as defined in Section 5.04(a) hereof, which are outstanding on the date of this Agreement, or pursuant to the Fourth Option Agreement, or pursuant to the conversion of the Fourth Preferred pursuant to the terms thereof); or

             (ii) directly or indirectly redeem, purchase or otherwise acquire any Fourth Common or any other capital stock of Fourth or its subsidiaries; or

             (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize; or

             (iv) change its certificate or articles of incorporation or association, as the case may be, or bylaws; or

             (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law, adopt or make any change in any bonus, insurance, pension, or other Fourth Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

             (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others except in the ordinary course of business; or

             (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, in principal amounts in excess of $6 million or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $6 million (excluding for this purpose any accrued interest or overdrafts) (a "Pre-Approval Loan"), without the prior written consent of Boatmen's, acting through its Executive Vice President-Loan Administration or such other designee as Boatmen's may give notice of to Fourth; provided, however, that if Boatmen's should not consent in writing to a Pre-Approval Loan, neither Boatmen's nor its subsidiaries shall make or commit to make such Pre-Approval Loan; or

             (viii) purchase or otherwise acquire any investment security for its own account having an average remaining life to maturity greater than five (5) years or any asset-backed securities other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; or

             (ix) enter into any agreement, contract or commitment out of the ordinary course of business other than letters of credit, loan agreements, deposit agreements, and other lending, credit and deposit agreements and documents made in the ordinary course of business; or

             (x) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

             (xi) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Fourth or its subsidiaries or any claims which Fourth or its subsidiaries may possess or waive any material rights with respect thereto; or

             (xii) sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Fourth and its subsidiaries; or

             (xiii) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Fourth and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

             (xiv) commit any act or fail to do any act which will cause a breach of any agreement, contract or commitment and which will have a Material Adverse Effect on Fourth; or

             (xv) violate any law, statute, rule, governmental regulation, or order, which violation might have a Material Adverse Effect on Fourth; or

             (xvi) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $500,000; or

             (xvii) take any action which would adversely effect or delay the ability of either Boatmen's or Fourth to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Fourth Option Agreement.

    (c) Fourth and its subsidiaries shall not, without the prior written consent of Boatmen's, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Fourth contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

    (d) Fourth shall promptly notify Boatmen's in writing of the occurrence of any matter or event known to and directly involving Fourth, which would not include any changes in conditions that affect the banking industry generally, that would constitute a Material Adverse Effect on Fourth.

    (e) Fourth shall not, on or before the earlier of the Closing Date or the date of termination of this Agreement, solicit or encourage, or, subject to the fiduciary duties of its directors as advised by counsel, hold discussions or negotiations with or provide any information to, any person in connection with, any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Fourth Common or other securities of Fourth and its subsidiaries. Fourth shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise Boatmen's of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

    SECTION 4.02.  BREACHES.  Fourth shall, in the event it has knowledge of the
    ------------   --------
occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Boatmen's and use its best efforts to prevent or promptly remedy the same.

    SECTION 4.03.  SUBMISSION TO SHAREHOLDERS.  Fourth shall cause to be duly
    ------------   --------------------------
called and held, on a date mutually selected by Boatmen's and Fourth, a special meeting of its shareholders (the "Fourth Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such Fourth shareholders as required by the Corporate Law. In connection with the Fourth Shareholders' Meeting, (i) Fourth shall cooperate and assist Boatmen's in preparing and filing a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") with the S.E.C. and Fourth shall mail it to its shareholders, (ii) Fourth shall furnish Boatmen's all information concerning itself that Boatmen's may reasonably request in connection with such Joint Proxy Statement/Prospectus, and
(iii) the Board of Directors of Fourth (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such shareholder approval.

    SECTION 4.04.  CONSENTS TO CONTRACTS AND LEASES.  Fourth shall use its best
    ------------   --------------------------------
efforts to obtain all necessary consents with respect to all interests of Fourth and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

    SECTION 4.05.  CONSUMMATION OF AGREEMENT.  Fourth shall use its best efforts
    ------------   -------------------------
to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger promptly in accordance with the terms and provisions hereof. Fourth shall furnish to Boatmen's in a timely manner all information, data and documents in the possession of Fourth requested by Boatmen's as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the S.E.C. a registration statement on Form S-4 (the "Registration Statement") relating to the shares of Boatmen's Common and Boatmen's Preferred to be issued to the shareholders of Fourth pursuant to the Merger and this Agreement and shall otherwise cooperate fully with Boatmen's to carry out the purpose and intent of this Agreement.

    SECTION 4.06.  ENVIRONMENTAL REPORTS.  Fourth shall provide to Boatmen's, as
    ------------   ---------------------
soon as reasonably practical, but not later than sixty (60) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Fourth or its subsidiaries as of the date hereof (but excluding space in retail and similar establishments leased by Fourth for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Fourth or its subsidiaries after the date hereof (but excluding space in retail and similar establishments leased by Fourth for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiii) hereof. If required by the phase one investigation in Boatmen's reasonable opinion, Fourth shall provide to Boatmen's a report of a phase two investigation on properties requiring such additional study. Boatmen's shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Fourth of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures required by applicable law or reasonably likely to be required by applicable law, in the aggregate, exceed the sum of Twenty Million Dollars ($20,000,000) as reasonably estimated by an environmental expert retained for such purpose by Boatmen's and reasonably acceptable to Fourth, then Boatmen's shall have the right pursuant to
Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate, to terminate this Agreement, which shall be Boatmen's sole remedy in such event; provided, however, that for purposes of determining the cost of all remedial or other corrective actions and measures as provided in this sentence, there shall be excluded any such costs which arise from or are attributable to the contamination of the ground water underneath the banking facilities owned by Fourth in the downtown business district of Wichita, Kansas provided (i) such contamination originated from sources other than such Fourth owned property, and (ii) liability for the clean-up and remediation of such contamination continues to be undertaken by the City of Wichita, Kansas or another governmental entity.

    SECTION 4.07.  RESTRICTION ON RESALES.  Fourth shall use its best efforts to
    ------------   ----------------------
obtain and deliver to Boatmen's, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.07 hereto, of each person who may reasonably be deemed an "affiliate" of Fourth within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), regarding (i) compliance with the provisions of such Rule 145, and (ii) compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares of Fourth Common, Fourth Preferred, Boatmen's Common or Boatmen's Preferred (or reduction of risk with respect thereto) until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

    SECTION 4.08.  SUBSIDIARY BANK MERGERS.  Upon the request of Boatmen's,
    ------------   -----------------------
Fourth shall cause one or more of the Subsidiary Banks to enter into one or more merger agreements with any wholly-owned banking subsidiary of Boatmen's, and take all other actions and cooperate with Boatmen's in causing such merger or mergers, as the case may be (the "Subsidiary Bank Mergers") to be effected.
Such subsidiary bank merger agreement or agreements shall provide, in addition to customary terms for the combination of subsidiary bank operations in transactions such as this: (i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by Boatmen's, and (ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Merger shall not be conditioned upon the consummation of the Subsidiary Bank Mergers.

    SECTION 4.09.  ACCESS TO INFORMATION.  Fourth shall permit Boatmen's
    ------------   ---------------------
reasonable access in a manner which will avoid undue disruption or interference with Fourth's normal operations to its properties and shall disclose and make available to Boatmen's, unless prohibited by applicable law, all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Boatmen's may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Fourth shall deliver to Boatmen's within twenty
(20) business days after the date hereof a true, accurate and complete copy of each written plan or program disclosed in Section 2.14(c) of the Disclosure Schedule and, with respect to each such plan or program, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) lists of all current participants and all participants with benefit entitlements, (iv) contracts relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) determination letters from the I.R.S., (viii) the most recent annual report filed with the I.R.S., (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements. Boatmen's will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.


                                  ARTICLE FIVE
                                  ------------

                  AGREEMENTS OF BOATMEN'S AND ACQUISITION SUB
                  -------------------------------------------

    SECTION 5.01.  REGULATORY APPROVALS AND REGISTRATION STATEMENT; SUBMISSION
    ------------   -----------------------------------------------------------
TO SHAREHOLDERS.
---------------

    (a) Boatmen's shall promptly file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board, the Oklahoma State Bank Department and the Kansas State Banking Board. Boatmen's shall provide Fourth a complete copy of such applications and any other submissions in the form in which Boatmen's intends to submit such applications and submissions for its review and comment prior to the filing thereof with the appropriate Regulatory Agency. Boatmen's shall keep Fourth reasonably informed as to the status of such applications and make available to Fourth copies of such applications and any supplementally filed materials.

    (b) Boatmen's shall promptly file with the S.E.C. the Registration Statement relating to the shares of Boatmen's Common and Boatmen's Preferred to be issued to the shareholders of Fourth pursuant to this Agreement, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the shareholders of Boatmen's and Fourth, at the time of the Boatmen's Shareholders' Meeting and the Fourth Shareholders' Meeting and at the Effective Time, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. Boatmen's shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. Boatmen's shall promptly and properly prepare and file (i) any application required to list on Nasdaq the shares of Boatmen's Common and Boatmen's Preferred to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

    (c) Boatmen's shall cause to be duly called and held, on a date mutually selected by Boatmen's and Fourth, a special meeting of its shareholders (the "Boatmen's Shareholders' Meeting") for submission of the transactions contemplated by this Agreement for approval of such Boatmen's shareholders. In connection with the Boatmen's Shareholders' Meeting, (i) Boatmen's shall prepare and file the Joint

Proxy Statement/Prospectus with the S.E.C. and mail it to its shareholders, and
(ii) the Board of Directors of Boatmen's shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of this Agreement and the Merger contemplated hereby and use its best efforts to obtain such shareholder approval.

    SECTION 5.02.  BREACHES.  Boatmen's shall, in the event it has knowledge of
    ------------   --------
the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Fourth and use its best efforts to prevent or promptly remedy the same.

    SECTION 5.03.  CONSUMMATION OF AGREEMENT.  Boatmen's and Acquisition Sub
    ------------   -------------------------
shall use their respective best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger promptly in accordance with the terms and conditions of this Agreement.

    SECTION 5.04.  STOCK OPTIONS.
    ------------   -------------

    (a) At the Effective Time, each outstanding option to purchase shares of Fourth Common (a "Fourth Stock Option") issued pursuant to the Amended and Restated Fourth Financial Corporation 1981 Incentive Stock Option Plan, the Amended and Restated Fourth Financial Corporation 1986 Incentive Stock Option Plan, the Fourth Financial Corporation 1993 Incentive Stock Option Plan, the Fourth Financial Corporation Non-Employee Directors Stock Option Plan and the Fourth Financial Corporation 1993 Employee Stock Purchase Plan (together, the "Stock Option Plans") whether or not exercisable or vested, shall be assumed by Boatmen's as hereinafter provided. Each Fourth Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Fourth Stock Option, the same number of full shares of Boatmen's Common as the holder of such Fourth Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to
(y) the aggregate exercise price for Fourth Common otherwise purchasable pursuant to such Fourth Stock Option divided by (z) the number of full shares of Boatmen's Common deemed purchasable pursuant to such Fourth Stock Option. In no event shall Boatmen's be required to issue fractional shares of Boatmen's Common.

    (b) As soon as practicable after the Effective Time, Boatmen's shall deliver to each holder of Fourth Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Option Plans, and the agreements evidencing the grants of such Fourth Stock Options shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.04 after giving effect to the Merger and the assumption by Boatmen's as set forth above). To the extent necessary to effectuate the provisions of this Section 5.04, Boatmen's may deliver new or amended agreements reflecting the terms of each Fourth Stock Option assumed by Boatmen's and amend the Stock Option Plans to reflect the terms hereof.

    (c) As soon as practicable after the Effective Time, Boatmen's shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of Boatmen's Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

    (d) The adjustment provided in this Section 5.04 with respect to any Fourth Stock Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    SECTION 5.05.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
    ------------   -----------------------------------------------
INDEMNIFICATION.
---------------

    (a) Following the Effective Time, Boatmen's will provide the directors and officers of Fourth and its subsidiaries with the same directors' and officers' liability insurance coverage that Boatmen's provides to directors and officers of its other banking subsidiaries generally, and, in addition, for a period of five (5) years will use its best efforts to continue Fourth's directors' and officers' liability insurance coverage with respect to actions occurring prior to the Effective Time to the extent that such coverage is obtainable for an aggregate premium not to exceed 200% of the annual premium presently being paid by Fourth. If the premium of such insurance would exceed such maximum amount, Boatmen's shall use its best efforts to procure such level of insurance having the coverage described above as can be obtained for a premium equal to such maximum amount.

    (b) For ten (10) years after the Effective Time, Boatmen's shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Fourth and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Fourth Option Agreement) to the full extent then permitted under the Corporate Law and by Fourth's Articles of Incorporation as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any action or suit.

    (c) If after the Effective Time Boatmen's or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Boatmen's shall assume any remaining obligations set forth in this
Section 5.05.

    SECTION 5.06.  EMPLOYEE BENEFITS.  Boatmen's shall, with respect to each
    ------------   -----------------
employee of Fourth or its subsidiaries at the Closing Date who continues in employment with Fourth, Boatmen's or any of their respective subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 5.06. Subject to the right of subsequent amendment, modification or termination in Boatmen's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of Boatmen's, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Boatmen's subsidiaries (the "Boatmen's Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by Fourth after the Closing Date. Fourth employees will be eligible to participate on the same basis as similarly situated employees of other Boatmen's subsidiaries. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Boatmen's subsidiaries. Boatmen's may terminate or modify all Fourth Employee Plans except insofar as benefits thereunder shall have vested on the Closing Date and cannot be modified and Boatmen's obligation under this Section 5.06 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, Boatmen's shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Boatmen's Employee Plans in which Continued Employees may participate, credit each Continued Employee with his or her term of service with Fourth and its subsidiaries.

    SECTION 5.07.  BOARD COMPOSITION.  Boatmen's Board of Directors shall take
    ------------   -----------------
all requisite action to elect two (2) persons as directors of Boatmen's effective as of the first meeting of Boatmen's Board of Directors after the Effective Time, which persons shall be selected by Fourth subject to approval by Boatmen's.

    SECTION 5.08.  OTHER AGREEMENTS.  After the date hereof, (i) neither
    ------------   ----------------
Boatmen's nor any of its subsidiaries shall enter into any agreement to acquire or merge with another company which results in the Federal Reserve Board disapproving or materially delaying approval of the Merger, (ii) Boatmen's shall not, without the prior written consent of Fourth, engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties of Boatmen's contained in Article Three hereof, if such representations and warranties were given as of the date of such transaction or action, (iii) Boatmen's shall promptly notify Fourth in writing of the occurrence of any matter or event known to and directly involving Boatmen's, which would not include any changes in conditions that affect the banking industry generally, that would constitute a Material Adverse Effect on Boatmen's, (iv) Boatmen's shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Fourth and use its best efforts to prevent or promptly remedy the same, and (v) Boatmen's shall not declare or pay any extraordinary or special dividend on the Boatmen's Common.

    SECTION 5.09.  ACCESS TO INFORMATION.  Boatmen's shall permit Fourth
    ------------   ---------------------
reasonable access in a manner which will avoid undue disruption or interference with Boatmen's normal operations to its properties and shall disclose and make available to Fourth, unless prohibited by applicable law, all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Fourth may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Fourth will hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

                                 ARTICLE SIX
                                 -----------

                       CONDITIONS PRECEDENT TO THE MERGER
                       ----------------------------------

    SECTION 6.01.  CONDITIONS TO BOATMEN'S OBLIGATIONS.  Boatmen's and
    ------------   -----------------------------------
Acquisition Sub's obligations to effect the Merger shall be subject to the satisfaction (or waiver by Boatmen's) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Fourth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made as of a specified date which shall be true and correct as of such date); provided, however, that (i) in determining whether or not the condition contained in this
Section 6.01(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this Section 6.01(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a Material Adverse Effect on Fourth;

    (b) Fourth shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Boatmen's and Fourth, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; provided, however, that the condition contained in this
Section 6.01(d) shall be deemed to be satisfied notwithstanding the failure of Fourth to receive any third-party non-Regulatory Agency consents provided (i) Fourth used its reasonable efforts to obtain such consents, and (ii) the failure to obtain such consents shall not constitute, individually or in the aggregate, a Material Adverse Effect on Fourth;

    (e) Boatmen's shall have received all documents required to be received from Fourth on or prior to the Closing Date as set forth in Section 1.11 hereof, all in form and substance reasonably satisfactory to Boatmen's;

    (f) Boatmen's shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, L.L.P., its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

    (g) The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.; and

    (h) Boatmen's shall have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the holders of shares of Fourth Common or Fourth Preferred upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of Boatmen's Common and Boatmen's Preferred received by the shareholders of Fourth will be the same as the basis of shares of Fourth Common or Fourth Preferred, as the case may be, exchanged therefor, and (iv) the holding period of the shares of Boatmen's Common and Boatmen's Preferred received by such shareholders will include the holding period of the shares of Fourth Common or Fourth Preferred, as the case may be, exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

    SECTION 6.02.  CONDITIONS TO FOURTH'S OBLIGATIONS.  Fourth's obligation to
    ------------   ----------------------------------
effect the Merger shall be subject to the satisfaction (or waiver by Fourth) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Boatmen's and Acquisition Sub in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date (except for any such representations and warranties made as of a specified date which shall be true and correct as of such date); provided, however, that with the exception of the representation and warranty set forth in Section 3.01(d) hereof, which shall be true and correct in all respects on and as of the Closing Date, (i) in determining whether or not the condition contained in this Section 6.02(a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect, and (ii) the condition contained in this
Section 6.02(a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct shall constitute, individually or in the aggregate, a Material Adverse Effect on Boatmen's;

    (b) Boatmen's and Acquisition Sub shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

    (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Boatmen's and Fourth, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; provided, however, that the condition contained in this
Section 6.02(d) shall be deemed to be satisfied notwithstanding the failure of Boatmen's to receive any third-party non-

Regulatory Agency consents provided (i) Boatmen's used its reasonable efforts to obtain such consents, and (ii) the failure to obtain such consents shall not constitute, individually or in the aggregate, a Material Adverse Effect on Boatmen's;

    (e) Fourth shall have received all documents required to be received from Boatmen's on or prior to the Closing Date as set forth in Section 1.11 hereof, all in form and substance reasonably satisfactory to Fourth;

    (f) The Registration Statement shall be effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C.;

    (g) Fourth shall have received an opinion letter, dated as of the Closing Date, from Ernst & Young, L.L.P., independent public accountants for Boatmen's, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement;

    (h) Fourth shall have received an opinion of its counsel, Sullivan & Cromwell, to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the holders of shares of Fourth Common or Fourth Preferred upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of Boatmen's Common and Boatmen's Preferred received by the shareholders of Fourth will be the same as the basis of shares of Fourth Common or Fourth Preferred, as the case may be, exchanged therefor, and (iv) the holding period of the shares of Boatmen's Common and Boatmen's Preferred received by such shareholders will include the holding period of the shares of Fourth Common or Fourth Preferred, as the case may be, exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

    (i) No "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in Boatmen's Rights Agreement) shall have occurred under the Rights Agreement prior to the Effective Time.


                                 ARTICLE SEVEN
                                 -------------

                           TERMINATION OR ABANDONMENT
                           --------------------------

    SECTION 7.01.  MUTUAL AGREEMENT.  This Agreement may be terminated by the
    ------------   ----------------
mutual written agreement of Boatmen's and Fourth at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Fourth shall have been previously obtained.

    SECTION 7.02.  BREACH OF AGREEMENTS.  In the event that there is a material
    ------------   --------------------
breach in any of the representations and warranties or agreements of Boatmen's or Fourth, which breach would entitle the non-breaching party to not consummate the Merger and which breach is not cured within thirty (30) days after notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

    SECTION 7.03.  ENVIRONMENTAL REPORTS.  Boatmen's may terminate this
    ------------   ---------------------
Agreement to the extent provided by Section 4.06 hereof by giving written notice thereof to Fourth.

    SECTION 7.04.  FAILURE OF CONDITIONS.  In the event any of the conditions to
    ------------   ---------------------
the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Boatmen's or Fourth shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

    SECTION 7.05.  REGULATORY APPROVAL DENIAL.  If any regulatory application
    ------------   --------------------------
filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled.

    SECTION 7.06.  SHAREHOLDER APPROVAL DENIAL.  If this Agreement or the
    ------------   ---------------------------
relevant transactions contemplated hereby are not approved by the requisite vote of the shareholders of Fourth at the Fourth Shareholders' Meeting or the shareholders of Boatmen's at the Boatmen's Shareholders' Meeting, then either party may terminate this Agreement.

    SECTION 7.07.  REGULATORY ENFORCEMENT MATTERS.  In the event that Fourth or
    ------------   ------------------------------
any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency, which would have a Material Adverse Effect on Fourth after the date of this Agreement, then Boatmen's may terminate this Agreement. In the event that Boatmen's or any of its subsidiaries shall become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency, which would have a Material Adverse Effect on Boatmen's after the date of this Agreement, then Fourth may terminate this Agreement.

    SECTION 7.08.  TERMINATION DATE.  If the Closing Date does not occur on or
    ------------   ----------------
prior to the first anniversary of the date of this Agreement, then this Agreement may be terminated by either party by giving written notice thereof to the other.

    SECTION 7.09.  DUE DILIGENCE REVIEW.  In accordance with Section 4.09
    ------------   --------------------
hereof, Fourth shall provide Boatmen's full and complete access to its books, records and staff and those of its subsidiaries to facilitate Boatmen's due diligence review of the asset quality of Fourth and its subsidiaries. On or before September 25, 1995, Boatmen's may terminate this Agreement by giving written notice thereof to Fourth if: (i) Fourth's allowance for credit losses is inadequate by more than $50,000,000 based upon loan grading and reserve methodologies utilized by the O.C.C., or (ii) Fourth's credit administration practices vary materially from accepted industry standards such that they are either inadequate to reasonably achieve their intended function or to permit a reasonably accurate assessment of the level of risk inherent in Fourth's credit portfolio.

    SECTION 7.10.  FOURTH OPTION AGREEMENT.  Boatmen's may terminate this
    ------------   -----------------------
Agreement if the Fourth Option Agreement shall not have been executed and delivered by Fourth on the day following the execution of this Agreement.


                                 ARTICLE EIGHT
                                 -------------

                                    GENERAL
                                    -------

    SECTION 8.01.  CONFIDENTIAL INFORMATION.  The parties acknowledge the
    ------------   ------------------------
confidential and proprietary nature of the "Information" (as herein described) which has heretofore been exchanged and which will be received from each other hereunder and agree to hold and keep the same confidential. Such Information will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information will be used solely for the purposes contemplated by this Agreement and that such Information will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

    SECTION 8.02.  PUBLICITY.  Boatmen's and Fourth shall cooperate with each
    ------------   ---------
other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transaction contemplated hereby, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

    SECTION 8.03.  RETURN OF DOCUMENTS.  Upon termination of this Agreement
    ------------   -------------------
without the Merger becoming effective, each party, to the extent permitted by applicable law, (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) will not retain any copies, extracts or other reproductions in whole or in part of such Information, and
(iii) will destroy all memoranda, notes and other writings prepared by any party based on the Information.

    SECTION 8.04.  NOTICES.  Any notice or other communication shall be in
    ------------   -------
writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a) if to Boatmen's or Acquisition Sub:

              Boatmen's Bancshares, Inc.
              One Boatmen's Plaza
              800 Market Street
              St. Louis, Missouri  63102
              Attention:  Mr. Gregory L. Curl
              Facsimile:  314/466-5645

         with a copy to:

              Lewis, Rice & Fingersh, L.C.
              500 North Broadway, Suite 2000
              St. Louis, Missouri  63102
              Attention:  Thomas C. Erb, Esq.
              Facsimile:  314/241-6056

and

    (b)  if to Fourth:

              Fourth Financial Corporation
              100 North Broadway
              Wichita, Kansas  67202
              Attention:  Mr. Darrell G. Knudson
              Facsimile:  316/261-4595

         with a copy to:

              Foulston & Siefkin L.L.P.
              700 Fourth Financial Center
              Broadway at Douglas
              Wichita, Kansas  67202
              Attention:  Benjamin C. Langel, Esq.
              Facsimile:  316/267-6345

              - and -

              Sullivan & Cromwell
              125 Broad Street
              New York, New York  10004
              Attention:  H. Rodgin Cohen, Esq.
              Facsimile:  212/558-3588

or to such other address as any party may from time to time designate by notice to the others.

    SECTION 8.05.  LIABILITIES.  In the event that this Agreement is terminated
    ------------   -----------
pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 7.02 hereof on account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party.

    SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
    ------------   ---------------------------------------------------------
Except for, and as provided in, this Section 8.06, no representation, warranty or agreement contained in this Agreement shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive Boatmen's, Acquisition Sub or Fourth (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Boatmen's or Fourth, the aforesaid representations, warranties and covenants being material inducements to the consummation by Boatmen's, Acquisition Sub and Fourth of the transactions contemplated herein. The agreements set forth in Article One, and Sections 5.04, 5.05, 5.06 and 5.07 hereof shall survive the Effective Time and the agreements set forth in Sections 8.01, 8.02, 8.03, 8.05 and 8.06 hereof shall survive the Effective Time or the earlier termination of this Agreement.

    SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement and the Fourth Option
    ------------   ----------------
Agreement constitute the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

    SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of Articles and Sections
    ------------   ---------------------
hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    SECTION 8.09.  WAIVER, AMENDMENT OR MODIFICATION.  The conditions of this
    ------------   ---------------------------------
Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Fourth. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

    SECTION 8.10.  RULES OF CONSTRUCTION.  Unless the context otherwise
    ------------   ---------------------
requires: (i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, and (iv) words in the singular may include the plural and in the plural include the singular.

    SECTION 8.11.  COUNTERPARTS.  This Agreement may be executed in two or more
    ------------   ------------
counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

    SECTION 8.12.  SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon
    ------------   ----------------------
and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof except with respect to Sections 5.04 and 5.05 hereof.

    SECTION 8.13.  SEVERABILITY.  In the event that any provisions of this
    ------------   ------------
Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

    SECTION 8.14.  GOVERNING LAW; ASSIGNMENT.  This Agreement shall be governed
    ------------   -------------------------
by the laws of the State of Missouri, except to the extent that the Corporate Law must govern the Merger procedures, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

    SECTION 8.15.  DEFINITION OF MATERIAL ADVERSE EFFECT.  As used in this
    ------------   -------------------------------------
Agreement, the term "Material Adverse Effect," with respect to either Boatmen's or Fourth, means any condition, event, change or occurrence that has or will have a material adverse effect upon (A) the financial condition, business or results of operations of Boatmen's or Fourth and their respective subsidiaries taken as a whole (other than as a result of changes in federal laws or regulations and other than changes in accounting rules of general applicability), or (B) the ability of Boatmen's or Fourth to perform its respective obligations under, and to consummate the transactions contemplated by, this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                            FOURTH FINANCIAL CORPORATION


                            By /s/ Darrell G. Knudson
                               ---------------------
                                Darrell G. Knudson
                                Chairman and Chief Executive Officer


                            BOATMEN'S BANCSHARES, INC.


                            By /s/ Gregory L. Curl
                               ------------------
                                Gregory L. Curl
                                Vice Chairman

                            ACQUISITION SUB, INC.


                            By /s/ Gregory L. Curl
                               ------------------
                                Gregory L. Curl
                                President

                                                                 EXHIBIT 4.07
                                                                 ------------

                           ___________________, 199__


________________________
________________________
________________________
________________________
Attention:  __________________
            __________________

    Re: Agreement and Plan of Merger, dated August 25, 1995 (the "Merger Agreement"), by and among Fourth Financial Corporation ("Fourth"), Boatmen's Bancshares, Inc. ("Boatmen's"), and Acquisition Sub, Inc. ("Acquisition Sub")

Gentlemen:

    I have been advised that I may be deemed to be an affiliate of Fourth, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Fourth owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of Boatmen's and cash in lieu of any fractional share and each share of preferred stock of Fourth owned by me as of the effective time of the Merger may be converted into the right to receive preferred stock of Boatmen's. As used in this letter, the shares of common stock and preferred stock of Fourth owned by me as of _________________________ (the date 30 days prior to the anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock and preferred stock of Boatmen's which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to Boatmen's pursuant to Section 4.07 of the Merger Agreement.

    A.   I represent and warrant to Boatmen's and agree that:

         1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

         2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger will be registered with the Commission under the Securities Act. I also understand that, because I may be deemed an "affiliate" of Fourth and because any distributions by me of the Post-Merger Shares will not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in

                                 A-Ex.-4.07-1

________________________

________________________, 19__
Page 2


    accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to Boatmen's some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

         3. In no event will I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that Boatmen's has published financial results covering at least 30 days of the combined operations of Boatmen's and Fourth.

    B.   I understand and agree that:

         1. Stop transfer instructions will be issued with respect to the Post-Merger Shares and there will be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

         "The shares represented by this Certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated _________________, 1994, by the registered holder in favor of Boatmen's Bancshares, Inc., a copy of which agreement is on file at the principal offices of Boatmen's Bancshares, Inc."

         2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, Boatmen's reserves the right to place the following legend on the certificates issued to my transferee:

         "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

    I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute certificates without any legend if I deliver to Boatmen's a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Boatmen's, to the effect that no such legend is required for the purpose of the Securities Act.


                                 A-Ex.-4.07-2

______________________

______________________, 19__
Page 3


    I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                              Very truly yours,




                                 A-Ex.-4.07-3

                                                                      APPENDIX B


                             STOCK OPTION AGREEMENT


    STOCK OPTION AGREEMENT, dated August 26, 1995 (the "Agreement"), by and between FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Issuer"), and BOATMEN'S BANCSHARES, INC., a Missouri corporation ("Grantee").

                                    RECITALS

    (A) MERGER AGREEMENT. Grantee and Issuer have, on a date prior to the date hereof, entered into an Agreement and Plan of Merger, dated August 25, 1995 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into a wholly owned subsidiary of Grantee, with such subsidiary being the surviving corporation.

    (B) CONDITION TO MERGER AGREEMENT. As a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement, and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

    1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

    2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase a number of shares of common stock, par value $5.00 per share ("Issuer Common"), of Issuer up to 5,500,000 of such shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Issuer Common) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to $33.50.

    3.   EXERCISE OF OPTION.

         (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); provided that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time,
(B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) other than a termination thereof by Grantee pursuant to
Section 7.02 of the Merger Agreement (but only if the breach of Issuer giving rise to such termination was willful) (a termination of the Merger Agreement by Grantee pursuant to Section 7.02 thereof as a result of a willful breach by Issuer being referred to herein as a "Default Termination"), (C) fifteen (15) months after a Default Termination, or
(D) fifteen (15) months after termination of the Merger Agreement (other than by reason of a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in Section 8 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

         (b) As used herein, a "Purchase Event" means any of the following events:

              (i) Without Grantee's prior written consent, Issuer shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries (other than transactions solely between Issuer's subsidiaries that are not violative of the Merger Agreement), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Issuer and its subsidiaries, or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its significant subsidiaries, other than, in each case of
    (A), (B), or (C), any merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into the voting securities of the surviving entity of any such transaction) at least 65% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after the consummation of such merger, consolidation, or similar transaction (provided any such transaction is not violative of the Merger Agreement)(each of (A), (B), or (C), an "Acquisition Transaction"); or

              (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act), other than a group of which Grantee or any subsidiary of Grantee is a member, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the voting power of Issuer or any of its significant subsidiaries.

         (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

              (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

              (ii) the shareholders shall not have approved the Merger Agreement by the requisite vote at the Fourth Shareholders' Meeting, the Fourth Shareholders' Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act, as amended, the B.H.C.A., the Bank Merger Act, as amended, or the Change in Bank Control Act of 1978, as amended, for approval to engage in an Acquisition Transaction; or

              (iii) any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its shareholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or

              (iv) after a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Merger Agreement terminates, Issuer shall have breached any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach would entitle Grantee to terminate the Merger Agreement under Article Seven thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement); or

              (v) any person (other than Grantee or any subsidiary of Grantee), other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any Regulatory Agency for approval to engage in an Acquisition Transaction.

    As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

         (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) business days nor later than fifteen (15) business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"); provided that the first notice of exercise shall be sent to Issuer within one hundred eighty (180) days after the first Purchase Event of which Grantee has been notified. If prior notification to or approval of any Regulatory Agency is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice or application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

    4.   PAYMENT AND DELIVERY OF CERTIFICATES.

         (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f).

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens and subject to no preemptive rights, and (B), if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 26, 1995. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the S.E.C., or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

         (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common issuable upon such exercise, notwithstanding that the stock transfer books of issuer shall then be closed or that certificates representing such shares of Issuer Common shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.

         (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common so that the Option may be exercised without additional authorization of Issuer Common after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements, and (B) in the event prior approval of or notice to any Regulatory Agency is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Agency as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.

    5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:

         (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.

         (b) Beneficial Ownership. To the best knowledge of Issuer, as of the date of this Agreement, no person or group has beneficial ownership of more than 10% of the issued and outstanding shares of Issuer Common.

         (c) Shares Reserved for Issuance; Capital Stock. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common equal to the maximum number of shares of Issuer Common at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances, and security interests (other than those created by this Agreement) and not subject to any preemptive rights.

         (d) No Violations. The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

    6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.

    7.   ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.

         (a) In the event of any change in Issuer Common by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a), upon exercise of any option to purchase Issuer Common outstanding on the date hereof or upon conversion into Issuer Common of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this Section 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Merger Agreement.

         (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or
(z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").

         (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common for which the Substitute Option is exercisable.

         (e) The following terms have the meanings indicated:

              (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).

              (2) "Substitute Common" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

              (3) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common within the six (6) month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (i) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder divided by (ii) the number of shares of Issuer Common outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common shall be determined by a nationally recognized investment banking firm selected by Holder.

              (4) "Average Price" shall mean the average closing price of a share of Substitute Common for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.

         (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common but for the limitation in the first sentence of this Section 7(f), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 7(f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 7(f).
This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.

         (g) Issuer shall not enter into any transaction described in Section 7(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).

    8.   REPURCHASE AT THE OPTION OF HOLDER.

         (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending twelve (12) months immediately thereafter, Issuer shall repurchase from Holder (i) the Option, and (ii) all shares of Issuer Common purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

              (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common acquired pursuant to the Option with respect to which Holder then has beneficial ownership;

              (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common with respect to which the Option has not been exercised; and

              (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

         (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten (10) business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Agency is required in connection with the payment of all or any portion of the Section 8 Repurchase

Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Agency disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any Regulatory Agency prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request, or (ii) to the extent permitted by such Regulatory Agency, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.

         Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

         (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common received by holders of Issuer Common in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest closing sales price per share of Issuer Common on Nasdaq (or if Issuer Common is not traded on Nasdaq, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the forty (40) business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

         (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii) shall be consummated.

    9.  REGISTRATION RIGHTS.

         (a) Demand Registration Rights. Issuer shall, subject to the conditions of Section 9(c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common under the Securities Act in connection with an underwritten public offering of such Issuer Common, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within thirty (30) days after receipt of any such notice (which request shall specify the number of shares of Issuer Common intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; provided, however, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; provided, further, however, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common, with respect to which Issuer shall have received requests for registration pursuant to this Section 9(b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common registered for sale.

         (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in Section 9(a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective; provided, however, that Issuer may delay any registration of Option Shares required pursuant to Section 9(a) above for a period not exceeding ninety
(90) days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to Section 9(a) above:

              (i) prior to the earliest of (a) termination of the Merger Agreement pursuant to Article Seven thereof, (b) failure to obtain the requisite shareholder approval pursuant to Sections 6.01(d) and 6.02(d) of the Merger Agreement, and (c) a Purchase Event or a Preliminary Purchase Event;

              (ii) on more than one occasion during any calendar year;

              (iii) within ninety (90) days after the effective date of a registration referred to in Section 9(b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and

              (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common issuable upon exercise of the Option) then outstanding.

         In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine (9) months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares; provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

         (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to Section 9(a) or 9(b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to Section 9(a) or 9(b) above.

         (e) Indemnification. In connection with any registration under Section 9(a) or 9(b) above, Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to issuer by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this Section 9(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 9(e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 9(e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this Section 9(e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim, provided, however, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

         In connection with any registration pursuant to Section 9(a) or 9(b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this Section 9(e).

         (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the S.E.C. from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.

         (g) Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

    10. QUOTATION; LISTING. If Issuer Common or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common or other securities to be acquired upon exercise of the Option on such securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

    11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    12.  MISCELLANEOUS.

         (a) Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement: No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under Section 9(e) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common as provided in Section 3 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Missouri without regard to any applicable conflicts of law rules.

         (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed and delivered, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                            FOURTH FINANCIAL CORPORATION


                            By /s/ Darrell G. Knudson
                               ---------------------
                               Darrell G. Knudson
                               Chairman and Chief Executive Officer



                            BOATMEN'S BANCSHARES, INC.



                            By /s/ Gregory L. Curl
                               ------------------
                               Gregory L. Curl
                               Vice Chairman

                                                                      APPENDIX C


                             FORM OF OPINION OF DLJ


                               November __, 1995


Board of Directors
Boatmen's Bancshares, Inc.
One Boatmen's Plaza
800 Market Street
St. Louis, Missouri  63101

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Boatmen's Common Stock"), of Boatmen's Bancshares, Inc. ("Boatmen's") of the exchange ratio for the exchange of common shares in the merger (the "Merger") of Fourth Financial Corporation ("Fourth Financial") with and into Acquisition Sub, Inc., a wholly-owned subsidiary of Boatmen's ("Acquisition Sub"), pursuant to the Agreement and Plan of Merger, dated August 25, 1995, among Fourth Financial, Boatmen's and Acquisition Sub (the "Merger Agreement").

    Pursuant to the Merger Agreement, in the Merger each share of common stock, par value $5.00 per share, of Fourth Financial ("Fourth Financial Common Stock") shall be converted into the right to receive 1 fully paid and nonassessable share of Boatmen's Common Stock (the "Exchange Ratio"). In addition, in the Merger each share of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, of Fourth Financial (the "Fourth Financial Preferred") shall be converted into the right to receive 1 share of 7% cumulative convertible preferred stock, stated value $100 per share, of Boatmen's (the "Boatmen's Preferred"), the terms of which are described in the Merger Agreement. We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes. In connection with the Merger, the parties have also entered into an agreement (the "Stock Option Agreement") pursuant to which Fourth Financial has irrevocably granted Boatmen's an option to purchase 5,500,000 shares of Fourth Financial Common Stock (subject to adjustment in certain circumstances but in no event to exceed 19.9% of the then outstanding shares of Fourth Financial Common Stock), at a price and on the terms and conditions set forth in the Stock Option Agreement. The terms of the Merger are more fully set forth in the Merger Agreement.

    For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

    1.   Reviewed the Merger Agreement and the Stock Option Agreement;

Board of Directors
Boatmen's Bancshares, Inc.
Page 2


    2. Reviewed the joint proxy statement/prospectus dated [the date hereof] relating to the Merger to be sent to the holders of Boatmen's Common Stock and Fourth Financial Common Stock;

    3. Reviewed certain publicly available financial statements, both audited and unaudited, of Fourth Financial and Boatmen's, including those included in their respective Annual Reports on Form 10-K for the five years ended December 31, 1994 and the respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1995, June 30, 1995 and September 30, 1995;

    4. Reviewed certain financial statements and other financial and operating data concerning Fourth Financial and Boatmen's prepared by their respective managements;

    5. Reviewed certain financial forecasts of Fourth Financial and Boatmen's prepared by their respective managements and certain financial forecasts of Fourth Financial and Boatmen's on a combined basis prepared by management of Boatmen's;

    6. Discussed certain aspects of the past and current business operations, financial condition and future prospects of Fourth Financial and Boatmen's with certain members of their respective managements;

    7. Reviewed reported market prices and historical trading activity of Fourth Financial Common Stock and Boatmen's Common Stock;

    8. Reviewed certain aspects of the financial performance of Fourth Financial and Boatmen's and compared such financial performance of Fourth Financial and Boatmen's, together with the stock market data relating to Fourth Financial Common Stock and Boatmen's Common Stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

    9. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions; and

    10. Conducted such other studies, analyses, and examinations as we deemed appropriate.

    We have relied upon and assumed without independent verification the accuracy and completeness of all of the financial and other information that has been provided to us by Fourth Financial, Boatmen's and their respective representatives and of the publicly available information that was reviewed by us. At your direction, we have also relied upon the managements of both Fourth Financial and Boatmen's as to the reasonableness and achievability of the financial and operating forecasts provided to us (and the assumptions and bases therefor). In that regard, we have assumed with your permission that such forecasts, including without limitation projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of such respective managements and

Board of Directors
Boatmen's Bancshares, Inc.
Page 3

that such forecasts will be realized in the amounts and in the time periods currently estimated by the managements of Fourth Financial and Boatmen's. We have not independently verified and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Fourth Financial and Boatmen's at September 30, 1995 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Fourth Financial or Boatmen's, and we did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Fourth Financial or Boatmen's, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. In rendering our opinion, we have been advised by Fourth Financial and Boatmen's and have assumed with your permission that there are no other factors that would delay or subject to adverse conditions any necessary regulatory or governmental approval for the Merger, and we have assumed that all conditions to the Merger will be satisfied and not waived.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking business is regularly engaged, with respect to bank holding companies and other corporations, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. DLJ has performed investment banking services for Boatmen's in the past and has been compensated for such services. In the ordinary course of our business we actively trade the debt and equity securities of companies, including Fourth Financial and Boatmen's, for our own account and for the accounts of customers and may hold a long or short position in such securities at any time.

    Our opinion is based solely upon the information available to us and the economic, market, and other circumstances as they exist as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

    We are not expressing any opinion herein as to the prices at which shares of Boatmen's Common Stock issued in the Merger may trade if and when they are issued or at any future time. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Boatmen's Common Stock and does not address Boatmen's underlying business decision to proceed with the Merger. We have been retained on behalf of Boatmen's Board of Directors, and our opinion does not constitute a recommendation to any holder of Boatmen's Common Stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of Boatmen's Common Stock.

    Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof

Board of Directors
Boatmen's Bancshares, Inc.
Page 4


that the Exchange Ratio is fair, from a financial point of view, to the holders of Boatmen's Common Stock.

                            Very truly yours,

                            DONALDSON, LUFKIN & JENRETTE SECURITIES
                             CORPORATION


                            By
                              --------------------------------
                                C. Douglas Mercer II
                                Managing Director

                                                                 APPENDIX D



PERSONAL AND CONFIDENTIAL
-------------------------



[Date]



Board of Directors
Fourth Financial Corporation
100 North Broadway
Wichita, Kansas  67202

Gentlemen and Madame:

You have requested our opinion as to the fairness (i) to the holders of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of Fourth Financial Corporation (the "Company") of the exchange ratio of 1.00 shares of Common Stock, par value $1.00 per share ("Boatmen's Common Stock") of Boatmen's Bancshares, Inc. ("Boatmen's") to be received for each Share (the "Exchange Ratio"), and (ii) to the holders of the outstanding shares of Class A 7% Cumulative Convertible Preferred Stock, par value $100 per share, liquidation value $400 per share (the "Preferred Shares"), of the Company of the exchange ratio of 1.00 shares of 7% Cumulative Convertible Preferred Stock, stated value $100 per share, liquidation value $400 per share, of Boatmen's to be received for each Preferred Share (the "Preferred Exchange Ratio") in the merger (the "Merger") pursuant to the Agreement and Plan of Merger dated August 25, 1995, among Boatmen's, Acquisition Sub, Inc., a wholly-owned subsidiary of Boatmen's, and the Company (the "Agreement").

Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Boatmen's, for which we have received customary compensation, including the rendering of a fairness opinion in connection with Boatmen's acquisition of Worthen Banking Corp. and may provide in the future investment banking services to Boatmen's. Goldman Sachs is a full service securities firm and in the course of its trading activities it may from time to time effect transactions and hold positions in securities of the Company and Boatmen's.

Board of Directors
[Date]
Page 2


In connection with this opinion, we have reviewed, among other things, the Agreement; the Stock Option Agreement dated August 26, 1995 between the Company and Boatmen's; the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Boatmen's for the five years ended December 31, 1994; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Boatmen's; certain other communications from the Company and Boatmen's to their respective stockholders; and certain internal financial analyses and forecasts for the Company and Boatmen's prepared by their respective managements. We also have held discussions with members of the senior management of the Company and Boatmen's regarding the past and current business operations, regulatory relationships, financial conditions and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Boatmen's Common Stock, compared certain financial and stock market information for the Company and Boatmen's with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

We have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, projected cost savings and operating synergies resulting from the Merger have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the respective managements of the Company and Boatmen's and will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Boatmen's are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Boatmen's or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof (i) the Exchange Ratio pursuant to the Agreement is fair to the holders of Shares and (ii) the Preferred Exchange Ratio pursuant to the Agreement is fair to the holders of Preferred Shares.

Very truly yours,

GOLDMAN, SACHS & CO.

                                                                APPENDIX E

                       GENERAL CORPORATION CODE OF KANSAS

K.S.A. 17-6712

    PAYMENT FOR "STOCK" OF "STOCKHOLDER" OBJECTING TO MERGER OR CONSOLIDATION; "STOCKHOLDER", "STOCK" AND "SHARE" DEFINED; NOTICE TO OBJECTING STOCKHOLDERS; DEMAND FOR PAYMENT; APPRAISAL AND DETERMINATION OF VALUE BY DISTRICT COURT, WHEN; TAXATION OF COSTS; RIGHTS OF OBJECTING STOCKHOLDERS; STATUS OF STOCK;
SECTION INAPPLICABLE TO CERTAIN SHARES OF STOCK.

    (a) When used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation.

    (b) The corporation surviving or resulting from any merger or consolidation, within 10 days after the effective date of the merger or consolidation, shall notify each stockholder of any corporation of this state so merging or consolidating who objected thereto in writing and whose shares either were not entitled to vote or were not voted in favor of the merger or consolidation, and who filed such written objection with the corporation before the taking of the vote on the merger or consolidation, that the merger or consolidation has become effective. If any such stockholder, within 20 days after the date of mailing of the notice, shall demand in writing, from the corporation surviving or resulting from the merger or consolidation, payment of the value of the stockholder's stock, the surviving or resulting corporation shall pay to the stockholder, within 30 days after the expiration of the period of 20 days, the value of the stockholder's stock on the effective date of the merger or consolidation, exclusive of any element of value arising from the expectation or accomplishment of the merger or consolidation.

    (c) If during a period of 30 days following the period of 20 days provided for in subsection (b), the corporation and any such stockholder fail to agree upon the value of such stock, any such stockholder, or the corporation surviving or resulting from the merger or consolidation, may demand a determination of the value of the stock of all such stockholders by an appraiser or appraisers to be appointed by the district court, by filing a petition with the court within four months after the expiration of the thirty-day period.

    (d) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the corporation, which shall file with the clerk of such court, within 10 days after such service, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation. If the petition shall be filed by the corporation, the petition shall be accompanied by such duly verified list. The clerk of the court shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the corporation and to the stockholders shown upon the list at the addresses therein stated and notice shall also be given by publishing a notice at least once, at least one week before the day of the hearing, in a newspaper of general circulation in the county in which the court is located. The court may direct such additional publication of notice as it deems advisable. The forms of the notices by mail and by publication shall be approved by the court.

    (e) After the hearing on such petition the court shall determine the stockholders who have complied with the provisions of this section and become entitled to the valuation of and payment for their shares, and shall appoint an appraiser or appraisers to determine such value. Any such appraiser may examine any of the books and records of the corporation or corporations the stock of which such appraiser is charged with the duty of valuing, and such appraiser shall make a determination of the value of the shares upon such investigation as seems proper to the appraiser. The appraiser or appraisers shall also afford a reasonable opportunity to the parties interested to submit to the appraiser or appraisers pertinent evidence on the value of the shares. The appraiser or appraisers, also, shall have the powers and authority conferred upon masters by K.S.A. 60-253 and amendments thereto.

    (f) The appraiser or appraisers shall determine the value of the stock of the stockholders adjudged by the court to be entitled to payment therefor and shall file a report respecting such value in the office of the clerk of the court, and notice of the filing of such report shall be given by the clerk of the court to the parties in interest. Such report shall be subject to exceptions to be heard before the court both upon the law and facts. The court by its decree shall determine the value of the stock of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto by the surviving or resulting corporation. Upon payment of the judgment by the surviving or resulting corporation, the clerk of the district court shall surrender to the corporation the certificates of shares of stock held by the clerk pursuant to subsection (g). The decree may be enforced as other judgments of the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

    (g) At the time of appointing the appraiser or appraisers, the court shall require the stockholders who hold certificated shares and who demanded payment for their shares to submit their certificates of stock to the clerk of the court, to be held by the clerk pending the appraisal proceedings. If any stockholder fails to comply with such direction, the court shall dismiss the proceedings as to such stockholder.

    (h) The cost of any such appraisal, including a reasonable fee to and the reasonable expenses of the appraiser, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to such appraisal or any of them as appears to be equitable, except that the cost of giving the notice by publication and by registered of certified mail hereinabove provided for shall be paid by the corporation. The court, on application of any party in interest, shall determine the amount of interest, if any, to be paid upon the value of the stock of the stockholders entitled thereto.

    (i) Any stockholder who has demanded payment of the stockholder's stock as herein provided shall not thereafter be entitled to vote such stock for any purpose or be entitled to the payment of dividends or other distribution on the stock, except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation, unless the appointment of an appraiser or appraisers shall not be applied for within the time herein provided, or the proceeding be dismissed as to such stockholder, or unless such stockholder with the written approval of the corporation shall deliver to the corporation a written withdrawal of the stockholder's objections to and an acceptance of the merger or consolidation, in any of which cases the right of such stockholder to payment for the stockholder's stock shall cease.

    (j) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          (k) This section shall not apply to the shares of any class or series of a class of stock, which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either (1) registered on a national securities exchange, or (2) held of record by not less than 2,000 stockholders, unless the articles of incorporation of the corporation issuing such stock shall otherwise provide; nor shall this section apply to any of the shares of stock of the constituent corporation surviving a merger, if the merger did not require for its approval the vote of the stockholders of the surviving corporation, as provided in subsection (f) of K.S.A. 17-6701 and amendments thereto. This subsection shall not be applicable to the holders of a class or series of a class of stock of a constituent corporation if under the terms of a merger of consolidation pursuant to K.S.A. 17-6701 or 17-6702, and amendments thereto, such holders are required to accept for such stock anything except (i) stock or stock and cash in lieu of fractional shares of the corporation surviving or resulting from such merger or consolidation, or (ii) stock or stock and cash in lieu of fractional shares of any other corporation, which at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders at which the agreement of merger or consolidation is to be acted on, were either registered on a national securities exchange or held of record by not less than 2,000 stockholders, or (iii) a combination of stock or stock and cash in lieu of fractional shares as set forth in (i) and (ii) of this subsection.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a Missouri corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation's articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Article XIII of the Restated Articles of Incorporation of registrant provides that registrant shall indemnify its directors and certain of its executive officers to the full extent specified in Section 351.355 and, in addition, shall indemnify each of them against all expenses incurred in connection with service for or at the request of the registrant in any of the capacities referred to in Section 351.355 or arising out of his or her status in any such capacity, provided that he or she may not be indemnified against conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

  Pursuant to a policy of directors' and officers' liability insurance, with total annual limits of $55 million, registrant's officers and directors are insured, subject to the limits, retention, exceptions and other terms and conditions of such policy, against liability for any actual or alleged error, misstatement, misleading statement, act or omission, or neglect or breach of duty by the directors or officers of registrant in the discharge of their duties solely in their capacity as directors or officers of registrant, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of registrant.

ITEM 21.  APPENDICES AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed as part of this Registration Statement:

      (2)(a) Agreement and Plan of Merger, dated August 25, 1995, by and among Fourth Financial Corporation, Boatmen's Bancshares, Inc. and Acquisition Sub, Inc. (Appendix A to Joint Proxy Statement/Prospectus);

      (2)(b) Stock Option Agreement, dated August 26, 1995, between Boatmen's Bancshares, Inc. and Fourth Financial Corporation (Appendix B to Joint Proxy Statement/Prospectus);

      (4)(b) Deposit Agreement, dated as of February 24, 1992, among Fourth Financial Corporation, BANK IV Kansas, National Association (n/k/a BANK IV, National Association) and the holders from time to time of Depositary Receipts named thereunder;

      (4)(c) Form of Assignment and Assumption of and Amendment #1 to Deposit Agreement among Boatmen's Bancshares, Inc., Acquisition Sub, Inc. and Bank IV, National Association;

      (4)(d) Form of Certificate of Designation for Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share;

      (4)(e) Form of Stock Certificate for Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share;

      (4)(f) Form of Depositary Receipt evidencing depositary shares representing the Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share;

      (5)       Opinion of Lewis, Rice & Fingersh, L.C., regarding legality;

      (8) Opinion of Sullivan & Cromwell, regarding federal income tax consequences;

      (23)(a)   Consent of Ernst & Young LLP;

      (23)(b)   Consent of KPMG Peat Marwick LLP;

      (23)(c)   Consent of Frost & Company;

      (23)(d)   Consent of Ernst & Young LLP;

      (23)(e)   Consent of Arthur Andersen LLP;

      (23)(f)   Consent of Sartain Fischbein & Co.;

      (23)(g)   Consent of GRA, Thompson, White & Co., P.C.;

      (23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality);

      (23)(i) Consent of Sullivan & Cromwell (in opinion regarding federal income tax consequences);

      (23)(j)   Consent of Donaldson, Lufkin & Jenrette Securities Corporation;

      (23)(k)   Consent of Goldman, Sachs & Company;

      (24)      Powers of Attorney;

      (99)(a) Form of Proxy Card for Special Meeting of Boatmen's Bancshares, Inc.;

      (99)(b) Form of Proxy Card for Special Meeting of Fourth Financial Corporation;

      (99)(c) Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (Appendix C to Joint Proxy Statement/Prospectus); and

      (99)(d) Fairness Opinion of Goldman, Sachs & Company (Appendix D to Joint Proxy Statement/Prospectus);

      The following exhibits are incorporated herein by reference:

      (3)(a)    Restated Articles of Incorporation of Boatmen's Bancshares,
                Inc.;

      (3)(b)    Amended Bylaws of Boatmen's Bancshares, Inc.;

      (4)(a) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc.;

                Note: No long-term debt instrument issued by Boatmen's Bancshares, Inc. exceeds 10% of the consolidated total assets of Boatmen's Bancshares, Inc. and its subsidiaries. In accordance with paragraph 4(iii) of Item 601 of Regulation S-K, Boatmen's Bancshares, Inc. will furnish to the S.E.C. upon request copies of long-term debt instruments and related agreements.

  (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22.  UNDERTAKINGS.

  (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20 -- Indemnification of Directors and Officers), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on November 9, 1995.


                            BOATMEN'S BANCSHARES, INC.


                            By /s/ Andrew B. Craig, III
                              -----------------------------------------
                              Andrew B. Craig, III
                              Chairman of the Board and Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 9, 1995.


  /s/ Andrew B. Craig, III         Chairman of the Board and Chief Executive
--------------------------------   Officer (principal executive officer)
      Andrew B. Craig, III


    /s/ James W. Kienker           Executive Vice President and Chief Financial
--------------------------------   Officer (principal financial and accounting
        James W. Kienker           officer)



               *                   President and Director
--------------------------------
      Samuel B. Hayes, III


               *                   Vice Chairman and Director
--------------------------------
        Gregory L. Curl


               *                   Director
--------------------------------
       Richard L. Battram


               *                   Director
--------------------------------
     B. A. Bridgewater, Jr.


               *                   Director
--------------------------------
      William E. Cornelius

               *                  Director
--------------------------------
       John E. Hayes, Jr.


               *                  Director
--------------------------------
          C. Ray Holman


               *                  Director
--------------------------------
      John Peters MacCarthy


               *                  Director
--------------------------------
        William E. Maritz


               *                  Director
--------------------------------
        Andrew E. Newman


               *                  Director
--------------------------------
        Richard E. Peck


               *                  Director
--------------------------------
         Jerry E. Ritter


               *                  Director
--------------------------------
       William P. Stiritz


               *                  Director
--------------------------------
        Albert E. Suter


               *                  Director
--------------------------------
      Dwight D. Sutherland


               *                  Director
--------------------------------
      Theodore C. Wetterau


/s/ James W. Kienker
--------------------------------
    James W. Kienker
    Attorney-in-fact

                               INDEX TO EXHIBITS


Number  Exhibit
------  -------

(2)(a) Agreement and Plan of Merger, dated August 25, 1995, by and among Fourth Financial Corporation, Boatmen's Bancshares, Inc. and Acquisition Sub, Inc. (Appendix A to Joint Proxy Statement/Prospectus).

(2)(b) Stock Option Agreement, dated August 26, 1995, between Boatmen's Bancshares, Inc. and Fourth Financial Corporation (Appendix B to Joint Proxy Statement/Prospectus).

(3)(a) Restated Articles of Incorporation of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on Form S-8 (Registration Statement No. 33-61011), dated July 13, 1995.

(3)(b) Amended Bylaws of Boatmen's Bancshares, Inc. is incorporated by reference from the Boatmen's Bancshares, Inc. Registration Statement on Form S-4 (Registration Statement No. 33-55625), dated September 26, 1994.

(4)(a) Rights Agreement, dated as of August 14, 1990, of Boatmen's Bancshares, Inc., is incorporated herein by reference from the Boatmen's Bancshares, Inc. Registration Statement on Form 8-A, dated August 14, 1990.

(4)(b) Deposit Agreement, dated as of February 24, 1992, among Fourth Financial Corporation, BANK IV Kansas, National Association (n/k/a BANK IV, National Association) and the holders from time to time of Depositary Receipts named thereunder.*

(4)(c) Form of Assignment and Assumption of and Amendment #1 to Deposit Agreement among Boatmen's Bancshares, Inc. Acquisition Sub, Inc. and Bank IV, National Association.*

(4)(d) Form of Certificate of Designation for Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share.*

(4)(e) Form of Stock Certificate for Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share.*

(4)(f) Form of Depositary Receipt evidencing depositary shares representing the Boatmen's Bancshares, Inc. 7% Cumulative Convertible Preferred Stock, Series A, stated value $100 per share, liquidation preference $400 per share.*

(5)      Opinion of Lewis, Rice & Fingersh, L.C., regarding legality.*

(8) Opinion of Sullivan & Cromwell, regarding federal income tax consequences.*

(23)(a)  Consent of Ernst & Young LLP.*

--------------------
*Previously filed.

Number   Exhibit
------   -------

(23)(b)  Consent of KPMG Peat Marwick LLP.*

(23)(c) Consent of Frost & Company.*

(23)(d)  Consent of Ernst & Young LLP.*

(23)(e)  Consent of Arthur Andersen LLP.*

(23)(f)  Consent of Sartain Fischbein & Co.*

(23)(g)  Consent of GRA, Thompson, White & Co., P.C.*

(23)(h) Consent of Lewis, Rice & Fingersh, L.C. (in opinion regarding legality).*

(23)(i) Consent of Sullivan & Cromwell (in opinion regarding federal income tax consequences).*

(23)(j) Consent of Donaldson, Lufkin & Jenrette Securities Corporation.*

(23)(k)  Consent of Goldman, Sachs & Company.

(24)    Powers of Attorney.*

(99)(a)  Form of Proxy Card for Special Meeting of Boatmen's Bancshares, Inc.*

(99)(b)  Form of Proxy Card for Special Meeting of Fourth Financial
         Corporation.*

(99)(c) Fairness Opinion of Donaldson, Lufkin & Jenrette Securities Corporation (Appendix C to Joint Proxy Statement/Prospectus).

(99)(d) Fairness Opinion of Goldman, Sachs & Company (Appendix D to Joint Proxy Statement/Prospectus).

--------------------
*Previously filed.